UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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NABORS INDUSTRIES LTD.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 5, 2018

NABORS

if _operation == "MIRROR_X":
mirror_mod.use_x = True
mirror_mod.use_y = False
mirror_mod.use_z = False
elif _operation == "MIRROR_Y":
mirror_mod.use_x = False
mirror_mod.use_y = True
mirror_mod.use_z = False
CANRIG

NOTICE OF 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Tuesday, June 5, 2018, 10 a.m. CT
Nabors Corporate Services, Inc., 515 W. Greens Rd., Houston, Texas 77067

April 26, 2018

Dear Fellow Shareholder:

On behalf of the Board of Directors (the “Board”) of Nabors Industries Ltd. (the “Company”), we cordially invite you to attend the Company’s 2018 annual general meeting of shareholders to be held on June 5, 2018 at 10 a.m. CT (the “meeting”). You are entitled to vote at the meeting if you were a shareholder of record at the close of business on April 6, 2018. This year, shareholders will consider:

1.	the election of seven directors for a one year term (Item 1);
2.	the approval and appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2018, and authorization for the Audit Committee of the Board to set the independent auditor’s remuneration (Item 2);
3.	a non-binding, advisory “Say on Pay” vote to approve the compensation paid by the Company to its named executive officers as disclosed in the Proxy Statement (Item 3);
4.	the approval of Amendment No. 1 to the Company’s 2016 Stock Plan (Item 4); and
5.	such other business as may properly come before the meeting.

The Company’s annual audited financial statements for the year ended December 31, 2017 will also be presented at the meeting.

Further information regarding the meeting and the above proposals is set forth in the Proxy Statement. We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 26, 2018. Shareholders who have requested a paper copy of the Proxy Statement and the Company’s 2017 Annual Report will receive those documents. The Notice contains instructions on how to access the proxy materials, vote online and obtain a paper copy of the proxy materials.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. We hope you will read the Proxy Statement and 2017 Annual Report and submit your proxy, or use telephone or Internet voting, prior to the meeting. Even if you plan to attend the meeting, please submit a proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions.

On behalf of the Board and our management team, I extend our appreciation for your continued support.

Sincerely yours,

ANTHONY G. PETRELLO
Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 5, 2018:

Our Proxy Statement and our 2017 Annual Report are available at:

www.proxyvote.com

April 26, 2018

Dear Fellow Shareholder:

For the Board of Directors of Nabors Industries Ltd. and for the senior management, 2017 was both a busy and a productive year. While continuing to focus on maximizing long-term shareholder value through the delivery of key strategic business objectives tied to our 2020 Vision, the multiple achievements in 2017 were noteworthy:

•	launched SANAD, our joint venture with a subsidiary of Saudi Arabian Oil Company, solidifying our long-standing position as a market leader in what is considered to be the most important oil and gas region in the world
•	acquired Tesco Corporation, which combines our two companies’ exceptional talent and technologies to strengthen our ability to accelerate the growth of Nabors Drilling Solutions and provide a more integrated offering
•	acquired Robotic Drilling Systems AS, with its advanced robotic systems and expertise, accelerating our automation initiatives
•	expanded our real-time drilling analytics, providing for further improvements in drilling efficiency
•	introduced our PACE®-M1000 rigs as well as modernized our L48 rig fleet, solidifying our position as an industry leader
•	expanded our Nabors Drilling Solutions offering, including performance drilling tools, wellbore placement technologies and other value-add services

We returned almost $69 million to our shareholders in the form of dividends. Our Board continued to fulfill its critical mission of providing active oversight of the Company’s strategy, leadership and risk management.

Following the results of last year’s annual general meeting, we discussed with and sought input from our large shareholders on key corporate governance issues. We gained valuable insight from these interactions and also evaluated our strategic objectives, corporate governance and executive compensation programs based on the feedback received. As a result of these discussions, a number of actions were taken:

Board Diversity, Proxy Access, and Committee Refreshment

•	added Ms. Tanya S. Beder as a director, bringing a fresh perspective and greater diversity to the Board, as well as a wealth of relevant experience and expertise
•	amended our existing proxy access policy in response to a shareholder proposal
•	continued the education program for directors to further enhance the Board’s knowledge and skills, including cyber-security
•	refreshed Board committee assignments

Shareholder Engagement

•	supported the exchange of views year-round through our outreach program, as described on page 10, and we continually look for new ways to connect with shareholders

Corporate Responsibility

•	published our third corporate sustainability report for the year ended December 31, 2016, further demonstrating our commitment to and the importance of enhanced disclosure on environmental, social and governance practices in our corporate culture
•	hosted our third annual safety week

Our people remain committed to our core values of safety, excellence, teamwork, accountability and innovation. The Board and senior management believe these values serve as a foundation for our continued success. I encourage you to read more about our Board, our governance structures and practices, and our strategy in this Proxy Statement and in the accompanying Annual Report. As your representatives, my fellow independent directors and I are committed to hearing from you. We encourage you to vote your shares in line with the Board’s recommendation. Thank you for your investment in Nabors.

Sincerest regards,

JOHN YEARWOOD
Lead Director

2018 Proxy Statement

2018 Proxy Statement

PROXY SUMMARY

This summary provides highlights of information contained in this Proxy Statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire Proxy Statement. For more complete information regarding the Company’s 2017 performance, please read our 2017 Annual Report. The annual meeting will take place:

Date:	June 5, 2018	Place:	Nabors Corporate Services, Inc.
Time:	10 a.m. CT		515 W. Greens Rd. Houston, Texas 77067

Please vote your shares promptly, as this will save the expense of additional proxy solicitation.
 You may submit your vote by Internet, telephone, mail or in person.

Visit the website listed on your proxy card/voting instruction form to vote via the Internet.	Call the telephone number on your proxy card/voting instruction form to vote by telephone.
Sign, date and return your proxy card/voting instruction form to vote by mail.	Vote in person at the annual meeting. Owners with shares held through a bank or broker may vote in person at the meeting if they have a legal proxy from the bank or broker and bring it to the meeting.

ITEMS TO BE CONSIDERED & BOARD RECOMMENDATIONS

ITEM		VOTES REQUIRED FOR APPROVAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

Item 1	Elect directors	Plurality of votes cast	FOR	14

Item 2	Approve and appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2018 and authorize the Board’s Audit Committee to set the independent auditor’s remuneration	Majority of votes present	FOR	27
Item 3	Advisory vote to approve the compensation paid to the company’s named executive officers	Majority of votes present The vote on this item is nonbinding, but the Board will consider the results of the vote in making future decisions.	FOR	57
Item 4	Approve Amendment No. 1 to Company’s 2016 Stock Plan	Majority of votes present	FOR	57
This Proxy Statement and our 2017 Annual Report are available electronically on our hosted website at www.proxyvote.com and accessible via the QR code at the right. The Notice and proxy materials are first being made available to our shareholders on or about April 26, 2018.

2018 Proxy Statement 1

DIRECTOR NOMINEES

Upon the recommendation of the Governance & Nominating Committee, our Board of Directors has nominated the following seven director nominees (all of whom are current directors) to be elected at the annual general meeting of shareholders. All of the nominees for director are independent under the rules of the NYSE, other than Mr. Petrello, who is our Chief Executive Officer. Detailed information about each director nominee, including their background, skills and experience, can be found under “Corporate Governance—Director Nominees”.

NAME	AGE	DIRECTOR SINCE	INDEPENDENT	PRIMARY OCCUPATION
Tanya S. Beder	62	2017*	✔	Chairman and CEO of SBCC Group Inc.
James R. Crane	64	2012	✔	Chairman and CEO of Crane Capital Group Inc.
John P. Kotts	67	2013	✔	Private investor and entrepreneur
Michael C. Linn	66	2012	✔	President and CEO of MCL Ventures, LLC
Anthony G. Petrello	63	1991		Chairman of the Board, President and CEO
Dag Skattum	57	2014	✔	Vice Chairman, Europe, the Middle East and Africa of JP Morgan
John Yearwood	58	2010	✔	Retired President, CEO and COO of Smith International, Inc.
*	Elected to our board following the resignation of former director Howard Wolf following the 2017 annual general meeting.

DIRECTOR DASHBOARD

AGE DIVERSITY

55-60
61-65
66-70

55-60 28.57%

61-65 42.86%

66-70 28.57%

TENURE DIVERSITY

1-3 yrs
4-6 yrs
7-10 yrs
+ 10 yrs

1-3 yrs 14.3%

4-6 yrs 57.1%

7-10 yrs 14.3%

+10 yrs 14.3%

GENDER DIVERSITY

Male
Female

14.3% Female

INDEPENDENCE

Independent
Dependent

85.7% Independent

2	2018 Proxy Statement

CORPORATE GOVERNANCE HIGHLIGHTS

The following actions are reflective of our ongoing, constructive dialogue with shareholders and commitment to transparency and good corporate governance:

•	Direct outreach on corporate governance matters to shareholders representing over 25 percent of shares;
•	Direct investor relations outreach to active institutional investors representing over 50 percent of shares;
•	Amended the Company’s existing proxy access policy in proactive response to the results of last year’s annual general meeting and ongoing dialogue with certain shareholders to allow for a group of up to 20 shareholders owning 3% or more of our outstanding common stock for at least 3 years to nominate and include in our proxy materials nominees representing up to 20% of the Board as detailed in the policy; and
•	Board committee assignments refreshed.

We believe these actions enhance our corporate governance program, which already includes:

•	Advisory vote on executive compensation by shareholders annually;
•	Publishing our third corporate sustainability report for the year ended December 31, 2016 (the “2016 Corporate Sustainability Report”), demonstrating our commitment to enhanced disclosure on environmental, social and governance practices;
•	Executive sessions of independent directors;
•	No shareholder rights plan; and
•	Independent committee chairs and members.

EXECUTIVE SHARE OWNERSHIP

Executive share ownership remains an important mechanism in our executive compensation structure for aligning the interests of our executives with those of our other shareholders. Accordingly, we require our CEO and CFO to maintain equity ownership in the Company based on acquisition-date value. As of the record date, the equity ownership of our CEO exceeds the required equity value of 5x his base salary, and the equity ownership of our CFO exceeds the required ownership of 3x his base salary.

*	Excludes common shares for which the executive disclaims beneficial ownership. See “Corporate Governance—Beneficial Ownership of Company Common Shares.”

2018 Proxy Statement 3

FOCUS ON SHAREHOLDER VALUE

We are committed to generating shareholder value and delivering results. In 2017, we maintained our quarterly dividend to shareholders of $0.06 per common share in the face of challenging industry conditions, returning $68.6 million to shareholders compared to $68.0 million in 2016.

*	Represents dividends declared in corresponding year.

We will continue to identify and consider opportunities to increase returns to our shareholders in the future.

4	2018 Proxy Statement

PROXY STATEMENT

GENERAL

This Proxy Statement and the proxy card are being furnished to all shareholders on or about April 26, 2018, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Nabors Industries Ltd. for the 2018 annual general meeting of shareholders (the “meeting”).

In this Proxy Statement, “Nabors”, the “Company”, “we”, “us” and “our” refer to Nabors Industries Ltd. Where the context requires, these references also include our consolidated subsidiaries and predecessors. Our principal executive offices are located at Crown House, 4 Par-la-Ville Road, Second Floor, Hamilton, HM 08 Bermuda.

MEETING INFORMATION

We will hold the meeting at the offices of Nabors Corporate Services, Inc., 515 W. Greens Rd., Houston, Texas, 77067, at 10:00 a.m. Central Time on Tuesday, June 5, 2018, unless adjourned or postponed. Directions to the meeting can be found under the Investor Relations tab of our website at www.nabors.com or by calling our Investor Relations department at 281-775-8038.

WHO CAN VOTE & RECORD DATE

All shareholders of record at the close of business on April 6, 2018 (the “record date”), are entitled to vote, in person or by proxy, on each matter submitted to a vote of shareholders at the meeting. On the record date, 370,300,188 of the Company’s common shares were outstanding, the holders of which are entitled to one vote per common share on all matters. The number of common shares outstanding includes shares held by our subsidiaries, which will be voted consistent with the Board’s recommendation. We have no other class of securities entitled to vote at the meeting.

MEETING ATTENDANCE

Only record or beneficial owners of the Company’s common shares may attend the meeting in person. If you are a shareholder of record, you may be asked to present proof of identification, such as a driver’s license or passport. Beneficial owners who hold their shares through a broker, dealer, or other nominee must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which are available on our website and will be distributed upon entrance to the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF MATERIALS

Pursuant to the Securities and Exchange Commission (the “SEC”) “notice and access” rules, we may furnish proxy materials, including this Proxy Statement and our 2017 Annual Report for the year ended December 31, 2017, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them prior to distribution of the Proxy Statement. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed, which explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. We believe that this makes the proxy distribution process more efficient, less costly, and helps to conserve natural resources. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. Proxy materials will also be provided for distribution through brokers, custodians and other nominees and fiduciaries. We will reimburse these parties for their reasonable out-of-pocket expenses for forwarding the proxy materials.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements or a notice of Internet availability of proxy materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and

2018 Proxy Statement 5

printing expenses. A number of brokerage firms have instituted householding. As a result, if a shareholder holds shares through a broker and resides at an address at which two or more shareholders reside, that residence may receive only one annual report and proxy statement or notice, as applicable, unless any shareholder at that address has given the broker contrary instructions. However, if any such shareholder residing at such an address wishes to receive a separate annual report and proxy statement or notice in the future, or if any such shareholder that elected to continue to receive such materials wishes to receive a single set of materials in the future, that shareholder should contact their broker, call our Corporate Secretary at (441) 292-1510, or send a request to our Corporate Secretary at Crown House Second Floor, 4 Par-la-Ville Road, Hamilton, HM08 Bermuda. The Company will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the annual report and proxy statement or notice, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.

PROXY SOLICITATION

We have retained Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, for a fee of approximately $15,000, plus reimbursement of out-of-pocket costs and expenses, to solicit proxies on behalf of the Board by mail, in person and by telephone. We will pay all expenses associated with this solicitation and the preparation of proxy materials. In addition, certain of our directors, officers, and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities.

VOTING INFORMATION

Quorum. A majority of the common shares outstanding on the record date, represented in person or by proxy, will constitute a quorum to transact business at the meeting. Abstentions, withheld votes, and broker nonvotes will be counted for purposes of establishing a quorum.

Submitting voting instructions for shares held in your name. As an alternative to voting in person at the meeting, you may direct your vote for the meeting by telephone or via the Internet, which saves the Company money, or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed and signed proxy card. A properly submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instruction. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendation unless they lack the discretionary authority to do so.

Submitting voting instructions for shares held in street name. If you hold your shares through your broker, follow the instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (“NYSE”) member brokers may vote your shares on the approval and appointment of the Company’s independent auditor and authorization for the Audit Committee to set the independent auditor’s remuneration, which is a “discretionary” item. All other items to be voted on at the meeting are “nondiscretionary” items. Absent specific voting instructions from the beneficial owners, NYSE member brokers may not vote on these proposals. If your broker does not have discretion to vote your shares on a matter, your shares will not be voted on that matter, resulting in a “broker nonvote”. Broker nonvotes will be counted for purposes of establishing a quorum, but will not be counted in determining the outcome of “non-discretionary” items. In other words, broker nonvotes will have no effect on the proposal.

Withholding your vote or voting to “abstain”. You may withhold your vote for any nominee for election as a director. Withheld votes will be excluded from the vote. Because directors are elected by a plurality of votes and there are only seven nominees for the seven director positions, withheld votes will have no effect on the election of directors. On the other proposals, you may vote to “abstain”. If you vote to “abstain”, your shares will be counted as present at the meeting, and your abstention will have the effect of a vote against the proposal.

Revoking your proxy. You may revoke your proxy at any time before it is actually voted by (1) delivering a written revocation notice prior to the meeting to the Corporate Secretary in person or by courier at the address on the notice of meeting appearing at the front of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the meeting; or (3) actually voting in person at the meeting. Please note that merely attending the meeting will not, by itself, constitute a revocation of a proxy.

6	2018 Proxy Statement

Votes Required / Abstentions and Broker Nonvotes. The following chart provides information on the votes required to elect a director nominee or approve a proposal and the treatment of abstentions and broker nonvotes:

VOTING ITEM	VOTE REQUIRED TO ELECT OR APPROVE	TREATMENT OF ABSTENTIONS AND BROKER NONVOTES
Election of Directors
Each director must receive a plurality of the votes cast; however, a nominee who does not receive the affirmative vote of a majority of the shares voted in connection with his/her election must promptly tender his resignation from the Board, which the Board will accept unless it determines that it would not be in the Company’s best interests to do so.
No effect
Independent Auditor	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy.	Abstentions have the same effect as a vote against the proposal; brokers may vote undirected shares
Say-on-Pay
Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy. The vote on this item is nonbinding, but the Board will consider the results of the vote in making future decisions.
Abstentions have the same effect as a vote against the proposal; broker nonvotes will have no effect
Amendment No. 1 to Company’s 2016 Stock Plan	Requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy	Abstentions have the same effect as a vote against the proposal; broker nonvotes will have no effect

2018 Proxy Statement 7

CORPORATE GOVERNANCE

ROLE OF THE BOARD OF DIRECTORS

The Board directs the management of the Company’s business and affairs. The shareholders elect the Board to act on their behalf and to oversee their interests. Unless reserved to the shareholders under applicable law or the Company’s bye-laws, all corporate authority resides in the Board as the representative of the shareholders.

The Board selects and appoints executive officers to manage the day-to-day operations of the Company, while retaining ultimate oversight responsibilities. Together, the Board and management share an ongoing commitment to the highest standards of corporate governance and ethics. The Board reviews all aspects of our governance policies and practices, including the “Board Guidelines on Significant Corporate Governance Issues” (the “Governance Guidelines”) and the Company’s “Code of Business Conduct”, at least annually and makes changes as necessary. The Governance Guidelines and the Code of Business Conduct along with all committee charters are available on the Company’s website at www.nabors.com.

OVERVIEW OF KEY GOVERNANCE TOPICS

Director Independence

The Governance and Nominating Committee conducts a review at least annually of the independence of each member of the Board and its committees and reports its findings to the full Board. As permitted by the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards incorporate and are consistent with the independence requirements of the NYSE and are set forth in our Governance Guidelines available on our website at www.nabors.com. In addition to these standards, the Board also reviews each of the transactions, relationships and arrangements described under “Certain Relationships and Related-Party Transactions” below, as well as social and other relationships, in determining whether a director is independent.

Upon the recommendation of the Governance and Nominating Committee, the Board has determined that each director of the Board during 2017, other than Mr. Petrello, is independent. The Board has also determined that each member of our Audit, Compensation and Governance and Nominating Committees meets the independence standards established for these committees by the NYSE and the rules and regulations of the SEC.

Director Nominations

The Governance and Nominating Committee, in consultation with the CEO, recommends director candidates to the full Board. The Governance and Nominating Committee considers the entirety of each candidate’s credentials including, especially, the ability of each candidate to assist the Board in fulfilling its fiduciary duties to the Company and its shareholders. See “Item 1: Election of Directors” below for a more complete discussion of the criteria used to select director nominees.

Shareholder Nominations and Proxy Access Policy

The Governance and Nominating Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Shareholders who wish to submit a candidate for consideration by the Governance and Nominating Committee for election at our 2019 annual general meeting of shareholders may do so by submitting in writing the candidate’s name, together with the information described in the Board’s “Policy Regarding Direct Candidates Recommended by Shareholders” available at www.nabors.com. In addition, in July 2017, our Board amended the Company’s proxy access policy to permit up to 20 shareholders owning three percent or more of our outstanding common stock for at least three years to nominate and include in our proxy materials nominees representing up to 20% of the Board, as detailed in the policy, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the policy. Submissions to the Board should be delivered in person or by courier to the address on the notice of meeting appearing at the beginning of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda, no later than the date required for shareholder submissions pursuant to SEC Rule 14a-8, as set forth on page 67 of this proxy statement.

Shareholder Communications with the Board

Shareholders and other interested parties may contact any of the Board’s directors, as a group or individually, committees, or independent directors as a group, by writing to them at Nabors Industries Ltd., c/o Corporate Secretary. Communications should be delivered in person or by courier to the address on the notice of meeting appearing at the beginning of this Proxy Statement or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda. Shareholder communications received in this manner will be handled in accordance with the Board’s “Policy Regarding Shareholder Communications with the Board of Directors” which is available at www.nabors.com. In addition, any concern about the Company's conduct, or a complaint about the Company's accounting, internal control

8	2018 Proxy Statement

or auditing matters, may be communicated directly to the Lead Director, to the outside directors as a group, or to the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing in care of the Corporate Secretary, or reported by phone to the Nabors Hotline, established specifically for reporting policy concerns, at 1-877-NABORS7.

Annual Meeting Attendance Policy

The Company encourages all directors to attend the annual general meeting of the shareholders. All six incumbent directors then comprising the full Board attended the 2017 annual general meeting of shareholders.

Executive Sessions of Non-Employee Directors

Our non-employee directors, each of whom the Board has determined is independent, meet in executive session at each regular meeting of the Board, and any executive sessions convened by the Lead Director during the year, without the CEO or any other member of management present. The Lead Director presides over these executive sessions.

Board Leadership Structure

Our Governance Guidelines were modified in 2014 to provide for an independent chairman of the Board following the tenure of our current Chairman and CEO, Mr. Petrello, whose employment agreement provides that he will serve in both roles. Until such time, the Board believes that the current coupling of the chairmanship with an experienced, independent Lead Director creates an effective Board leadership structure for the Company. The Board believes that, as the individual with primary responsibility for managing the Company’s day-to-day operations and with extensive knowledge and understanding of the Company, Mr. Petrello is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues and to focus the Board’s attention on the issues of greatest importance to the Company and its shareholders. Furthermore, combining the roles of Chairman and CEO in Mr. Petrello creates a clear line of authority that promotes decisive and effective leadership, both within and outside the Company. The Board’s current view is that a combined Chairman and CEO position, coupled with a predominantly independent board and a proactive, independent Lead Director, promotes a candid discourse and responsible corporate governance.

Mr. Yearwood will continue to serve as our Lead Director, a position he has held since 2011. The Lead Director’s primary responsibility is to preside over executive sessions of non-employee directors and to call meetings of the non-employee directors as desirable. Such executive sessions provide non-employee directors an opportunity to independently evaluate management and the Company’s operations. In addition, the Lead Director:

•	chairs certain portions of Board meetings;
•	serves as liaison between the Chairman and the non-employee directors;
•	develops and approves, together with the Chairman, the agenda for Board meetings, adding agenda items where he deems appropriate;
•	leads the Board’s annual self-evaluation; and
•	performs other duties delegated by the Board from time to time.

The Board believes that the Company’s corporate governance and leadership structures, including the composition of the Board, its committees and the presence of a strong Lead Director, creates the most effective leadership structure for the Company at this time and provides effective independent oversight of the Board itself and management. Both the Chairman and Lead Director serve on the Board’s Executive Committee, and any director may raise a matter for consideration by the Board. This past year, our Lead Director:

•	partnered with our Chairman, the Chair of the Compensation Committee, and others in extensive communications with significant shareholders regarding governance matters;
•	traveled to the Company’s Dubai office for its October Board meeting and toured the SANAD facility and operations in the Kingdom of Saudi Arabia with our partner, Saudi Aramco;
•	provided input and guidance on strategy and growth directly to management in operations; and
•	supported the Continuing Education program for directors and arranged for an in-depth training session on cyber-security.

The Board believes that Mr. Yearwood’s extensive management experience in the industry and effective performance in the role of Lead Director qualify him to continue to serve in that capacity.

Board’s Role in Risk Oversight

Our full Board is responsible for risk oversight and has designated the Risk Oversight Committee to provide assistance in fulfilling its oversight responsibilities with respect to the Company’s processes and policies regarding risk assessment and risk management, including the Company’s enterprise risk management, compliance and

2018 Proxy Statement 9

operational control activities. The Risk Oversight Committee currently meets, at a minimum, on a quarterly basis to evaluate the Company’s risk exposure and tolerance. Ms. Beder, our newest director, bolsters the Board’s risk management process through her extensive experience in risk management.

At each meeting, the Risk Oversight Committee receives information from management regarding a variety of matters, including operations, legal, regulatory, finance, internal audit, cyber-security, information technology, and strategy, as well as any material risks associated with each matter. It also receives an update from the Company’s Enterprise Risk Management Committee (“ERMC”) comprised of almost a dozen top executives of the Company from various functions, each of whom supervises day-to-day risk management throughout the Company. This ERMC is not a committee of the Board. The ERMC is tasked with identifying all potential material risks facing the Company and implements mitigation measures. The ERMC members meet formally throughout the year to define and improve the risk mapping process and implementation. In addition, the Risk Oversight Committee receives an update from the chairman of each of the Company’s committees and in turn provides a comprehensive quarterly risk report to the Board. The Board also has adopted a procedure for employees and shareholders to report concerns about the Company’s conduct, accounting, internal controls and other matters directly to certain members of the Board. In addition, the Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

The full Board has the opportunity to have extensive interaction with the management team, field and office employees, and customers. The Board uses the opportunities to meet frequently throughout the year. Additionally, the Board held its October Board meeting in the Company’s Dubai office and traveled to the Kingdom of Saudi Arabia to tour the Company’s facilities, have meetings with local area management and employees, and visit a rig working for Saudi Aramco. The Board also held informative meetings with key members of the SANAD board of managers and key Saudi Aramco executives.

SUSTAINABILITY

Sustainability is an essential part of our corporate culture and an integral part of our strategic plans. Through technological innovation, environmental impact planning, corporate safety initiatives and community relations activities, the Company understands that how we conduct business is of equal importance to our results. Our annual sustainability report can be found on our website, www.nabors.com.

CODE OF BUSINESS CONDUCT

The Company has adopted a Code of Business Conduct in accordance with NYSE requirements. All of our employees, including our executive officers, senior management and non-employee directors are required to abide by our Code of Business Conduct, as well as related policies and procedures, to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct is posted on our website at www.nabors.com. We intend to disclose on our website any material amendments to the Code of Business Conduct, or waivers from any provision of the Code of Business Conduct that apply to our CEO and CFO.

SHAREHOLDER ENGAGEMENT

In making decisions regarding corporate governance issues, the Board considers shareholder opinions and input, which it obtains in several ways. One way is through advisory votes on executive officer compensation, as well as shareholder and other proposals at our annual general meetings. In addition, our Chairman and Lead Director both maintain contact with a number of significant shareholders on key governance issues. As part of our shareholder outreach effort, we contacted six of our largest shareholders, representing more than 25 percent of our outstanding common stock, to obtain their views on the Company’s corporate governance program. Our Lead Director and Chair of the Compensation Committee and our Vice President of Investor Relations met with four large shareholders, representing more than 17 percent of our shares. Our other directors and certain members of management also participate in those discussions on occasion. Among other benefits, that continuous dialogue affords our directors deeper insight into shareholder concerns than is provided by a vote on individual topics, which we believe enables a more effective response to issues of most importance to shareholders.

During 2017, we engaged in dialogue with approximately 62 shareholders collectively holding approximately 50 percent of our outstanding shares. The Board considered input from these and other shareholders, as well as the

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level of support for each proposal, as part of its overall decision-making process on each issue raised and took actions consistent with many of the proposals. The table below summarizes the Board’s response to the shareholder proposal presented at the 2017 annual general meeting of shareholders.

PROPOSAL	2017 VOTE	COMPANY RESPONSE
Shareholder proposal to allow proxy access to shareholders who have held 3% of Company’s shares continuously for 3 years	66.4%
The Company reviewed shareholder feedback and amended our proxy access policy, in response, to provide for a group of up to 20 shareholders owning 3% or more of our outstanding common stock for at least 3 years to nominate and include proxy access materials for up to 20% of the Board, as detailed in the policy.

MEETINGS OF THE BOARD AND COMMITTEES

The Board met five times during 2017.

The Board has six committees, which report their activities to the Board: (1) the Audit Committee, (2) the Compensation Committee, (3) the Executive Committee, (4) the Governance and Nominating Committee, (5) the Risk Oversight Committee and (6) the Technology and Safety Committee. Appointments to and chairmanships of the committees are recommended by the Governance and Nominating Committee and approved by the Board. Directors are expected to attend all meetings of the Board and committees on which they serve.

Each of our incumbent directors attended over 75 percent of all meetings of the Board and committees on which he or she served during 2017.

The following chart shows the membership and chairmanship of each Board committee and the number of meetings held by each committee, during 2017. The Board will determine committee assignments for the remainder of 2018 shortly after the meeting.

	AUDIT	COMPENSATION	EXECUTIVE	GOVERNANCE AND NOMINATING	RISK OVERSIGHT(1)	TECHNOLOGY AND SAFETY
Tanya S. Beder	•(2)				•(3)	•
James R. Crane		•	•		•(4)	Chair
John P. Kotts	Chair	•			•
Michael C. Linn		Chair		•	•(4)
Anthony G. Petrello			Chair
Dag Skattum	•(2)			•	Chair
Howard Wolf(5)					•(4)	•(4)
John Yearwood	•		•	Chair	•(4)	•
Number of Meetings	4	4	0	5	4	4
(1)	The Board decided to re-focus the Risk Oversight Committee given the importance of risk management to the strategy and future of the Company. Accordingly, committee members were selected based on their direct experience, as well as other determining factors.
(2)	Mr. Skattum tendered his resignation from the Audit Committee on July 27, 2017. He was formally replaced on the committee by Ms. Beder on October 27, 2017.
(3)	As of June 6, 2017.
(4)	Until June 6, 2017.
(5)	Mr. Wolf retired from the Board and all committees effective as of our 2017 annual general meeting of shareholders.

In addition, in 2017, the Audit Committee held one telephonic informational session; the Compensation Committee took action on one occasion by written consent; and the Executive Committee did not meet during 2017, but took action on two occasions by written consent.

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Board Practices and Commitment

The Board typically meets four times a year at a location outside the United States. A typical Board meeting requires at least one, and most times two, overnight stays. The Board targets at least one meeting each year to be held at a key Nabors market location outside the United States. Last year, this meeting took place in Saudi Arabia. This practice allows the Board members to have direct contact with both field level and local management, and facilitates their greater understanding of the challenges and opportunities in various markets. The Board also uses these occasions to meet with customers and receive direct feedback on the Company’s performance and opportunities.

Board meetings, including committee meetings, typically consume collectively about 15 hours of actual meeting time for each trip. Travel times range from 8 hours to as many as 34 hours depending on location. This time commitment is very extensive.

As a policy, Board member participation is virtually always in person and not telephonically. Key management personnel are invited on a rotational basis to make presentations to the Board at almost every meeting. This practice ensures informed contact by the Board members with one another as well as with management.

Given that Board meetings are held outside the U.S., our standard practice is for each director to attend all committee meetings, whether or not a member of that committee. This practice promotes extraordinary depth of knowledge with respect to all Company matters and ensures the Company is taking advantage of the directors’ considerable knowledge, skill and experience.

Board members hold meetings with shareholders, either in person or by telephone, throughout the year. This allows the Board to have direct communication and to discuss all issues that are of importance to the shareholders.

The Company believes these Board practices are among the best in class for corporate governance.

Key Committee Responsibilities

The following table shows the key responsibilities of each Board Committee.

AUDIT COMMITTEE

•	Oversees the integrity of our consolidated financial statements, system of internal controls, internal audit, financial risk management and compliance with legal and regulatory requirements.
•	Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and preapproves audit and permitted nonaudit services.
•	Determines the qualifications and independence of our independent auditor and evaluates the performance of our internal auditors and independent auditor.
•	After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in our annual report on Form 10-K.
•	Conducts information sessions in connection with the Company’s quarterly earnings releases and other matters.

All members of the Audit Committee were determined to meet the independence, financial literacy and experience requirements of the NYSE and SEC rules and regulations. The Board has also determined that Messrs. Kotts and Yearwood and Ms. Beder are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates under a written charter adopted by the Board, and which is available on the Corporate Governance page of Nabors’ website at www.nabors.com.

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COMPENSATION COMMITTEE

• Reviews and approves the compensation of our executive officers and other senior leaders.
• Oversees the administration of our equity-based compensation plans for officers and employees.

All members of the Compensation Committee were determined to meet the independence standards of the NYSE.

The Compensation Committee operates under a written charter adopted by the Board, and which is available on the Corporate Governance page of Nabors’ website at www.nabors.com.

EXECUTIVE COMMITTEE

•	As necessary between meetings of the Board, exercises all power and authority of the Board overseeing the management of the business and affairs of the Company.

GOVERNANCE AND NOMINATING COMMITTEE

•	Identifies and recommends candidates for election to the Board.
•	Establishes procedures for the committee’s oversight of the evaluation of the Board.
•	Recommends director compensation.
•	Reviews corporate governance policies annually.
•	Reviews and approves any related-party transactions involving directors and executive officers.

All members of the Governance and Nominating Committee were determined to meet the independence standards of the NYSE.

The Governance and Nominating Committee operates under a written charter adopted by the Board, and which is available on the Corporate Governance page of Nabors’ website at www.nabors.com.

RISK OVERSIGHT COMMITTEE

•	Monitors management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company’s business.
•	Reviews the integrity of the Company’s systems of operational controls, regarding legal and regulatory compliance.
•	Reviews the Company’s processes for managing and mitigating operational and enterprise risk.

The Risk Oversight Committee operates under a written charter adopted by the Board, and which is available on the Corporate Governance page of Nabors’ website at www.nabors.com.

TECHNOLOGY AND SAFETY COMMITTEE

•	Reviews the Company’s strategic technology positions, including intellectual property, patents, and trademarks.
•	Monitors the Company’s compliance with health, safety and environmental standards.
•	Reviews the Company’s safety performance and strategic technology position.

The Technology & Safety Committee Charter Committee operates under a written charter adopted by the Board, and which is available on the Corporate Governance page of Nabors’ website at www.nabors.com.

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ITEM 1: ELECTION OF DIRECTORS

Each of the nominees for director who is elected at the meeting will serve a one-year term, expiring at the next annual general meeting of shareholders or until such later time as such director’s successor is duly elected and qualified. At the meeting, proxies cannot be voted for a greater number of individuals than seven. The directors standing for election have been nominated by the Board, upon the recommendation of the Governance and Nominating Committee, to serve until the 2019 annual general meeting of shareholders, or until such later time as their successors are duly elected and qualified. Each of the nominees has agreed to serve as a director if elected, and we do not anticipate that any will be unable or unwilling to stand for election. If that were to occur, your proxy will be voted for another person nominated by the Board.

CRITERIA

Ensuring effective, ethical, oversight of the Company and its operations, and in the implementation of its strategic goals, is the Board’s top priority. To accomplish this the Board, through the Governance and Nominating Committee, seeks director nominees that have demonstrated exceptional skills, qualifications, attributes, and experience. In identifying and recommending director nominees, the Governance and Nominating Committee places primary emphasis on the following criteria:

•	Reputation, integrity and independence (for non-employee directors);
•	Judgment and diversity of viewpoints, backgrounds and experience, including gender, race and age;
•	Business or other relevant experience;
•	The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of the other members of the Board will result in an effective Board that is responsive to the Company’s needs; and
•	For director nominees who are current directors, history of attendance at Board and committee meetings, as well as preparation for, participation in and contributions to the effectiveness of those meetings.

These criteria include those set forth in our Board Guidelines on Significant Corporate Governance Issues, which are available on our website at www.nabors.com and to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary and delivered in person or by courier to the address on notice of meeting appearing at the beginning of this Proxy Statement, or by mail to P.O. Box HM3349, Hamilton, HMPX Bermuda.

The Governance and Nominating Committee believes that each nominee should be evaluated on his or her individual merits, taking into account the needs of the Company at any given time as well as the overall composition of the Board. There are certain criteria that are expected of all director nominees. For example, all nominees are expected to have high integrity and a reputation of success in his or her field. In addition, all nominees are expected to have the time and ability to fulfill his or her responsibilities to the Company and its shareholders, if elected. Other than these basic criteria, however, the Board does not set universal minimum qualifications that all nominees must meet in order to be recommended. Rather, using the broad criteria set out above, the Board identifies specific skills and qualifications that may be beneficial at any given time – including those that are determined to be necessary for committees of the Board to fulfill their respective individual mandates – which the Governance and Nominating Committee in turn utilizes to determine whether a given director nominee is qualified to serve on our Board. Members of the Governance and Nominating Committee then discuss and evaluate possible candidates in detail and suggest individuals to explore in greater depth. Accordingly, while we believe that each director meets the broad criteria for inclusion as a director nominee, he or she undoubtedly does so in a way specific to that director. The Board, together with the Governance and Nominating Committee, believes this approach helps to ensure a diversity of viewpoints and experience that enables the Board, and the Company, to maintain the highest levels of corporate governance and oversight. The Governance and Nominating Committee has discretion to engage outside consultants to help identify candidates and also considers suggestions from shareholders, as described in our Governance Guidelines.

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DIRECTOR NOMINEE SNAPSHOT

	Beder	Crane	Kotts	Linn	Petrello	Skattum	Yearwood
Skills & Experience
Board of Directors Experience	✔	✔	✔	✔	✔	✔	✔
Oilfield Services Industry Experience			✔	✔	✔		✔
Drilling				✔	✔		✔
Oil and Gas		✔	✔	✔	✔		✔
CEO / Business Head	✔	✔	✔	✔	✔	✔	✔
International	✔	✔	✔	✔	✔	✔	✔
Finance / Capital Allocation	✔		✔	✔		✔	✔
Financial literacy / Accounting	✔	✔	✔	✔	✔	✔	✔
Investment Banking	✔	✔	✔			✔
Manufacturing			✔		✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔
Technology / Systems	✔				✔
Logistics		✔
Academia/Education	✔			✔		✔
Board Tenure
Years	1	6	5	6	27	4	8

Over the past several years, the Governance and Nominating Committee has nominated qualified new independent directors to provide fresh perspectives to the Board. The average tenure of the independent director nominees is a mere five years. The Committee believes that Board tenure and directors with many years of service provide the Board with a deep knowledge of the Company, while newer directors lend fresh perspectives.

Last year, the Board reiterated its dedication to attaining a diverse composition of members. The Governance and Nominating Committee believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, as appropriate, in light of the entire Board’s current composition and range of diversity. To that end, Ms. Tanya S. Beder was nominated and voted onto the Board. More important than her gender, however, is the considerable experience, expertise and insight she brings to the Board, as identified in her professional biography set forth under “—Director Nominees” below. The members of the Governance and Nominating Committee recommended the re-nomination of all continuing director nominees. The full Board has agreed with the recommendations of the Governance and Nominating Committee and nominated each of Ms. Beder and Messrs. Crane, Kotts, Linn, Petrello, Skattum and Yearwood for re-election.

The members of the Governance and Nominating Committee, as well as the full Board, believe that the combination of the various qualifications, attributes, skills, and experience of the director nominees will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications and expertise to provide effective oversight of the Company and its business.

In the business descriptions that follow, except as otherwise noted, the companies for which directors have worked are not a parent, subsidiary or otherwise affiliated with the Company.

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DIRECTOR NOMINEES

TANYA S. BEDER Director since: June 7, 2017 Age: 62 Committees: Audit, Risk Oversight, and Technology and Safety Other Public Company Boards: 1
Ms. Beder has served as a member of the CYS Investments, Inc. Board of Directors since May 2012, where she chairs the Nominating and Governance Committee and is also a member of the Audit and Compliance Committee. She currently serves as the Chairman and CEO of SBCC Group, Inc. (“SBCC”), which she founded in January 1987. SBCC is an independent advisory firm whose projects include assisting corporate management, institutional investors, large financial firms and other clients in solving complex financial problems under crisis and providing strategic advice to seize opportunities. Ms. Beder has served since 2011 on the board of the American Century mutual fund complex in Mountain View, California, where she chairs the Risk Committee and is a member of the Portfolio Committee. Previously, Ms. Beder was the Chief Executive Officer of Tribeca Global Management LLC, a $2.6 billion dollar fund with operations in Singapore, London, and New York; Managing Director of Caxton Associates LLC, a $10 billion asset management firm; and President of Capital Market Risk Advisors, Inc., which she co-founded. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a part of the first team of derivatives traders and structurers for currency and interest rate swaps, caps, collars, floors, futures, and options, and was on the mergers and acquisitions team in New York and London. In January 2013, she was appointed to the President’s Circle of the National Academies, after serving six years at the National Academy of Sciences on the Board of Mathematics and their Applications. Ms. Beder also serves on the Advisory Board of the Columbia University Financial Engineering Program, the Mathematical Finance Advisory Board of New York University and The Institute for Pure and Applied Mathematics at UCLA and is a Board Member Emeritus of the International Association of Quantitative Finance, where she previously served as Chairman. She is an appointed Fellow of the International Center for Finance at Yale University and teaches a course on finance and fintech at Stanford University. Ms. Beder holds a B.A. in mathematics and philosophy from Yale University, and an MBA from Harvard Business School.

Ms. Beder brings to the Board extensive asset management experience, vast knowledge of operational and risk management, and experience serving on public and private boards of directors. The Board also benefits greatly from Ms. Beder’s audit committee experience and financial expertise.

JAMES R. CRANE Director since: 2012 Age: 64 Committees: Executive, Technology and Safety, and Compensation Other Public Company Boards: 1
Chairman and CEO of Crane Capital Group Inc., an investment management company, since 2006.

Mr. Crane was Founder, Chairman and Chief Executive Officer of Eagle Global Logistics, Inc., a NASDAQ-listed global transportation, supply chain management and information services company, from 1984 until its sale in August 2007. Crane Capital Group has invested in transportation, power distribution, real estate and asset management. Its holdings include Crane Worldwide Logistics, a premier global provider of customized transportation and logistics services with 105 offices in 30 countries and Crane Freight & Cartage. Mr. Crane also led an investor group that in November 2011 purchased the Houston Astros. He holds a B.S. in Industrial Safety from Central Missouri State University and serves on the board of directors of Western Gas Holdings, LLC, a subsidiary of Anadarko Petroleum Corporation, as well as Cargojet Inc.

Mr. Crane’s experience in marketing, logistics, global operations and creating shareholder value provide a valuable resource to the Board. The Board also benefits from Mr. Crane’s proven leadership abilities and experience.

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JOHN P. KOTTS Director since 2013 Age: 67 Committees: Audit, Compensation and Risk Oversight Other Public Company Boards: None
Mr. Kotts is a private investor and entrepreneur. Through his management company, J.P. Kotts & Co., Inc., Mr. Kotts also operates a private investment fund focused on the trading of U.S. and international securities and other financial instruments. He also invests in real estate and private equities. Mr. Kotts is currently the owner and CEO of Vesco/Cardinal, an oil tool rental and service company, as well as several manufacturing companies. Mr. Kotts previously held various financial, banking and investment banking positions in companies specializing in leveraged buyouts, venture capital and turnaround transactions. From 1990 to 1998, he owned and operated Cardinal Services, Inc., a leading supplier of liftboat rentals and other production-related services, including mechanical wireline services and plug and abandonment services, to oil companies operating in the Gulf of Mexico. Mr. Kotts previously served on the board of directors for C&J Energy Services Ltd. from March 2015 to September 2015. He holds a B.A. in Philosophy and an MBA in Finance from Hofstra University and completed additional post-graduate work at McGill University in Montréal, New York University and Harvard Business School.

Mr. Kotts’ industry background and knowledge, business acumen and financial expertise were the primary factors considered by the Board in deciding to appoint him as a director and nominate him for election to the Board. Mr. Kotts brings to the Board entrepreneurial drive and management skills.

MICHAEL C. LINN Director since 2012 Age: 66 Committees: Governance and Nominating, and Compensation Other Public Company Boards: 3
President and CEO of MCL Ventures, LLC, an oil, gas and real estate investment firm, since 2012.

Mr. Linn is the former Chairman, CEO, President and Director of LINN Energy, LLC, which he founded. Since 2015 he has served as a director for the general partner of Black Stone Minerals, L.P. He has served as a Senior Advisor for Quantum Energy Partners, LLC since 2012, and previously served as a director for Western Refining Logistics GP. Mr. Linn is on the Board of Managers of Cavallo Mineral Partners, LLC, and has served as a director of Jagged Peak Energy Inc. since January 2017. He serves as a member of the National Petroleum Council’s Board of Directors and as Chairman of the Education Committee of the IPAA. He previously served on the board of directors of C&J Energy Services Ltd., as Non-Executive Director and Chairman of the Safety, Health, Environment, Security and Ethics Committee for Centrica plc, as Chairman and director of the Natural Gas Council, as Chairman of the Independent Petroleum Association of America, as director of the Natural Gas Supply Association, as Chairman and President of each of the Independent Oil and Gas Associations of New York, Pennsylvania and West Virginia, and as Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission Mr. Linn holds a B.A. in Political Science from Villanova University and a J.D. from the University of Baltimore School of Law.

Mr. Linn’s broad understanding of the energy landscape and insight into the needs of our customers, together with his extensive industry knowledge and relationships, provide valuable resources to the Board. The Board also benefits from Mr. Linn’s proven leadership from his experience as a chief executive officer.

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ANTHONY G. PETRELLO Director since 1991 Age: 63 Committees: Executive Other Public Company Boards: None
Chairman of the Board of Nabors and its subsidiary, Nabors Industries, Inc., since 2012 and director of each since 1991; Deputy Chairman of Nabors 2003-2012; President and CEO of Nabors and Nabors Industries, Inc. since 2011; President and Chief Operating Officer of Nabors and Nabors Industries, Inc. from 1991-2011. Mr. Petrello holds a J.D. degree from Harvard Law School and B.S. and M.S. degrees in Mathematics from Yale University. Mr. Petrello also serves as a director of Hilcorp Energy Company.

Mr. Petrello brings to the Board a unique operational perspective and thorough knowledge of the Company’s operational activities worldwide. In addition to his operations functions, Mr. Petrello provides strategic planning initiative and direction enabling the Company to adapt and prosper in our dynamic competitive environment.

DAG SKATTUM Director since 2014 Age: 57 Committees: Governance and Nominating, and Risk Oversight Other Public Company Boards: 1
Mr. Skattum serves as Vice Chairman, Europe, the Middle East and Africa of JP Morgan since January 2015.

Previously, he served as Partner of TPG, a leading global private investment firm, based in London from 2007 until 2013. Prior to that, Mr. Skattum worked for JP Morgan for 21 years in a variety of roles in New York and London until his departure as Managing Director and Co-head of Global Mergers and Acquisitions in 2007. He currently serves on the board of Sonae SGPS S.A. in Portugal, the advisory board of the UAMS Myeloma Institute for Research and Therapy, Little Rock, Arkansas; and the International Board of Directors of Right To Play, a global organization leveraging sports and play to support children in troubled parts of the world. He received a B.A. in History from Allegheny College and an MBA from the Simon Graduate School of Business at the University of Rochester.

Mr. Skattum was nominated to the Board in June 2014 upon the recommendation to the Governance and Nominating Committee of our largest shareholders at the time. Mr. Skattum has derived valuable experience throughout his investment banking career working with a variety of different industries throughout the world and advising other boards.

JOHN YEARWOOD Director since 2010 Age: 58 Committees: Audit, Governance and Nominating, Executive, and Technology and Safety Other Public Company Boards: None
Mr. Yearwood currently serves on the board of directors of Sheridan Production Partners, Barra Energia, Foro Energy LLC, Dixie Electric LLC and Coil Tubing Partners LLC. He previously served on the boards of Sabine Oil & Gas, LLC, until August 2016, and Premium Oilfield Services, LLC, until April 2017. Until August 2010, he served as the Chief Executive Officer, President and Chief Operating Officer of Smith International, Inc. (“Smith”). He was first elected to Smith’s board of directors in 2006 and remained on the board until he successfully negotiated and completed the sale of Smith to Schlumberger Limited in August 2010. Before joining Smith, Mr. Yearwood spent 27 years with Schlumberger Limited in numerous operations management and staff positions throughout Latin America, Europe, North Africa and North America, including as President and in financial director positions. He also previously served as Financial Director of WesternGeco, a 70:30 joint venture between Schlumberger and Baker Hughes from 2000 to 2004. Mr. Yearwood received a Bachelor of Science Honors Degree in Geology and the Environment from Oxford Brookes University in England.

Mr. Yearwood brings significant executive management experience in the oilfield services industry to the Board. His extensive industry knowledge, combined with his keen insight into strategic development initiatives, operations and our competitive environment, have provided the basis for the extraordinary leadership and critical independent oversight Mr. Yearwood demonstrates as Lead Director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR DIRECTOR WITH A TERM ENDING AT THE 2019 ANNUAL GENERAL MEETING.

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OTHER EXECUTIVE OFFICERS

WILLIAM J. RESTREPO Age: 58
CFO of Nabors since March 2014. In this role, Mr. Restrepo has global oversight for finance and accounting, including the treasury, tax, risk management, internal audit and supply chain groups. He also works closely on Nabors’ corporate development and investor relations initiatives.

Mr. Restrepo formerly served as Chief Financial Officer at Pacific Drilling S.A. from February 2011 to February 2014. He also previously served as Chief Financial Officer at Seitel from 2005 to 2009 and Smith from 2009 to 2010 until its merger with Schlumberger Limited. Prior to that, from 1985 to 2005, Mr. Restrepo served in various senior financial and operational positions for Schlumberger Limited, including operational responsibility for all product lines in the Continental Europe and Arabian Gulf markets, as well as senior financial executive roles in Corporate Treasury and worldwide controller positions with international posts in Europe, South America and Asia. Mr. Restrepo served on the boards of directors of C&J Energy Services Ltd. from 2015 to 2017, Probe Technology Services from 2008 to 2016, and Platinum Energy Solutions, Inc. from 2012 to 2013. Mr. Restrepo holds a B.A. in Economics and an MBA, both from Cornell University, as well as a B.S. in Civil Engineering from the University of Miami.

MARK D. ANDREWS Age: 45
Corporate Secretary of Nabors since September 2007. Prior to joining Nabors, Mr. Andrews served in various treasury and financial management positions with General Electric Company, a diversified technology and financial services company, beginning in December 2000. Mr. Andrews was employed by the public accounting firm of PricewaterhouseCoopers LLP from September 1996 to November 2000 in a number of capacities, including Tax Manager, within the firm’s Mining and Resource Practice. Mr. Andrews holds a Bachelor of Business Administration degree from Wilfrid Laurier University and is also a Chartered Professional Accountant, Chartered Secretary and a CFA charterholder.

2018 Proxy Statement 19

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe it is essential to attract outstanding non-employee directors and align their economic interest in the Company with other shareholders. We accomplish this through a combination of annual cash retainers and equity incentive awards. Director compensation and benefits are set by the full Board, upon the recommendation of the Governance and Nominating Committee in consultation with the Compensation Committee. Both the Governance and Nominating Committee and the Compensation Committee consist entirely of independent directors, and have the authority to delegate authority to one or more subcommittees. The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The amount of compensation paid or awarded to non-employee directors takes into account the fact that, given the nature of the business and the location of our operations, our directors are required to travel a substantial distance to attend meetings outside of the U.S. These travel obligations often result in the directors having to dedicate a number of days to attending meetings. Directors do not receive additional amounts for attendance at these Board and committee meetings.

Our annual cash retainer is set at $100,000 for each non-employee director; an additional $50,000 for the chairman of each committee (except the chairman of the Audit Committee, whose additional retainer is $100,000); and an additional $50,000 for the Lead Director. In recognition of the significant additional time commitment requested of committee members, the non-Chairman committee members of the Audit Committee and of all other committees (other than the Executive Committee) receive additional retainers of $20,000 and $10,000, respectively.

All cash retainers are paid on a pro rata basis at the end of each quarter. Any director may elect to receive immediately vested stock options, in lieu of any cash compensation, valued at the amount of the payment using the Black-Scholes valuation model. During 2017, Mr. Kotts elected to receive immediately vested options at the end of each quarter, Mr. Skattum elected to receive immediately vested options at the end of the first, second and fourth quarters, and Ms. Beder elected to receive immediately vested options at the end of the second quarter.

In addition to the cash compensation described above, non-employee directors also receive an annual equity incentive award. Beginning in 2015, we rescheduled the annual grant of restricted share awards to non-employee directors, which historically had occurred in the first quarter of each fiscal year, to be made shortly after the annual general meeting of shareholders. This ensures that the awards are granted only to shareholder-elected members for the current year and not to directors who are retiring or otherwise not continuing as directors. In addition, directors who retire from the Board may maintain previously issued equity awards outstanding upon approval by the Governance and Nominating Committee.

Previously, directors were awarded a predetermined number of shares, rather than a nonfluctuating dollar value. Consequently, the value of director compensation varied from year to year and overall director compensation relative to our peer group (as defined under “Compensation Discussion & Analysis—Determination of Peer Group”) would also fluctuate to the extent other directors in that peer group received equity of a predetermined value. During 2016, the Board reviewed this practice for non-employee director compensation in light of market, industry and peer group practices in consultation with Pearl Meyer & Partners, LLC (“Pearl Meyer”), its independent compensation consultant. Following this review, the Board modified its practice. First, the Board eliminated its historical practice of issuing restricted shares to non-employee directors upon initial appointment or election to the Board, as noted above. Second, the Board changed its practice to award directors a predetermined value of shares instead of a predetermined number of shares. Beginning in 2016, each non-employee director has been annually awarded restricted shares under our equity incentive plans having an aggregate “Fair Market Value” of $300,000. Each director award is scheduled to vest ratably over three years, although, beginning with the grant on June 7, 2016, the second and third installments are subject to accelerated vesting under certain conditions. For example, the second installment of the director grant made on June 6, 2017, would accelerate in the event that the per share Fair Market Value (calculated as set forth below) on any date of measurement between the first and second anniversaries of the date of grant equals or exceeds $11.56, which would represent the equivalent of a ten percent (10%) annual compound return from the grant date Fair Market Value for the two (2) year period up to and including the second anniversary of the grant date. The third installment would accelerate in the event that the Fair Market Value on any date of measurement between the first and third anniversaries of the date of grant equals or exceeds $12.71, which would represent the equivalent of a ten percent (10%) annual compound return from the grant date Fair Market Value for the three (3) year period up to an including the third anniversary of the date of grant. For purposes of the awards, Fair Market Value means, as of any date of measurement, the average daily closing price in the NYSE for the twenty (20) trading days prior to the date of measurement. To date, no director awards under either the 2016 or the

20	2018 Proxy Statement

2017 grants have been accelerated pursuant to the aforementioned criteria. Following the annual general meeting of shareholders, assuming shareholder approval of Item 4 we expect to issue restricted shares to our non employee board members with a vesting period of less than three years from the grant date (but at least one year). In addition, we will calculate the number of shares using a “fair market value” equal to our share price on the date of grant (as opposed to a twenty day trading average).

On April 20, 2018, the Board approved, based on the recommendation of the Nominating and Governance Committee, a new director compensation policy that would limit each non-employee director’s individual compensation to a maximum $550,000 per calendar year (the “Non-Employee Director Compensation Limitation”). Under the Non-Employee Director Compensation Limitation, the Board has the authority to make decisions with respect to director compensation within the $550,000 limit; in other words, such compensation may consist of cash, equity or other amounts, but cannot in any event exceed $550,000 per non-employee director per calendar year. In the event the Board wishes to approve or provide compensation that exceeds the limitation, the Board would be required to seek shareholder approval. Although the Board approved the Non-Employee Director Compensation Limitation, it did not increase the amount of compensation currently payable to the Company’s non-employee directors; rather, the $550,000 serves as an outside limitation on the amount of compensation that can be paid to each non-employee director on an annual basis.

The Board also approved and adopted new Director Share Ownership Guidelines. Under the guidelines, each director is required to own Company shares with a value of at least five times the director’s annual cash retainer (exclusive of any portion of the retainer received as a member or chair of any Board committee). Share value for purposes of the guidelines is determined as of the date of grant for vested or unvested restricted share awards or, in the case of open market purchases, the date of acquisition. Each director has three years from the date of his or her first election to the Board by the shareholders to meet the ownership requirements of the guidelines. Each director is currently in compliance with the guidelines or is on schedule to be within the requisite three-year period.

The following table sets forth information concerning total director compensation in 2017 for each non-employee director.

2017 DIRECTOR COMPENSATION TABLE

NAME(1)	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(2)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)(5)
Tanya S. Beder	63,587	277,700	8,241	0	0	0	349,528
James R. Crane	164,341	277,700	0	0	0	0	442,041
John P. Kotts	0	277,700	220,000	0	0	0	497,700
Michael C. Linn	164,341	277,700	0	0	0	0	442,041
Dag Skattum(6)	0	277,700	127,100	0	0	0	404,800
Howard Wolf(7)	56,429	0	0	0	0	0	56,429
John Yearwood	234,341	277,700	0	0	0	0	512,041
(1)	Mr. Petrello, who was an employee of the Company throughout 2017, is not included in this table. His compensation is reflected in the Summary Compensation Table under “Executive Compensation Tables” below.
(2)	The amounts shown in the “Stock Awards” column reflect the grant-date fair value of restricted share awards, in accordance with FASB ASC Topic 718. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value. On June 6, 2017, upon re-election (or in the case of Ms. Beder, upon her initial election), each non-employee director then on the Board received an award of 31,414 restricted shares as part of his or her annual compensation. The number of restricted shares was determined by dividing the approved award dollar amount of $300,000 by the “Fair Market Value” as that term is defined in the director awards. For purposes of the awards, Fair Market Value means, as of any date of measurement, the average daily closing price in the NYSE for the twenty (20) trading days prior to the date of measurement. The Fair Market Value for the 2017 director awards, measured as set forth above, was $9.55. Because the Fair Market Value is measured over a period of time, rather than on the date of grant, it may be higher or lower than the fair value of the grant as calculated in accordance with FASB ASC Topic 718, which is the value used in this table. The per share grant date value of the 2017 director awards as calculated in accordance with FASB ASC Topic 718 was $8.84, which is the amount reflected in the table above.

2018 Proxy Statement 21

(3)	As of December 31, 2017, the aggregate numbers of outstanding unvested restricted share awards held by non-employee directors were: Ms. Beder—31,414; Mr. Crane—59,697 shares; Mr. Kotts—59,697 shares; Mr. Linn—59,697 shares; Mr. Skattum—59,697 shares; and Mr. Yearwood—59,697 shares.
(4)	The amounts shown in the “Option Awards” column reflect the grant-date fair value of stock option awards, as calculated in accordance with FASB ASC Topic 718. The only stock option awards granted to non-employee directors during 2017 were to Messrs. Kotts and Skattum and Ms. Beder, each of whom received options in lieu of certain of their quarterly cash retainers. As of December 31, 2017, the aggregate numbers of stock options outstanding were: Ms. Beder—2,982; Mr. Crane—58,463; Mr. Kotts—213,404; and Mr. Skattum—135,647, all of which are fully vested.
(5)	The Company believes the total compensation paid to directors is reasonable given the size of the Board and the time commitment required by the individual directors.
(6)	Mr. Skattum relinquished his director fees for the 3rd quarter in favor of the Nabors Charitable Foundation Hurricane Harvey relief efforts.
(7)	Mr. Wolf retired from the Board on June 6, 2017. Accordingly, fees earned by Mr. Wolf consist of a pro-rata amount of annual retainer fee and committee membership fees in 2017 prior to his retirement.

SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

We encourage our directors and executive officers to own our common shares in order to align their interests with those of other shareholders. Ownership of the Company’s common shares ties a portion of their net worth to the Company’s share price and provides a continuing incentive for them to work toward superior long-term stock performance. Our policy is for directors to own common shares valued at three times the annual cash retainer paid to non-employee directors, in line with our peers.

As of April 6, 2018, Nabors had 370,300,188 common shares outstanding and entitled to vote. For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common shares that such person has the right to acquire within 60 days. The following table sets forth the beneficial ownership of common shares, as of April 6, 2018, by each of our current directors and executive officers, both individually and as a group. Except as otherwise indicated below, each person has sole voting and investment power for the common shares shown below.

	COMMON SHARES BENEFICIALLY OWNED
BENEFICIAL OWNER(1)	NUMBER OF SHARES	PERCENT OF TOTAL OUTSTANDING(2)
Tanya Beder	34,396	*
James R. Crane(3)	193,801	*
John P. Kotts(3)	478,821	*
Michael C. Linn	135,338	*
Anthony G. Petrello(3)(4)	12,938,619	3.47%
Dag Skattum(3)	260,042	*
John Yearwood	159,338	*
Mark D. Andrews(3)	49,582	*
William J. Restrepo	1,243,723	*
All directors and executive officers as a group(3)	15,493,660	4.15%

* Less than 1%

(1)	The address of each of the directors and named executive officers listed above is in care of the Company at the address shown on the notice of meeting at the beginning of this Proxy Statement.
(2)	Based on the Company’s total common shares outstanding as of April 6, 2018, the record date for this year’s meeting.

22	2018 Proxy Statement

(3)	We have included in the table common shares underlying stock options that are vested or scheduled to vest within 60 days of April 6, 2018. For purposes of computing the percentage of shares held by the persons named above, such option shares are not deemed to be outstanding for purposes of computing the ownership of any person other than the relevant option holder. The number of common shares underlying fully vested stock options, or those vesting within 60 days of April 6, 2018, included in the table are as follows: Mr. Andrews—6,143; Mr. Crane—58,463; Mr. Kotts—235,483; Mr. Petrello—2,450,153; Mr. Skattum—151,704; and all directors/executive officers as a group—2,904,928. Restricted share awards are considered outstanding shares and therefore are included in the table above regardless of vesting schedule.
(4)	The shares listed for Mr. Petrello include 635,236 shares owned by a charitable foundation over which Mr. Petrello has shared voting and dispositive power. Mr. Petrello disclaims beneficial ownership of those shares.

Share Ownership of Certain Beneficial Owners

The following table contains information regarding each person known to us to beneficially own more than 5% of our outstanding common shares as of April 6 2018, based on Schedule 13G filings made by such persons with the SEC.

BENEFICIAL OWNER NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF TOTAL OUTSTANDING SHARES(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	27,830,232	7.52%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	24,769,339	6.69%
FMR LLC(4) 245 Summer Street Boston, MA 02210	26,007,647	7.02%
Hushang Ansary(5) c/o Parman Enterprises LLC 1000 Louisiana, Suite 5900 Houston, TX 77002	19,000,000	5.13%
Morgan Stanley(6) 1585 Broadway New York, NY 10036	20,672,993	5.58%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	25,039,824	6.76%
(1)	Based upon the Company’s total common shares outstanding as of April 6, 2018.
(2)	Based on a Schedule 13G/A filed on January 30, 2018, BlackRock, Inc. and certain of its affiliates have sole voting power with respect to 26,551,052 shares and sole dispositive power with respect to 27,830,232 shares as of December 31, 2017.
(3)	Based on a Schedule 13G/A filed on February 9, 2018, Dimensional Fund Advisors LP and certain of its affiliates have sole voting power with respect to 24,253,451 shares and sole dispositive power with respect to 24,769,339 shares as of December 31, 2017. Dimensional Fund Advisors LP serves as investment adviser, sub-adviser and/or manager to certain investment companies, comingled funds, group trusts and separate accounts that own all of the reported shares. According to its Schedule 13G/A, Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(4)	Based on a Schedule 13G filed on February 13, 2018, FMR LLC and certain of its affiliates have sole voting power with respect to 179,790 shares and sole dispositive power with respect to 26,007,647 shares as of December 31, 2017.

2018 Proxy Statement 23

(5)	Based on a Schedule 13G filed on November 6, 2017, Hushang Ansaray, along with certain entities he controls, has sole voting and dispositive power with respect to 11,000,000 shares, and shared voting and dispositive power with respect to 8,000,000 shares as of November 6, 2017. With respect to those same shares, (i) Parman International B.V. and Ennia Caribe Holding N.V. claim shared voting and dispositive power with respect to 8,000,000 shares; (ii) EC Investments B.V. claims shared voting and dispositive power with respect to 6,000,000 shares; and (iii) Banco di Caribe B.V. and BDV Investments B.V. claim shared voting and dispositive power with respect to 2,000,000 shares.
(6)	Based on a Schedule 13G/A filed on February 13, 2018, Morgan Stanley and certain of its affiliates have shared voting power with respect to 3,551,527shares and shared dispositive power with respect to 20,402,907 shares. With respect to 18,408,915 of those same shares and based on the same Schedule 13G/A, Morgan Stanley Smith Barney LLC has shared voting power with respect to 1,287,449 shares and shared dispositive power with respect to 18,138,829 shares as of December 31, 2017.
(7)	Based on a Schedule 13G/A filed on February 8, 2018, The Vanguard Group and certain of its affiliates have sole voting power with respect to 168,870 shares, shared voting power with respect to 37,305 shares, sole dispositive power with respect to 24,862,208 shares and shared dispositive power with respect to 177,616 shares as of December 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

All of our directors and executive officers are required to file reports of share ownership and reports of changes in ownership with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, and based solely on our review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to us during 2017, and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were met for such director and executive officers in 2017 in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The Board has adopted a written policy regarding the review, approval and ratification of “related-party transactions”. A “related person” is defined under applicable SEC rules and includes our directors, executive officers, beneficial owners of 5% or more of our common shares and each of their immediate family members. Under the written policy, our Governance and Nominating Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving in advance all transactions involving any related party of the Company. In making its determination, the Committee must consider the fairness of the transaction to the Company and the potential impact of the transaction on the director’s independence.

Mr. Crane, an independent director of our Board, is the Chairman and CEO of Crane Capital Group Inc. (“CCG”), an investment management company that indirectly owns a majority interest in several operating companies, some of which have provided services to the Company in the ordinary course of business, including transportation and international logistics. In 2017, the Company’s payments to the CCG companies totaled $14.6 million excluding contract carrier charges, a significant decrease from $22.4 million in 2016 and $33.7 million in 2015, which the Governance and Nominating Committee determined were immaterial to both CCG and the Company. In its determination, the Governance and Nominating Committee considered that:

(1)	The Company’s aggregate payment for services to the CCG companies, excluding disbursements passed through at cost of $257,192, constituted less than 2.0% of the consolidated revenue of the CCG companies;
(2)	Mr. Crane was not and is not involved in the commercial decisions of either the Company or CCG related to the provision of transportation and logistics to the Company; and
(3)	All commercial transactions between the Company and CCG were and are conducted at arm’s length and in the ordinary course of business and involve charges determined by competitive bids.

The Governance and Nominating Committee and the Board considered the totality of the information and concluded that Mr. Crane met both the objective and subjective standards of director independence established by the NYSE, as well as the Board’s Governance Guidelines. The Governance and Nominating Committee and the Board also approved ongoing ordinary-course business transactions between the Company and the CCG companies.

24	2018 Proxy Statement

AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board. The charter is available on the Company’s website at www.nabors.com. The Audit Committee is responsible for (i) oversight of the quality and integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, and financial risk management, (ii) the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), (iii) the performance of the Company’s internal auditors and independent auditor and (iv) the Company’s compliance with legal and regulatory requirements with respect to the foregoing. Subject to approval by the shareholders, the Audit Committee has the sole authority and responsibility to select, determine the compensation of, oversee, evaluate and, when appropriate, replace the Company’s independent auditor.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company’s system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, and for the assessment of and the report on the Company’s internal control over financial reporting included in the Annual Report. The Company’s independent auditor is responsible for auditing those financial statements and expressing an opinion as to (i) their conformity with such accounting principles and (ii) the effectiveness of the Company’s internal controls over financial reporting. PricewaterhouseCoopers LLP was the Company’s independent auditor in 2017. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

During 2017, the Audit Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q, and the annual report on Form 10-K, including the consolidated financial statements and the report on internal controls;
•	Reviewed and discussed the Company’s policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the company and its business units, as appropriate;
•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2017 and summaries of the significant reports to management by the internal auditors;
•	Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;
•	Reviewed and discussed with management their reports on the Company’s policies regarding applicable legal and regulatory requirements;
•	Reviewed, updated and approved the Audit Committee’s charter; and
•	Met with the independent auditor and the internal auditors in executive sessions and was involved in the selection of the independent auditor’s lead engagement partner.

The Audit Committee reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year end December 31, 2017, the critical accounting policies that are set forth in the Company’s annual report on Form 10-K for the year then ended, management’s annual report on the Company’s internal controls over financial reporting, and PricewaterhouseCoopers LLP’s opinion on the effectiveness of the internal controls over financial reporting.

The Audit Committee discussed with the independent auditor matters that independent registered public accounting firms must discuss with Audit Committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by PCAOB Accounting Standards No. 1301 (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

2018 Proxy Statement 25

The independent auditor also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with the independent auditor its independence from the Company, and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on form 10-Q, and its opinion on the effectiveness of the Company’s internal controls over financial reporting were compatible with maintaining its independence.

The Audit Committee also reviewed and preapproved, among other things, the audit, audit-related, tax and other services performed by, and related fees of, the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on the Audit Committee review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2017, be included in the Company’s annual report on Form 10-K. The Audit Committee also selected PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ending December 31, 2018, which it believes is in the best interest of the Company and/or shareholders, and is presenting that selection to shareholders for approval at the meeting.

Respectfully submitted,

THE AUDIT COMMITTEE
John P. Kotts, Chairman
Tanya S. Beder
John Yearwood

26	2018 Proxy Statement

ITEM 2: APPROVAL AND APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION FOR THE AUDIT COMMITTEE TO SET THE INDEPENDENT AUDITOR’S REMUNERATION

PricewaterhouseCoopers LLP served as independent auditors for the Company for the year ended December 31, 2017. PricewaterhouseCoopers LLP or its predecessor has been our independent auditor since May 1987.

Under Bermuda law, our shareholders have the responsibility to appoint the independent auditor of the Company to hold office until the close of the next annual general meeting and to authorize the Audit Committee of the Board to set the independent auditor’s remuneration. At the meeting, the shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2018, and to authorize the Audit Committee to set the independent auditor’s remuneration. The selection of PricewaterhouseCoopers LLP as our independent auditor for the year ending 2018 was approved by the Audit Committee in February 2018.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2, THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR OF THE COMPANY AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE INDEPENDENT AUDITOR’S
REMUNERATION

AUDIT COMMITTEE PREAPPROVAL POLICY

The Audit Committee has established a pre-approval policy for all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. The Chairman of the Audit Committee may preapprove permissible proposed nonaudit services that arise between committee meetings, provided that the decision to preapprove the service is reported to the full Audit Committee at the next regularly scheduled meeting. During 2017, all audit and nonaudit services performed by the independent auditor were subject to the pre-approval policy.

INDEPENDENT AUDITOR FEES

The following table summarizes the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP. The Audit Committee preapproved all fees for 2017 and 2016 services.

	2017	2016
Audit Fees	$5,223,860	$4,897,263
Audit-Related Fees	128,300	1,800
Tax Fees	1,159,249	1,053,844
All Other Fees	0	0
Total	$6,511,409	$5,952,907

Audit Fees for the years ended December 31, 2017 and 2016, respectively, include fees for professional services rendered for the audits of the consolidated financial statements of the Company and the audits of the Company’s internal control over financial, in each case as required by Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules, statutory audits, consents and accounting consultation attendant to the audit.

Audit-Related Fees for the years ended December 31, 2017 and 2016, respectively, include consultations concerning financial accounting and reporting standards.

2018 Proxy Statement 27

Tax Fees for the years ended December 31, 2017 and 2016, respectively, include services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice. The increase in tax fees year-over-year was primarily related to transfer pricing services.

All Other Fees for the years ended December 31, 2017 and 2016 respectively, include nonrecurring advisory services with respect to corporate process improvements, as well as market data research.

28	2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to help you understand our executive compensation practices and decisions we made in 2017 relating to the named executive officers listed below (the “executive officers”). This CD&A supplements and should be read in conjunction with the tables and related narratives of this Proxy Statement.

NAMED EXECUTIVE OFFICERS

•	Anthony G. Petrello,Chairman of the Board, President and Chief Executive Officer
•	William J. Restrepo,Chief Financial Officer
•	Mark D. Andrews,Corporate Secretary

EXECUTIVE SUMMARY

2017 PERFORMANCE HIGHLIGHTS

During 2017, the Compensation Committee continued to implement its compensation philosophy and goals by seeking to closely align the overall compensation of our executive officers to the Company’s short- and long-term business objectives which, for 2017, were specifically designed to strengthen our market presence and penetration and augment shareholder value. As a result, despite challenging industry conditions, our executives capitalized on value-add opportunities and delivered on a number of strategic initiatives in 2017, including:

★	Launching SANAD, our joint venture with a subsidiary of Saudi Arabian Oil Company, solidifying our long-standing position as a market leader in what is considered to be the most important oil and gas region in the world;
★	Acquiring Tesco Corporation, which combines our two companies’ exceptional talent and technologies to strengthen our ability to accelerate the growth of Nabors Drilling Solutions and provide a more integrated offering;
★	Acquiring Robotic Drilling Systems AS, with its advanced robotic systems and expertise, accelerating our automation initiatives;
★	Expanding our real-time drilling analytics, providing for further improvements in drilling efficiency;
★	Introducing our PACE®-M1000 rigs as well as modernizing our L48 rig fleet, solidifying our position as an industry leader; and
★	Expanding our Nabors Drilling Solutions offering, including performance drilling tools, wellbore placement technologies and other value-add services.

CEO “REPORTED” VS. “REALIZED” SHARE-BASED COMPENSATION

As part of our on-going shareholder outreach program as further described below, some of our shareholders requested a clearer and more concise explanation regarding the structure, design and long-term impact of our CEO’s equity-based compensation granted over the last 3 years. In particular, certain of our shareholders expressed a desire to better understand how our CEO’s equity-based compensation as reported in our proxy statement compares to the value actually paid to him in subsequent years.

The difference between these two concepts is often referred to as “reported” versus “realized” pay. Reported pay refers to the value reported in the compensation tables required under Item 402 of Regulation S-K, which we calculate based on applicable SEC rules and guidance. Realized pay refers to the value of compensation received by the executive as of the applicable vesting date.

In reviewing the compensation information provided in this proxy statement, it is important for shareholders to note, that all annual cash bonus and equity compensation is performance based. Equity awards to our CEO are in two categories, TSR Shares and Performance Shares, the realization of which are both conditioned upon the CEO’s performance. In addition, the target grant date value shown for the TSR Shares and Performance Shares granted to

2018 Proxy Statement 29

our CEO each year is not necessarily the actual compensation received by Mr. Petrello in respect of those awards. It is also important to note that, only after the satisfaction of the applicable performance goals, Performance Shares granted will vest ratably over three years following the grant date, subject to Mr. Petrello’s continued employment with us (subject to certain exceptions in connection with involuntary employment terminations).

The table below compares the grant date values as reported in previous years’ proxy statements to the fair market value of the shares on the applicable vesting date. To calculate this value, we multiplied the number of shares vesting by the closing price of our common stock on the applicable vesting date.

TSR SHARES
Key Features:

•
We grant the maximum number of shares eligible to vest at the beginning of the performance period, and the value shown in our proxy tables is based on the probable outcome of the percentage of vesting of such shares using the Monte Carlo probability model; however, TSR Shares will only vest to the extent our relative TSR performance meets certain threshold levels, and any shares that do not vest will be forfeited

•	Vesting based on the Company’s TSR performance relative to the peer group measured over a 3-year period

•	Minimum performance criteria must be met in order for any TSR Shares to vest

•	Cap on the maximum number of TSR shares eligible to vest in respect of a performance period
YEAR REPORTED	REPORTED GRANT DATE VALUE	VALUE OF SHARES THAT VESTED AT THE END OF THE PERFORMANCE PERIOD*	% CHANGE FROM REPORTED VALUE
2014	$3,356,826	$2,895,473	13.7% decrease in value
2015	$3,787,224	$1,203,745	68.2% decrease in value
2016	$3,353,662	Performance Period ends 12/31/2018	N/A

PERFORMANCE SHARES
Key Features:

•
Number of restricted shares granted based upon the achievement of certain pre-determined financial or operational performance goals measured over the one-year performance period prior to the year such shares are granted (i.e., 2017 Performance Share grant was based on achievement of performance goals during 2016)

•	Once granted, the vesting of Performance Shares remains subject to a 3-year vesting period following the grant date

•	Minimum performance threshold applies before any Performance Shares can be granted

•	Subject to a maximum award amount
YEAR REPORTED	REPORTED GRANT DATE VALUE	AGGREGATE VALUE REALIZED ON VESTING*	% CHANGE FROM REPORTED VALUE
2014	$6,460,000	$4,312,717	33% decrease in value
2015	$5,201,428	$3,694,593	29% decrease in value
2016**	$7,455,107	$7,400,926	~1% change
*	Values shown do not take into account shares tendered back to the Company to cover applicable tax withholdings.
**	Aggregate Value Realized on Vesting for 2016 Performance Shares assumes that the Performance Shares vested in full on December 29,2017 based on our closing stock price on that date.

30	2018 Proxy Statement

OUR 2017 SAY-ON-PAY AND SHAREHOLDER OUTREACH

At our 2017 Annual Meeting, only 43.73% of votes cast voted in favor of our 2017 executive compensation program. We were disappointed in this result and continue to be concerned with the relatively low level of support that our executive compensation program has received from our shareholders in the past. Although the Board has a practice of engaging in shareholder outreach efforts each year to address a variety of corporate governance topics (including compensation), given this low level of support, the Board was eager to hear investors’ specific views on our executive compensation programs. As part of our shareholder outreach effort, we contacted six of our largest shareholders, representing more than 25 percent of our outstanding common stock, to obtain their views on the Company’s corporate governance program. Our Lead Director and Chair of the Compensation Committee (both of whom are independent) and our Vice President of Investor Relations met with four large shareholders, representing more than 17 percent of our outstanding common stock. Other independent directors and certain members of management also participated in certain of those discussions. During these meetings, our representatives encouraged investors to share specific concerns and feedback relating to our executive compensation programs. This feedback included:

•	Provide more clear and concise disclosure of compensation designs and outcomes (including a more linear discussion of the objectives vs. related payouts);
•	When making compensation decisions, take into account any potential loss in shareholder value measured over the year in question, even where other financial metrics may have been strong; and
•	Consider capping the vesting of TSR Shares in situations where the Company’s total shareholder return, or TSR, was negative.

The Compensation Committee gives serious consideration to the views and opinions of our shareholders, and in the past has taken steps to address shareholder concerns that are specific to compensation issues. The Board hopes that shareholders will take into account the following Company considerations and responses in connection with this feedback:

SHAREHOLDER CONCERN	COMPANY CONSIDERATIONS AND RESPONSES
Vesting of TSR Shares Should be Capped When Nabors’ TSR is Negative	•	The terms of our TSR Share program were heavily negotiated in connection with entering into employment agreements with our CEO and CFO.

•
TSR Shares are only earned to the extent that our TSR, when compared to that of our peer group, exceeds certain levels, and therefore the vesting of these awards is based on measurable performance criteria.

•
The actual value realized from TSR shares is dependent not only upon the number of shares earned based on relative performance, but also upon the stock price at the time of vesting. As a result, realized value is already negatively impacted by any decline in TSR from grant date through vesting date.

	•	The Compensation Committee is considering ways to enhance the design features of our TSR Shares for the future in order to better align TSR Share vesting with our stock performance.
Give Greater Consideration to Shareholder Losses When Making Compensation Decisions for Given Year	•
Although our executives capitalized on value-add opportunities and delivered on a number of strategic initiatives in 2017, in light of our stock performance during the year, the Compensation Committee did not approve any special or discretionary bonuses during 2017.

Lack of Clear and Concise Disclosure Regarding Compensation Programs	•
Provided more streamlined disclosure of design features of the various elements of our compensation programs, together with greater visibility into targets and thresholds, including emphasizing the performance-based nature of our TSR and Performance Shares.

The Compensation Committee hopes that shareholders will consider these highlights, as well as the other positive attributes of our compensation program, when casting their say-on-pay votes at the 2018 annual general meeting of shareholders.

2018 Proxy Statement 31

PAY MIX BREAKDOWN

Our goal is to align our executives with our shareholders by providing by providing appropriate incentives to achieve our business objectives and to drive growth in shareholder value. We achieve this alignment by providing a mix of performance-based cash and equity awards designed to reward superior performance and achievement of specific short- and long-term business objectives.

In 2017, approximately 86% of our CEO’s annual target compensation, approximately 80% of our CFO’s target compensation, and approximately 43% of our other executive officer’s target compensation was performance-based. The target allocation of 2017 compensation for our CEO, CFO and other executive officer is shown in the charts below.

For purposes of the above illustration, “target compensation” is comprised of base salary, annual performance bonus, and long-term performance-based equity incentives.

COMPENSATION PRINCIPLES AND PRACTICES

The Compensation Committee strongly believes that executive compensation should be set at levels appropriate to attract, motivate, reward and retain talented leaders and should be closely aligned to Company performance.

In 2017, we continued to adhere to compensation practices that we believe strengthen the link between the compensation of our executive officers and the performance of our business:

WHAT WE DO	WHAT WE DON’T DO
Independent Compensation Committee – We have oversight by a Compensation Committee comprised of only independent directors	No excessive perquisites without a compelling business rationale
Independent Compensation Consultant – Our compensation committee engages an independent compensation consultant	No repricing of underwater stock options without shareholder approval
Pay for performance – Tie a majority of executive compensation to performance with specific, measurable financial and operational objectives	No excise tax gross-ups in connection with a change-of-control, and it is our policy not to include any such tax gross-ups in any future executive officer agreements
Share ownership policy – Require our CEO and CFO to hold shares equal in value to five times and three times base salary, respectively	No discretionary bonuses except in the case of extraordinary specific developments that materially enhance the value of the company

32	2018 Proxy Statement

Capped severance – Adopted a policy limiting severance payments in our executive agreements to 2.99x the sum of average base salary and bonus for 3 years prior to termination
Annual say-on-pay vote – Conduct annual say-on-pay non-binding advisory votes

KEY COMPONENTS OF EXECUTIVE COMPENSATION

Our executive compensation structure is designed to attract and retain exceptional talent and incentivize achievement of our strategic business goals, including maximizing long-term shareholder value.

CORE OBJECTIVES

We have designed a compensation program for our executives that embodies these core objectives:

•	Aligning management’s interests with the long-term interests of shareholders by tying a significant portion of compensation to growth in shareholder value;
•	Attract, motivate and retain experienced leaders who are critical to the success of our business;
•	Provide compensation that rewards performance and drives achievement of key financial and strategic business objectives;
•	Maintain an appropriate balance between short- and long-term business goals; and
•	Limit perquisites and other non-performance based elements of compensation.

Our executive compensation program consists of three main components that reflect our compensation philosophy:

1.	Annual base salary;
2.	A capped performance-based cash award under our shareholder-approved Incentive Plan (as defined below) (“annual performance bonus”); and
3.	Capped long-term performance-based equity incentive awards, consisting of performance shares that are subject to annual performance goals (“Performance Shares”) and long-term performance shares subject to achievement of Total Shareholder Return relative to our peers over a three year period (“TSR Shares”).

An appropriate mix of these key components, which are discussed in more detail below, enables us to remain competitive within our industry while ensuring that our executive officers are appropriately incentivized to deliver shareholder value. Although restricted shares granted to our CEO are all performance based and are only earned if the underlying performance goal is achieved, in order to address shareholder requests for a better understanding of the differences between our annual performance shares and our long term TSR performance shares, we have separately described these awards in the following discussion.

2018 Proxy Statement 33

COMPENSATION ELEMENT	LINK TO COMPENSATION PHILOSOPHY	KEY DESIGN FEATURES
Base Salary	• Base level of compensation critical to attracting and retaining top talent • Rewards the skill and expertise that our executive officers contribute to the Company on a day-to-day basis
•   CEO base salary aligned with
     median market levels based on
     Peer Group (as defined later in this
     CD&A)

•   Determined based on a variety of
     considerations, including
     performance, experience level,
     additional responsibilities, internal
     equity, and retention risk

Annual Cash Incentive (the “Incentive Plan”)
•   Annual cash incentive designed to
     focus executive officers on
     achieving specific performance
     measures and to reward successful
     outcomes

•   Competitive opportunity aids with
     attraction and retention of top talent

•   Aligns executives with shareholders
     by placing a significant portion of
     annual compensation at risk
     for achievement of key near-term
     strategic and financial performance
     goals that are critical
     to long-term growth

Mr. Petrello & Mr. Restrepo

•   For 2017, based 100% on
     adjusted EBITDA

     •     Threshold:   $455 Million

     •     Target:      $650 Million

     •     Maximum:   $780 Million

•   No award will be earned unless
     threshold level performance is
     achieved.

Mr. Andrews’ annual cash incentive bonus is determined based on quantitative goals established by the Committee at the beginning of each annual performance period.

Performance Shares
•   Aligns executives with shareholders
     by tying a significant portion of
     compensation to achievement of
     strategic objectives critical
     to long-term growth

•   Reinforces alignment by awarding
     compensation in the form of equity

•   Reinforces retention by vesting
     earned awards over a three year
     period

•   Shares earned based on
     achievement of applicable
     performance goals during the
     prior year

•   Only granted to the extent the
     applicable performance criteria
     established for the
     1-year performance period have
     been achieved

•   Once earned & granted, awards
     vest over an additional
     three year term

TSR Shares
•   Aligns executives with shareholders
     by tying a significant portion of
     compensation to achievement of
     strong relative total shareholder
     return performance over a
     multi-year period

•   Reinforces alignment by awarding
     compensation in the form of equity
• Shares earned based upon TSR performance relative to our peers over the three years following the grant date • No shares are earned if relative performance is below the peer group 25th percentile

34	2018 Proxy Statement

COMPENSATION ELEMENT	LINK TO COMPENSATION PHILOSOPHY	KEY DESIGN FEATURES
Time-based Restricted Shares (Mr. Andrews only)	• Time-based vesting elements strengthen retention of top talent • Reinforces alignment with shareholders by awarding compensation in the form of equity
•   Annual equity grant determined by
     multiplying annual cash incentive
     bonus award by a multiple
     determined for Mr. Andrews based
     upon his position and attainment of
     performance metrics determined at
     the beginning of the annual
     performance period

•   Awards vest ratably over 4 years

HOW WE DETERMINE ANNUAL BASE SALARY

Base salary is the fixed portion of an executive’s annual cash compensation. The other compensation components fluctuate and are not guaranteed. The Compensation Committee determines an appropriate level of base salary for our CEO and CFO by taking into account a series of competitive and other factors and conducting a compensation comparison against a pre-selected peer group (the “Peer Group”), which is discussed later in this CD&A. The Compensation Committee makes this initial determination of base salary upon the executive’s initial appointment and periodically reviews its determination, as it deems appropriate, taking into account various factors, including the Company’s performance, market data, industry conditions and shareholder feedback.

The Compensation Committee may also take into account certain competitive factors, which sometimes include:

•	Compensation levels of similarly-situated executives of other drilling contractors and in the oilfield services sector at companies in our Peer Group;
•	Necessary levels of compensation to attract and retain highly talented executives from outside the industry; and
•	A newly hired executive’s salary at his or her most recent place of employment.

The Compensation Committee engaged Pearl Meyer to review our CEO’s target total direct compensation in comparison to the average Peer Group CEO. Upon careful review, the Compensation Committee recommended to the independent members of the Board that no action be taken to amend or terminate our CEO’s employment agreement at the end of its initial term in 2017. As a result, the employment agreement extended automatically for another year. The Compensation Committee determined not to approve an increase in his base salary, other than reversing the 10% decrease that occurred in 2015 through 2016, because his base salary is already postured competitively to the Peer Group comparators.

►   2017 ANNUAL BASE SALARY

Our CEO’s and CFO’s initial annual base salaries are reflected in each of their respective employment agreements as $1.70 million and $650,000, respectively. In 2014, Mr. Petrello received a 3% increase in his annual base salary to $1.75 million. There have been no recent increases or other adjustments in annual base salary for either our CEO or CFO, except for a 10% agreed reduction applicable in 2015 and 2016, which reduction was reversed in 2017. Mr. Andrews does not have an employment agreement. Mr. Andrews’ annual base salary for 2017 was $220,000, reflecting a 4.76% increase after the lifting of the 10% reduction that was in place applicable during 2015 and 2016.

HOW WE DETERMINE ANNUAL PERFORMANCE BONUS

At the beginning of each year, the Compensation Committee sets objective performance measures for the Company as a whole and establishes corresponding performance goals for each participant under the Incentive Plan, including our named executive officers. In structuring the performance measures and goals, the Compensation Committee sets targets for achieving those goals:

•	Minimum threshold before any annual performance bonus can be earned;
•	Target award dollar amount to incentivize a specific desired performance level; and
•	Maximum goal which sets an appropriate limit on the potential annual performance bonus that can be earned.

2018 Proxy Statement 35

At its first meeting following the end of the fiscal year, the Compensation Committee determines whether the performance goals have been attained and approves any cash payment amount based upon the level of achievement of the pre-established annual performance goals.

Pursuant to their respective employment agreements, each of our CFO and CEO are assigned one or more financial or nonfinancial metrics by which their performance is measured for purposes of calculating their annual performance bonus for a given year. Following the end of that year, the Compensation Committee evaluates each executive’s performance against the applicable metric or metrics and determines their cash performance bonus based on the established threshold, target and maximum level(s) for that year. Any results between levels are prorated in calculating the performance bonus.

►   2017 ANNUAL CASH PERFORMANCE BONUS

Pursuant to their respective employment agreements, Mr. Petrello’s annual cash performance bonus is targeted at 100 percent of his base salary ($1.75 million for 2017) and capped at twice his base salary ($3.5 million). Mr. Restrepo’s annual performance bonus is targeted at 100 percent of his base salary ($650,000 for 2017) and capped at twice his base salary ($1.3 million ). In each case, the target opportunity is determined by the Compensation Committee at the beginning of the applicable performance year.

For 2017, Mr. Petrello’s and Mr. Restrepo’s annual cash performance bonus was based on the Company’s targets for adjusted EBITDA1. This performance measure was selected by the Compensation Committee to ensure focus on efficient and profitable operations, preservation of shareholder value through a challenging industry environment, improvement in our competitive position, and to help ensure that we remain properly positioned to capitalize on opportunities for growth. Adjusted EBITDA is a significant consideration used by analysts in evaluating the Company and is therefore, we believe, a key driver of the Company’s share price.

The Compensation Committee established the following targets for Mr. Petrello’s and Mr. Restrepo’s annual performance bonus for 2017:

OBJECTIVE	WEIGHT	TARGET RANGES	PERFORMANCE ACHIEVED	CASH BONUS EARNED
Adjusted EBITDA	100%	Threshold: $455 Million Target: $650 Million Maximum: $780 Million	Achieved at 83.7% of Target The Company’s adjusted EBITDA for 2017 was $544 million	Because the actual performance falls between payout levels, the bonus is prorated to $1.46 million for Mr. Petrello and $0.54 million for Mr. Restrepo

In the event actual performance falls between payout levels, the annual performance bonus is prorated. In addition, adjustments to targets are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment. Actual performance for 2017 fell between the threshold and target and the actual payout was calculated using straight line interpolation between these two points. No adjustments to the CEO’s targets were made for 2017.

Mr. Andrews’ annual cash performance bonus is based on the achievement of quantitative performance goals established at the beginning of the annual performance period. For 2017, Mr. Andrews’ performance goals included implementing changes to the Company’s internal equity compensation reporting portals and providing training and structure advice related to the Company’s internal equity compensation reporting and administration procedures.

[1]	Throughout this Proxy Statement, the term “adjusted EBITDA” is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because we believe that these financial measures accurately reflect our ongoing profitability and performance. Please refer to Annex A to this Proxy Statement for a reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure.

36	2018 Proxy Statement

LONG-TERM EQUITY INCENTIVES

Pursuant to their employment agreements, our CEO and CFO are eligible only to earn equity awards that are performance based – TSR Shares and Performance Shares. The Performance Shares are earned based on achievement of annual performance goals, and the TSR Shares are earned based on our relative TSR achievement over three years. It is important to note that, in reading the Summary Compensation Table appearing elsewhere herein, compensation amounts represented by Performance Shares appearing in the table represent amounts awarded for performance achieved in the prior year, whereas compensation amounts represented by TSR Shares appearing in the table represent only amounts that may be earned in the future. Mr. Andrews receives only time-based restricted shares.

►   HOW WE DETERMINE OUR PERFORMANCE-BASED TSR SHARES

The Compensation Committee determines the number of TSR Shares that will be granted at the beginning of the applicable three-year performance period. For the 2017 award, Mr. Petrello’s maximum number of shares that may vest is 318,761, calculated by multiplying Mr. Petrello’s base salary on the first day of the performance period of $1.75 million by three, then dividing by the 20 day average closing price of $16.47 on December 31, 2016. For Mr. Restrepo, the maximum number of shares that may vest is 78,931, calculated by multiplying Mr. Restrepo’s base salary on the first day of the performance period of $650,000 by two, then dividing by the 20 day average closing price of $16.47 on December 31, 2016. Pursuant to their respective employment agreements, the target number of TSR Shares is valued at (i) 150% of base salary on the first day of the performance period for Mr. Petrello, and (ii) 100% of base salary on the first day of the performance period for Mr. Restrepo.

TSR Shares will not vest until the end of the applicable three-year performance period, with the level of vesting based on the Company’s TSR ranking compared to the TSR ranking of the companies in the Peer Group measured over this three year period. TSR for the common stock of Nabors and each Peer means the difference between (x) the average closing price for the 30 consecutive trading days prior to the start of the performance period, and (y) the average closing price for the last 30 consecutive trading days during such performance period, as adjusted for dividends paid during such performance cycle.

For TSR Shares granted in 2017, the target number of TSR Shares will vest if the Company ranks at the median of the Peer Group for TSR during the period 2017 through 2019. If the Company ranks in the first quintile, TSR Shares will vest at the maximum level, and the Company must rank at least in the fourth quintile for any TSR Shares to vest (at 25% of maximum). Other rankings yield proportionate results. Any TSR Shares that have not vested at the end of the performance period are immediately forfeited.

The percentage of maximum shares earned based on three-year TSR rank is shown in the table below:

TSR RANK	PERCENTAGE OF MAXIMUM SHARES EARNED
1, 2 or 3	100%
4 or 5	75%
6 or 7	60%
8 or 9	50%
10 or 11	40%
12 or 13	25%
14,15 or 16	0%

For purposes of our TSR Share awards, the Compensation Committee, in consultation with Pearl Meyer, determined the Peer Group for 2017-2019 by:

•	Reviewing the Peer Group to determine whether any companies should be eliminated to the extent there are companies whose operations, although requiring similar management skills, were nevertheless not comparable to the Company’s business lines and therefore did not provide a meaningful basis for measuring relative share performance; and
•	Determining whether to add other significant competitors in each of the Company’s business lines to provide a comprehensive means for evaluating TSR.

2018 Proxy Statement 37

The Compensation Committee has discretion to adjust the composition of the Peer Group and to set the threshold, target and maximum performance criteria to reflect current circumstances. Our 2017 Peer Group (which is substantially the same as the Peer Group established on January 1, 2016) is discussed in more detail on page 42.

VESTING OF TSR SHARES GRANTED IN 2015 (FOR PERFORMANCE PERIOD OF 2015-2017)

Based on the Company’s share performance for the 2015-2017 performance period, the Company’s ranking for TSR Shares granted in 2015 was 10, which (as shown in the chart above) falls below the median of the Peer Group. Accordingly, the number of TSR Shares vested for our CEO and CFO were:

►   Mr. Petrello: 174,709, or 40% of his maximum shares; and

►   Mr. Restrepo: 43,261, or 40% of his maximum shares.

►   HOW WE DETERMINE OUR PERFORMANCE SHARES

The Compensation Committee pre-determines at the beginning of each one-year performance cycle the specific financial and operational performance metrics for Performance Shares applicable to each executive officer in order to tailor long-term incentives to the specific goals and needs of the Company at such time. The restricted shares earned based on performance over the prior year are granted after the end of the one-year performance cycle. For example, the Compensation Committee determined the applicable performance metrics for the 2016 performance cycle at the beginning of 2016. The number of Performance Shares earned by our executive officers for their performance in the 2016 performance cycle was not determined until February 17, 2017. Accordingly, these awards are disclosed as compensation for 2017, as set forth under “Executive Compensation Tables—2017 Summary Compensation Table”.

By design, the strategic or operational targets upon which the vesting of the Performance Shares is based contain both objective and subjective components. The Compensation Committee specifically designs the goals to strategically position the Company for long-term success. Performance metrics that are more subjective and qualitative serve as an appropriate performance metric when the relative success of such metrics are incapable of objective measurement during the performance period. For example, development of an industry-changing technology may be a goal capable of achievement during the performance cycle, but may not generate significant revenue or returns until some future period. The Compensation Committee retains flexibility to determine the specific performance metric(s) for Performance Shares so that it may tailor these long-term incentives to the specific strategies of the Company as they evolve in our dynamic industry. This flexibility includes the prerogative of amending metrics during a performance cycle, for example, as a result of changes from a significant acquisition or technological developments.

Pursuant to their respective employment agreements:

►	Mr. Petrello has the opportunity to receive an award of Performance Shares in respect of each fiscal year targeted at 200% of base salary ($3,500,000), with a maximum award of twice that amount ($7,000,000).
►	Mr. Restrepo has the opportunity to receive an award of Performance Shares for each fiscal year targeted at 100% of base salary ($650,000), with a maximum award of twice that amount ($1,300,000).

Performance Shares are earned on a pro-rated basis based on the number of goals (or overall percentage of all goals) achieved, and each goal is given equal weighting. For the 2017 performance cycle:

►   Threshold performance required the achievement of two goals (or 40% of all goals);

►   Target performance required the achievement of three goals (or 60% of all goals); and

►   Maximum performance required achievement of all five goals (or 100% of all goals).

No Performance Shares would have been earned in the event that less than 40% of the executive’s goals had been achieved. Once earned and granted, Performance Shares are subject to an additional vesting period of three years following the grant date.

38	2018 Proxy Statement

►   2016 PERFORMANCE SHARES (Granted in February 2017 based on 2016 Performance)

A portion of the compensation appearing below in the stock awards column of the 2017 Summary Compensation Table for Mr. Petrello and Mr. Restrepo consists of Performance Shares earned by each of them during the 2016 performance cycle and granted in February 2017. For the 2016 performance cycle, Mr. Petrello had the following five performance goals related to his Performance Shares:

GOAL #	PERFORMANCE GOAL	DEGREE OF ACHIEVEMENT DETERMINED BY COMPENSATION COMMITTEE
1	Secure a joint venture with Saudi Aramco	100%
2	Implement a program to measure customer satisfaction and drive growth	100%
3	Develop a plan to maximize the Company’s investment in C&J Energy Services Ltd.	100%
4	Grow non-rig drilling services revenue on a per-rig basis	50.0%
5	Commercialize the iRacker® technology	90.0%

As a result of the 88% achievement level of the applicable performance goals, the Compensation Committee approved a Performance Share award for Mr. Petrello valued at 88% of his maximum award value, or $6.16 million. As a result, the Compensation Committee granted Mr. Petrello a Performance Share award of 381,424 shares, determined on February 17, 2017, based upon the average daily closing price of our shares on each of the preceding 20 business days. As discussed above, these Performance Shares, which appear as compensation in 2017 Summary Compensation Table below, are subject to an additional three-year vesting period following the grant date.

For the 2016 performance cycle, Mr. Restrepo had the following five performance goals:

GOAL #	PERFORMANCE GOAL	DEGREE OF ACHIEVEMENT DETERMINED BY COMPENSATION COMMITTEE
1	Secure a joint venture with Saudi Aramco	100%
2	Develop a plan to maximize the Company’s investment in C&J Energy Services Ltd.	100%
3	Achieve certain tax initiatives	100%
4	Deliver a trackable reduction in operating expenses	100%
5	Upgrade certain financial reporting measures and eliminating certain recurring audit exceptions	100%

As a result of the 100% achievement level of the applicable performance goals, the Compensation Committee approved a Performance Share award for Mr. Restrepo valued at 100% of his maximum award value, or $1.3 million. As a result, the Compensation Committee granted Mr. Restrepo a Performance Share award of 80,495 shares, determined on February 17, 2017, based upon the average daily closing price of our shares on each of the preceding 20 business days. As discussed above, these Performance Shares, which are appear as compensation in the 2017 Summary Compensation Table below, are subject to an additional three-year vesting period following the grant date.

2018 Proxy Statement 39

►   2017 PERFORMANCE SHARES (Granted in February 2018 based on 2017 Performance)

For the 2017 performance cycle, Mr. Petrello had the following five performance goals (the first three of which were shared with Mr. Restrepo):

GOAL #	PERFORMANCE GOAL	DEGREE OF ACHIEVEMENT DETERMINED BY COMPENSATION COMMITTEE
1	Ensure successful implementation and integration of the joint venture with Saudi Aramco	100%
2	Balance sheet improvement	66.7%
3	Grow non-rig drilling services adjusted EBITDA so that the fourth quarter adjusted EBITDA annualized would be at least $50 million	100%
4	Development of automatic pipe handler system	75%
5	Define and implement a strategy on the use of big data	100%

As a result of the 88.34% achievement level of the applicable performance goals, the Compensation Committee approved a Performance Share award for Mr. Petrello valued at 88.34% of his maximum award value, or $6.18 million. As a result, the Compensation Committee granted Mr. Petrello a Performance Share award of 851,763 shares, determined on February 23, 2018, based upon the average daily closing price of our shares on each of the preceding 20 business days. As discussed above, these Performance Shares are subject to an additional three-year vesting period following the grant date.

For the 2017 performance cycle, Mr. Restrepo had the following five performance goals:

GOAL #	PERFORMANCE GOAL	DEGREE OF ACHIEVEMENT DETERMINED BY COMPENSATION COMMITTEE
1	Ensure successful implementation and integration of the joint venture with Saudi Aramco	100%
2	Balance sheet improvement	66.7%
3	Grow non-rig drilling services adjusted EBITDA so that the fourth quarter adjusted EBITDA annualized would be at least $50 million	100%
4	Achieve certain tax initiatives	100%
5	Define and execute a plan for materially streamlined infrastructure with specified deliverables	75%

As a result of the 88.34% achievement level of the applicable performance goals, the Compensation Committee approved a Performance Share award for Mr. Restrepo valued at 88.34% of his maximum award value, or $1.15 million. As a result, the Compensation Committee granted Mr. Restrepo a Performance Share award of 158,185 shares, determined on February 23, 2018, based upon the average daily closing price of our shares on each of the preceding 20 business days. As discussed above, these Performance Shares are subject to an additional three-year vesting period following the grant date.

While Performance Shares granted in February 2018 were based on the 2017 performance cycle, because the Performance Shares were not granted until 2018, they will appear as 2018 compensation to the named executive officer in the Company’s 2019 proxy statement. Likewise, as noted above, the Performance Shares granted in February 2017 in respect of the 2016 performance cycle appear as 2017 compensation to the named executive officers, because those Performance Shares were granted in 2017.

40	2018 Proxy Statement

Mr. Andrews receives his long-term equity based compensation awards in the form of restricted shares that vest over time. For 2017, Mr. Andrews received a long term equity incentive award in the form of restricted shares on March 3, 2017, the number of which was determined by applying a multiplier of 1.25 to his annual performance bonus for 2016, which was $75,495, and dividing the product by $14.56, which was the value of our shares on the grant date. Based on this calculation, he was granted 6,481 restricted shares, with restrictions lapsing ratably over four years.

SETTING EXECUTIVE COMPENSATION

Our Compensation Committee, independent consultant and other resources each play an important role in determining our executive compensation structure.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee, which consists of three independent directors, performs the following compensation-related functions:

•	Oversees the compensation of our executive officers and other key management comprising our senior leadership team;
•	Evaluates the performance of our CEO and reviews the performance of our other executive officers, drawing on its own judgment and observations and those of our CEO in evaluating the performance of such officers;
•	Administers our equity-based programs for executive officers and reviews and approves all forms of compensation (including equity grants);
•	Sets financial and business measures and goals that are tied to the Company’s performance for long-term equity incentive awards;
•	Oversees employment agreements, including severance and change-in-control agreements, between the Company and the executive officers, including modifications and amendments thereto; and
•	Considers input from the Risk Oversight Committee and Audit Committee with respect to risk management considerations in evaluating performance objectives and incentives.

The Compensation Committee has discretion to decrease formula-driven awards or provide additional incentive compensation based on executive retention considerations. It also has discretion to provide additional incentive compensation (i.e., special bonuses) in recognition of extraordinary specific developments that materially enhance the value of the Company. To a lesser extent, the Compensation Committee exercises subjective judgment in making compensation decisions with respect to executive officers, primarily as to equity awards, when such officer’s compensation is not determined pursuant to an employment agreement. See “Equity Based Award Policy” below for a brief discussion of authority delegated to the CEO with respect to employee equity grants.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant to advise and assist the committee with its responsibilities. For 2017, the scope of Pearl Meyer’s engagement included:

•	providing advice and analysis on executive compensation trends and norms;
•	advising on potential peer group members to evaluate our CEO’s and CFO’s compensation;
•	reviewing and analyzing peer group information to assist with setting of executive compensation;
•	updating the Compensation Committee periodically on legislative and regulatory developments impacting executive compensation; and
•	providing additional assistance, as requested by such committee.

The Compensation Committee evaluated Pearl Meyer’s independence by considering, among other things, the following six factors identified by the SEC and the NYSE:

•	The provision of other services to the Company by Pearl Meyer;
•	The amount of fees received from the Company by Pearl Meyer as a percentage of total revenue;
•	Pearl Meyer’s policies and procedures designed to prevent conflicts of interest;
•	The existence and nature of business and personal relationships of Pearl Meyer with a member of the Compensation Committee;
•	Any Company stock owned by Pearl Meyer; and

2018 Proxy Statement 41

•	The existence and nature of business or personal relationship of Pearl Meyer with an executive officer of the Company.

Based on its evaluation, the Compensation Committee concluded there were no independence or conflict-of-interest concerns related to Pearl Meyer’s engagement.

ROLE OF MANAGEMENT

Certain of our executive officers and senior management provide input on business strategy and short- and long-term business objectives, which assists the Compensation Committee in establishing performance goals in connection with long-term components of our executive compensation program. In addition, the Compensation Committee consults with the CEO in setting the compensation of other executive officers upon their hiring with the Company and periodically thereafter as deemed appropriate by the Compensation Committee. The CEO also provides a subjective performance assessment of other executive officers, which is reviewed and considered by the Compensation Committee in determining each executive officer’s performance and resulting compensation.

DETERMINATION OF PEER GROUP

For purposes of the Peer Group, the Compensation Committee, in consultation with its independent compensation consultant, considers peer companies for inclusion based on the following criteria:

•	Significant competitor in the Company’s lines of business;
•	Comparable size, scope and/or complexity;
•	Competition for executive talent; and/or
•	Similar operations in the industry and market.

The Compensation Committee determined that the following companies comprise the Peer Group for purposes of compensation comparison in 2017, including comparison of TSR Shares granted in 2017.

Atwood Oceanics, Inc.[2]
Baker Hughes, a GE Co. (formerly Baker Hughes Inc.)
Diamond Offshore Drilling, Inc.
Ensco plc
TechnipFMC plc (f/k/a FMC Technologies, Inc.)
Halliburton Company
Helmerich & Payne, Inc.
National-Oilwell Varco, Inc. Noble Corporation plc Patterson–UTI Energy, Inc. Rowan Companies plc Schlumberger Limited Superior Energy Services, Inc. Transocean Ltd. Weatherford International plc

EQUITY-BASED AWARD POLICY

The Company has established an Equity-Based Award Policy that applies to the grant of long-term equity incentive awards to all employees, including our executive officers. Here is how this policy works in practice:

•	The policy does not restrict the timing of awards, although the Compensation Committee typically makes awards to our executive officers and senior leadership at its first meeting each year, which usually occurs in February.
•	The Compensation Committee delegated authority to the CEO, subject to predetermined caps, to approve equity awards to employees at other times during the year, such as in connection with new hires and promotions, or in connection with the appraisal review and compensation adjustment process for employees.
•	All awards granted by the CEO are required to be reported to the Compensation Committee at its next regularly scheduled meeting. In connection with the appraisal review and compensation adjustment process for 2017, the CEO was delegated authority to grant up to an aggregate of 700,000 restricted shares to employees.
[2]	Atwood Oceanics, Inc. merged with Ensco plc in October 2017, and as a result has been removed from the Peer Group beginning in 2018.

42	2018 Proxy Statement

MARKET REFERENCING

We regularly consider market data for similarly situated executive officers in making compensation decisions for this group of executives.

WHAT WE DO	WHAT WE DON’T DO
Review executive compensation disclosures of peer group companies and/or published compensation survey sources of industrial and finance companies generally	Target individual elements of compensation or total compensation at a certain percentile within a peer group

Review market information and/or survey data to understand how our aggregate executive compensation compares to competitive norms for attracting and retaining talented leaders and determining certain compensation elements
Employ a peer group analysis in determining the compensation of our employees other than the CEO and CFO

OTHER BENEFITS AND PERQUISITES

All of our employees, including our executive officers, may participate in health, pension and welfare benefit, and other plans. Our executive officers and certain other employees may also receive company-sponsored club memberships as part of their overall compensation package. In addition, Messrs. Petrello and Restrepo receive additional benefits under the terms of their respective agreements, as described below. In 2014, we eliminated the CEO’s automobile allowance in line with perquisite reductions across the Company.

SEVERANCE PROTECTION

Severance protection, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we have provide such protection for Messrs. Petrello and Restrepo.

Mr. Petrello’s and Mr. Restrepo’s employment agreements each provide for severance payments in the event the agreement is terminated (i) by the Company prior to the expiration date of the agreement for any reason other than for cause, including in connection with a change in control, or (ii) by the executive for constructive termination without cause, including in connection with a change in control, each as defined in their respective employment agreement.

Under Mr. Petrello’s agreement, termination within twelve months of a change in control (as defined in the agreement), including by voluntary resignation, is considered a constructive termination without cause. Under Mr. Restrepo’s agreement, termination within twelve months of a change in control (as defined in the agreement) qualifies as a constructive termination only under circumstances that otherwise qualify as constructive termination (not including voluntary resignation) under the agreement. The executive officer would have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change in control, 2.99 times the average sum of his base salary and annual performance bonus during the three fiscal years preceding the termination. The cap on the annual performance bonus opportunity beginning in 2013 serves to reduce the potential severance benefit in the future.

Mr. Petrello’s and Mr. Restrepo’s employment agreements also provide that, in the event of a termination without cause or constructive termination without cause, including in connection with a change in control, (a) TSR Shares previously granted would be deemed earned at target; (b) earned Performance Shares would immediately vest; and (c) for Mr. Petrello, Performance Shares for the year of termination would be deemed earned at maximum levels. The Compensation Committee provided for the vesting of outstanding restricted shares, including Performance Shares, and outstanding stock options because in each instance those awards have already been earned based upon performance at the time of grant.

Additional information regarding severance benefits is included in the table under “Executive Compensation Tables—2017 Potential Payments Upon Termination or Change in Control” below.

2018 Proxy Statement 43

DEATH, DISABILITY AND CERTAIN TERMINATIONS UNRELATED TO A CHANGE OF CONTROL

Mr. Petrello’s and Mr. Restrepo’s employment agreements also provide that, upon death, disability, termination without cause, or constructive termination without cause, each would receive (a) immediate and full vesting of any unvested stock options and restricted shares outstanding (except for TSR Shares); (b) any amounts earned, accrued or owing to him but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites); (c) continued participation in medical, dental and life insurance coverage; and (d) certain perquisites and other or additional benefits in accordance with our applicable plans and programs, including distribution of account balances under the Company’s Executive Plan. Certain of these benefits are conditioned on the executive’s continued compliance with certain non-competition and non-solicitation restrictions.

In addition, under the agreements, (a) any unvested TSR Shares at the time of termination for these reasons will vest at target levels; and (b) for Mr. Petrello, any unearned Performance Shares will be deemed earned at the maximum level (in the case of death or disability, on a pro rata basis).

LIFE INSURANCE AND OTHER PERQUISITES

In addition to salary and bonus, Mr. Petrello receives group life insurance, various split-dollar life insurance policies, reimbursement of business-related expenses, and various perquisites (including personal use of company aircraft). Premium payments under the split-dollar life insurance policies were suspended in 2002. Under Mr. Petrello’s employment agreement, the Company is obligated to make contributions during the term of his employment in the amounts necessary to maintain the face value of the insurance coverage. If the Company is not legally permitted to make such contributions to the policies, it will pay an additional bonus to Mr. Petrello equal to the amount required to permit him to lend sufficient funds to the insurance trusts that own the policies to keep them in force. Mr. Restrepo also receives group life insurance, reimbursement of business-related expenses and various perquisites available to senior leaders of the Company generally.

RETIREMENT PLANS

Our executive officers are eligible to participate in the following retirement plans:

•	401(k) Plan—a tax-qualified defined contribution plan, which covers substantially all our employees; and
•	Deferred Compensation Plan—a nonqualified deferred compensation plan, which allows certain employees to defer an unlimited portion of their cash compensation and receive Company-matching contributions.

Collectively, these plans facilitate retention and provide our executive officers an opportunity to accumulate assets for retirement.

EXECUTIVE PLAN

Messrs. Petrello and Restrepo also are eligible to participate in the Executive Deferred Compensation Plan (the “Executive Plan”).

Pursuant to Mr. Petrello’s employment agreement, at the end of each calendar quarter through the first quarter of 2019 the Company credits $300,000 to an account for Mr. Petrello under this plan. These deferred amounts, together with earnings thereon, will be distributed to Mr. Petrello when (1) he reaches age 65 or (2) earlier (a) when he reaches age 62, to the extent of any quarterly contributions in excess of $250,000, together with accumulated deemed earnings thereon or (b) upon termination of employment for any reason other than cause. Mr. Petrello will forfeit his account balance under this plan upon termination of employment for cause. During 2016 and 2017, in order to comply with certain tax code provisions, Mr. Petrello received certain of these distributions as a result of his turning age 62.

Mr. Restrepo is also eligible to participate in the Executive Plan on the same basis as other senior leaders. The Compensation Committee elected to credit $400,000 to Mr. Restrepo’s account under the Executive Plan in 2017.

Information regarding our Deferred Compensation Plan and Executive Plan, as well as the terms of their participation, can be found under “2017 Nonqualified Deferred Compensation” below.

44	2018 Proxy Statement

TERM OF EMPLOYMENT

Mr. Petrello’s current employment agreement provides for an initial term of five years, through December 31, 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination 90 days prior to such anniversary. If the Company provides notice of termination to Mr. Petrello, then provided that he remains employed with the Company for a period of up to six months as specified by the Company to assist with the transition of management, the termination will be treated as a constructive termination without cause. Neither Mr. Petrello nor the Company has provided notice of termination. As a result, Mr. Petrello’s employment agreement was automatically extended to December 31, 2018.

Mr. Restrepo’s employment agreement provides for an initial term through December 31, 2017, with automatic one-year extensions at the end of each term, unless either party provides notice of termination one year prior to such anniversary. Such notice by the Company does not constitute a constructive termination under Mr. Restrepo’s agreement. Neither Mr. Restrepo nor the Company has provided notice of termination. As a result, Mr. Restrepo’s employment agreement was automatically extended to December 31, 2018.

SHARE OWNERSHIP POLICY

We encourage our executive officers to own the Company’s shares to further align their interests with those of other shareholders.

Mr. Petrello’s employment agreement requires that he own Company common shares with a minimum acquisition value of five times his base salary. As noted in the table under “Corporate Governance—Beneficial Ownership of Company Common Shares”, as of the record date for the annual general meeting of shareholders Mr. Petrello owns 12,303,383 common shares (inclusive of vested but unexercised stock options and exclusive of 635,236 common shares for which Mr. Petrello disclaims beneficial ownership) as of the record date, which represent approximately 3.30 percent of our outstanding common shares and nearly 27 times the required minimum ownership.

Mr. Restrepo’s employment agreement requires that he own Company common shares with a minimum acquisition value of three times his base salary. As noted in the table under “Corporate Governance—Beneficial Ownership of Company Common Shares”, as of the record date for the annual general meeting of shareholders, Mr. Restrepo currently owns 1,243,723 common shares and nearly eight times the required minimum ownership.

In 2017, Mr. Andrews was not subject to a minimum share ownership requirement.

“Acquisition value” for purposes of our share ownership requirement means, for shares, the market closing price on the date of grant or purchase. For stock options, it means the Black Scholes value on the date of grant. Acquisition value was chosen by our Compensation Committee as an appropriate measure because of the volatility of stock prices in our industry and the complications that may arise from the use of a fluctuating valuation method.

RISK ASSESSMENT

The Compensation Committee continues to review with management the design and operation of our incentive compensation arrangements, including the performance objectives and the mix of short- and long-term performance horizons used in connection with incentive awards, to ensure that these arrangements do not encourage our executives to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders.

TAX CONSIDERATIONS – SECTION 162(M)

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) limits to $1 million the amount of compensation that we may deduct in any year with respect to the Company’s “covered employees” as defined under Section 162(m). An exception to this deduction limitation was previously available for compensation that qualified as “performance-based compensation”, so long as such compensation met certain requirements set forth in Section 162(m) and the applicable regulations. As a result of new tax legislation that went into effect on December 22, 2017, the exception for performance-based compensation will not be available effective for taxable years beginning

2018 Proxy Statement 45

after December 31, 2017, unless the compensation is paid pursuant to a written, binding contract in effect as of November 2, 2017 that qualifies for transition relief under the new tax legislation. As a result, compensation paid in excess of $1 million to individuals who, following December 31, 2017, are subject to Section 162(m) is not expected to be deductible.

Historically, the Compensation Committee has strived to structure certain of its compensation arrangements to qualify as performance-based compensation. For example, in the past we have designed our Annual Incentive Plan and certain performance-based awards under our 2013 and 2016 Stock Plans with the intent that such amounts qualify as performance-based compensation. However, the Compensation Committee retained the flexibility to pay incentive compensation or other compensation that was not intended to qualify as performance-based compensation to the extent the Compensation Committee determined it was in the Company’s best interests to do so.

Although the new tax legislation does provide for transition relief that may be available with respect to certain contracts, given the uncertainty that currently exists as to the application and interpretation of Section 162(m) and the applicable regulations, we are not able to ascertain whether, or guarantee that, amounts intended to qualify as performance-based compensation will in fact qualify as such, and certain amounts that were expected to be tax deductible to the Company in the future may in fact not be. Although the Compensation Committee will continue to analyze the impact of Section 162(m), the Compensation Committee continues to retain the flexibility to make decisions with respect to the Company’s compensation programs that are based on factors other than Section 162(m) and related tax consequences. Such factors may include, among other things, the Company’s current business strategies and goals, current market conditions with respect to the industries in which the Company competes, retention elements and alignment with shareholder interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the CD&A provided above. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

THE COMPENSATION COMMITTEE
Michael C. Linn, Chairman
James R. Crane
John P. Kotts

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for 2017 was comprised of Messrs. Linn (Chairman), Crane and Kotts, all of whom were determined by the Board to be independent directors. None of these directors has ever served as an officer or employee of the Company or participated in any transaction during the last fiscal year required to be disclosed pursuant to the SEC’s proxy rules, except as to Mr. Crane, as described above under “Certain Relationships and Related-Party Transactions”. No executive officer of the Company serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Compensation Committee or as a director. In addition, none of our executive officers serves as a member of the compensation committee of the board of directors of any entity that has one or more of its executive officers serving as a member of our Board.

46	2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

2017 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(4)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Anthony G. Petrello Chairman of the Board, President and CEO	2017	1,750,000	0	9,397,720	0	1,464,516	79,669	1,430,806	14,122,711
	2016	1,575,000	0	10,808,769	0	1,492,982	169,740	1,325,938	15,372,429
	2015	1,580,077	6,125,000	16,863,656	0	1,602,000	150,663	1,342,206	27,663,602
William J. Restrepo CFO	2017	650,000	0	2,113,433	0	543,963	19,997	429,458	3,756,851
	2016	585,000	0	2,214,946	0	554,536	15,075	417,426	3,786,983
	2015	587,000	1,042,500	2,537,236	0	806,000	6,182	422,418	5,401,336
Mark D. Andrews Corporate Secretary	2017	220,000	0	94,363	0	73,150	0	94,445	481,958
	2016	189,000	0	75,000	0	75,495	0	87,659	427,154
	2015	197,320	0	75,000	0	60,000	0	88,042	420,362
(1)	A portion of Mr. Petrello’s contractual salary is deemed to include payment for his service as a director of the Company. In 2015, Messrs. Andrews, Petrello and Restrepo agreed to a reduction in their salaries by 10% in light of the difficult market conditions, which reduction remained in effect through December 31, 2016, and was reversed in 2017.
(2)	In 2015, each of Mr. Petrello and Mr. Restrepo received a special cash bonus in recognition of their leadership and role in the transaction with C&J Energy Services Ltd. as discussed in our 2016 proxy statement.
(3)	Except as otherwise described below, the amounts shown in this column reflect the value of restricted share awards based on the grant date closing price of our common shares. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

In accordance with their respective employment agreements, the number of TSR Shares and Performance Shares to be granted to each of Messrs. Petrello and Restrepo is calculated using a per share value equal to the average daily closing price of the Company’s shares on the NYSE on each of the twenty (20) trading days prior to the date of calculation. As a result, the contractually determined value may be higher or lower than the amount set forth in the Summary Compensation Table and other tables in this proxy statement, which for TSR Shares is determined using the Monte Carlo model using the assumptions detailed in the footnotes of our audited financial statements, and which for Performance Shares is determined using the closing price on the date of grant approval.

2018 Proxy Statement 47

The amounts shown in this column for Messrs. Petrello and Restrepo consist of the following:

	Stock Award ($)
Executive	Year	Performance Shares(a)		TSR Shares(b)		Special Awards		Total
Mr. Petrello	2017	5,839,601(c	)	3,558,119(d	)	N/A		9,397,720
	2016	7,455,107(e	)	3,353,662(f	)	N/A		10,808,769
	2015	5,201,428(g	)	3,787,224(h	)	7,875,004	(i)	16,863,656
Mr. Restrepo	2017	1,232,378(j	)	881,055(k	)	N/A		2,113,433
	2016	1,384,517(l	)	830,429(m	)	N/A		2,214,946
	2015	724,483(n	)	937,756(o	)	874,997	(p)	2,537,236
(a)	Performance Shares are granted based upon the achievement of certain pre-determined financial or operational performance goals measured over the one-year performance period prior to the year such shares are granted. A minimum performance threshold applies before any Performance Shares are granted. Even though the performance objectives were achieved vesting of Performance Shares remains subject to an additional 3-year vesting period.
(b)	Pursuant to their respective employment agreements, the maximum number of shares eligible to vest are granted at the beginning of the performance period. TSR Shares are not time-based awards; they represent only amounts that may be earned in the future, TSR Shares only vest to the extent that our relative TSR performance meets certain threshold levels, and any shares that do not vest are forfeited. Vesting is based on our TSR performance relative to the Peer group measured over a 3-year period. If minimum performance criteria are not met, the TSR Shares will not vest.
(c)	Mr. Petrello achieved 88% of his 2016 performance criteria, and as a result he earned a Performance Share award for 2017 valued at 88% of 2x his maximum non-equity incentive award ($7,000,000), or $6,160,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 17, 2017, the Compensation Committee agreed to grant a Performance Share award of 381,424 shares to Mr. Petrello, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The amount reflected in the table is the value of the Performance share award calculated using the closing price of our common stock on February 17, 2017.
(d)	These TSR Shares were granted to Mr. Petrello on January 3, 2017. The grant-date fair value set forth in the table was calculated using the Monte Carlo method. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $5,250,000 for Maximum or $2,625,000 at Target.
(e)	Mr. Petrello achieved all of his 2015 performance criteria, and as a result he earned a Performance Share award for 2016 valued at 2x his maximum non-equity incentive award, or $7,000,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 19, 2016, the Compensation Committee agreed to grant a Performance Share award of 1,083,591 shares to Mr. Petrello, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The amount reflected in the table is the value of the Performance share award calculated using the closing price of our common stock on February 19, 2016. However, the shares were not issued until June 7, 2016, following shareholder approval of the 2016 Stock Plan, and as a result the grant date fair value of the Performance Shares for purposes of ASC 718 was $11,756,963. The date of determination, calculation methodology for the stock price, and number of shares of the then-pending award were disclosed in our 2016 proxy statement, under “Item 3 – Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders.

48	2018 Proxy Statement

(f)	These TSR Shares were granted to Mr. Petrello on January 4, 2016. The grant-date fair value set forth in the table was calculated using the Monte Carlo method. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $5,250,000 for Maximum or $2,625,000 at Target.
(g)	Mr. Petrello’s 2015 Performance Share award was approved on February 20, 2015, and represents a grant-date fair value of $4,666,666, calculated in accordance with the terms of his employment agreement. Accordingly, on February 20, 2015, the Compensation Committee agreed to grant a Performance Share award of 384,721 shares to Mr. Petrello, based on the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The amount reflected in the table is the value of the Performance Share award calculated using the closing price of our common stock on February 20, 2015.
(h)	These TSR Shares were granted to Mr. Petrello on January 1, 2015. The grant-date fair value set forth in the table was calculated using the Monte Carlo method. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $5,250,000 for Maximum or $2,625,000 at Target.
(i)	This amount represents the grant-date fair value of the shares Mr. Petrello received as a special equity bonus in connection with the C&J Energy Services transaction.
(j)	Mr. Restrepo achieved 100% of his 2016 performance criteria, and as a result the Compensation Committee agreed to grant him a Performance Share award for 2017 valued at 2x his target non-equity incentive award, or $1,300,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 17, 2017 the date of determination, the Compensation Committee agreed to grant a Performance Share award of 80,495 shares to Mr. Restrepo, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The amount reflected in the table is the value of the Performance share award calculated using the closing price of our common stock on February 17, 2017.
(k)	These TSR Shares were granted to Mr. Restrepo on January 3, 2017. The grant-date fair value set forth in the table is calculated using the Monte Carlo method. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $1,300,000 for Maximum or $650,000 at Target.
(l)	Mr. Restrepo achieved all of his 2015 performance criteria, and as a result he earned a Performance Share award for 2016 valued at 2x his target non-equity incentive award, or $1,300,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 19, 2016, the Compensation Committee agreed to grant a Performance Share award of 201,238 shares to Mr. Restrepo, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The amount reflected in the table is the value of the Performance share award calculated using the closing price of our common stock on February 19, 2016. However, the shares were not issued until June 7, 2016, following shareholder approval of the 2016 Stock Plan, and as a result the grant date fair value of the Performance Shares for purposes of ASC 718 was $2,183,432. The date of determination, calculation methodology for the stock price, and number of shares of the then-pending award were disclosed in our 2016 proxy statement, under “Item 3 – Approval of Company’s 2016 Stock Plan” and that item was approved by our shareholders.
(m)	These TSR Shares were granted to Mr. Restrepo on January 4, 2016. The grant-date fair value set forth in the table was calculated using the Monte Carlo method. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $1,300,000 for Maximum or $650,000 at Target.
(n)	Mr. Restrepo’s 2015 Performance Share award was approved on February 20, 2015, and represents a grant-date fair value of $650,000, calculated in accordance with the terms of his employment agreement. Accordingly, on February 20, 2015 the date of determination, the Compensation Committee agreed to grant

2018 Proxy Statement 49

a Performance Share award of 53,586 shares to Mr. Restrepo, based upon the average daily closing price of our shares on each of the preceding 20 business days prior to that date. The amount reflected in the table is the value of the Performance Share award calculated using the closing price of our common stock on February 20, 2015.

(o)	These TSR Shares were granted to Mr. Restrepo on January 1, 2015. The grant-date fair value set forth in the table was calculated using the Monte Carlo method. Had the grant been valued based on the average closing price of our shares on each of the 20 calendar days preceding the calculation date, as determined in accordance with his employment contract, the TSR Share award would have been valued at $1,300,000 for Maximum or $650,000 at Target.
(p)	This amount represents the grant-date fair value of the shares Mr. Restrepo received as a special equity bonus in connection with the C&J Energy Services transaction.
(4)	The annual performance bonuses of our named executive officers are governed by our Incentive Plan, as described above under “Compensation Discussion and Analysis—Key Components of Executive Compensation—How We Determine the Annual Performance Bonus.” Amounts shown in the table above reflect the amounts earned for the particular year shown, even though such amounts are paid in the following year.
(5)	The amounts in this column are attributable to above-market earnings in the Executive Plan. For 2017, above-market earnings represent the difference between the 6% interest rate earned under this plan and 3.99%, which is 120% of the Internal Revenue Service Long-Term Applicable Federal Rate as of December 31, 2013. Nonqualified deferred compensation activity for 2017 is detailed in the table under “2017 Nonqualified Deferred Compensation” below.
(6)	The amounts in the “All Other Compensation” column of this table consist of the following:
NAME	YEARS	INSURANCE BENEFITS(a)	CLUB MEMBERSHIP	IMPUTED LIFE INSURANCE(b)	AUTOMOBILE ALLOWANCE	OTHER(c)	NQP COMPANY MATCH	401(K) COMPANY MATCH	TOTAL
Anthony G. Petrello Chairman of the Board, President and CEO	2017	0	26,617	11,389	0	1,379,300	0	13,500	1,430,806
	2016	0	26,044	10,209	0	1,283,060	0	6,625	1,325,938
	2015	0	25,046	10,208	0	1,293,736	0	13,216	1,342,206
William J. Restrepo CFO	2017	0	13,362	2,596	0	400,000	0	13,500	429,458
	2016	0	8,489	2,312	0	400,000	0	6,625	417,426
	2015	0	5,431	2,312	0	400,000	0	14,675	422,418
Mark D. Andrews Corporate Secretary	2017	0	0	0	0	94,445	0	0	94,445
	2016	0	0	0	0	87,659	0	0	87,659
	2015	0	0	0	0	88,042	0	0	88,042
(a)	The economic benefit related to a split-dollar life insurance arrangement was $44,245 for Mr. Petrello for 2017. These amounts were reimbursed to the Company during 2017. The benefit as projected on an actuarial basis was $1,229,385 before taking into account any reimbursements to the Company. We have used the economic-benefit method for purposes of disclosure in the Summary Compensation Table. Nabors suspended premium payments under these policies in 2002.
(b)	Represents value of life insurance premiums for coverage in excess of $50,000 for Messrs. Petrello and Restrepo.
(c)	For 2017, the amount in this column for Mr. Petrello includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to the Company attributable to his personal use of corporate aircraft of $179,300. For 2016, the amount in this column for Mr. Petrello includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to

50	2018 Proxy Statement

the Company attributable to his personal use of corporate aircraft of $80,560. For 2015, the amount in this column for Mr. Petrello includes contributions to the Executive Plan of $1,200,000 and unreimbursed incremental variable operating costs to the Company attributable to his personal use of corporate aircraft of $93,736.

The amount in this column for Mr. Restrepo in 2017, 2016 and 2015 includes contributions to the Executive Plan of $400,000, respectively. The amount in this column for Mr. Andrews for each of 2017, 2016, and 2015 includes a housing allowance of $48,000, $48,000, and $49,846, respectively, as well as reimbursement of Bermuda payroll taxes, company matching contributions to a Bermuda pension plan, and reimbursement of Bermuda health and social insurance premiums, none of which individually exceeds the greater of $25,000 or 10% of the total amount of these benefits for Mr. Andrews.

2017 GRANTS OF PLAN-BASED AWARDS

The table below shows information about plan-based awards, including possible payouts for performance bonuses under the Incentive Plan, TSR Shares, and Performance Shares, in each case as granted during the year ended December 31, 2017.

NAME	GRANT DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER STOCK AWARDS NUMBER OF SHARES OF STOCK(4) (#)	GRANT-DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Anthony G. Petrello		875,000	1,750,000	3,500,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	1/3/2017	N/A	N/A	N/A	79,690	159,381	318,761	N/A	N/A	N/A	N/A	3,558,119
	2/17/2017	N/A	N/A	N/A	N/A	N/A	N/A	108,359	216,718	433,437	N/A	5,839,601
William J. Restrepo		325,000	650,000	1,300,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	1/3/2017	N/A	N/A	N/A	19,733	39,466	78,931	N/A	N/A	N/A	N/A	881,055
	2/17/2017	N/A	N/A	N/A	N/A	N/A	N/A	20,124	40,248	80,495	N/A	1,232,378
Mark D. Andrews		17,600	44,000	88,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/3/2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	6,481	94,363
(1)	Amounts represent a range of possible payouts for performance bonuses under the Incentive Plan. As described under “Compensation Discussion and Analysis” above, the Compensation Committee sets target performance bonus amounts at the beginning of the fiscal year under our Incentive Plan. Possible performance bonus payouts under the Incentive Plan for Messrs. Petrello and Restrepo are based on targets set by the Compensation Committee with respect to adjusted EBITDA. If the threshold performance level is not achieved, no payout would be made. The amount set forth in the “Threshold” column above represents the amount payable if the executive achieved the threshold performance level. The amount set forth in the “Target” column above represents the amount payable if the executive achieved the target performance. The amount set forth in the “Maximum” column above represents the amount payable if the executive achieved the maximum performance. If actual performance falls between Threshold and Target levels, or Target and Maximum levels, the annual performance bonus is prorated. In addition, adjustments are permitted as deemed appropriate by the Board to account for significant events that warrant an adjustment. The actual amounts paid for fiscal year 2017 are set forth above in the “2017 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
(2)	Pursuant to Messrs. Petrello and Restrepo’s employment agreements, these TSR Shares are eligible to vest in 2020 based upon the Company’s relative share performance measured over 2017-2019.
(3)	Amounts represent the threshold, target and maximum payouts for Performance Shares granted to each of Messrs. Petrello and Restrepo. The Performance Shares earned by Messrs. Petrello and Restrepo in February 2017 pursuant to their respective employment agreements were based upon the achievement of certain objectives for the 2016 year and were granted in February 2017. Mr. Petrello achieved 88% of his goals and

2018 Proxy Statement 51

therefore received 381,424 restricted shares scheduled to vest in three (3) equal annual installments beginning on the first anniversary of the date of the award. Mr. Restrepo achieve 100% of his goals and therefore received 80,495 restricted shares scheduled to vest ratably over a three-year period.

(4)	In March 2017, Mr. Andrews received 6,481 restricted shares relating to 2016 performance, which are scheduled to vest ratably over a four-year period.

2017 OPTION EXERCISES AND SHARES VESTED

The following table shows stock options exercised by the named executive officers and restricted share awards vested during 2017

NAME	OPTION AWARDS		SHARE AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(2)	VALUE REALIZED ON VESTING ($)
Anthony G. Petrello(1)	0	0	922,570	11,173,242
William J. Restrepo(1)	0	0	206,059	2,198,670
Mark D. Andrews	0	0	5,958	91,217
(1)	Mr. Petrello’s and Mr. Restrepo’s share awards include TSR Shares earned for the three-year performance cycle that ended on December 31, 2016. The Company’s TSR performance relative to the applicable Performance Peer Group for TSR Shares granted in 2014 ranked at 6, or above Target, and resulted in a multiplier of 120% being applied to the target grant of TSR Shares. In February 2017, 189,123 and 48,209 shares of the TSR Shares granted in 2014 to Mr. Petrello and Mr. Restrepo vested following a determination by the Compensation Committee. The remaining shares were forfeited.
(2)	Messrs. Petrello and Restrepo tendered shares to satisfy tax withholding obligations upon vesting of these share awards, and, accordingly, each officer received fewer shares than shown in the table.

52	2018 Proxy Statement

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table below shows unexercised options, restricted share awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of December 31, 2017. The amounts reflected as market value are based on the closing price of our common shares of $6.83 on December 29, 2017 as reported on the NYSE.

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS MARKET OR PAYOUT VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED ($)
Anthony G.Petrello(1)	1,698,427	0	$9.87	2/25/2019
	1,726	0	$20.90	9/30/2019
	750,000	0	$16.36	8/22/2021
					76,945	525,534	N/A	N/A
					174,534	1,192,067	N/A	N/A
					722,394	4,933,951	N/A	N/A
					381,424	2,605,126	N/A	N/A
					N/A	N/A	0	0
					N/A	N/A	174,709	1,193,262
					N/A	N/A	240,274	1,641,074
William J. Restrepo(2)					17,862	121,997	N/A	N/A
					19,393	132,454	N/A	N/A
					134,159	916,306	N/A	N/A
					80,495	549,781	N/A	N/A
					N/A	N/A	0	0
					N/A	N/A	43,261	295,473
					N/A	N/A	59,496	406,360
Mark D. Andrews(3)	3,397	0	$9.87	2/25/2019
	2,746	0	$9.18	3/10/2019
					853	5,826	N/A	N/A
					2,774	18,946	N/A	N/A
					8,176	55,842	N/A	N/A
					6,481	44,265	N/A	N/A
(1)	Mr. Petrello’s restricted shares are scheduled to vest as follows: 127,141 shares vested on 2/17/18; 76,945 shares vested on 2/20/18; 174,534 shares vested on 4/24/18; 361,197 shares vest on 6/7/18; 127,142 shares vest on 2/17/19; 361,197 shares vest on 6/7/19; and 127,141 shares vest on 2/17/20. Based upon the Company’s TSR performance relative to the applicable Peer Group for TSR Shares granted in 2016, the number of shares that would vest is less than target, but is more than minimum, and for TSR Shares granted in 2017, the number of shares that would vest is zero. These shares are not scheduled to vest until after the performance cycle ending 12/31/18 and 12/31/19, respectively. On 2/23/18, 174,709 of the 436,772 TSR Shares granted in 2015 for the performance cycle beginning January 1, 2015 vested following a determination by the Compensation Committee. The remaining 262,063 shares were forfeited.
(2)	Mr. Restrepo’s restricted shares are scheduled to vest as follows: 26,832 shares vested on 2/17/18; 17,862 shares vested on 2/20/18; 19,393 shares vested on 4/24/18; 67,080 shares vest on 6/7/18; 26,831 shares vest on 2/17/19; 67,079 vest on 6/7/19; and 26,832 shares vest on 2/17/20. Based upon the Company’s TSR performance relative to the applicable Peer Group for TSR Shares granted in 2016, the number of shares that would vest is less than target, but is more than minimum, and for TSR Shares granted in 2017, the number of shares that would vest is zero. These shares are not scheduled to vest until after the performance cycle ending 12/31/18 and 12/31/19, respectively. On 2/23/18, 43,261 shares of the TSR Shares granted in 2015 vested following a determination by the Compensation Committee. The remaining 64,892 shares were forfeited.
(3)	Mr. Andrews’ restricted shares are scheduled to vest as follows: 2,725 shares vested on 2/19/18; 1,387 shares vested on 2/20/18; 853 shares vested on 2/21/18; 1,620 shares vested on 3/3/18; 2,725 shares vest on 2/19/19; 1,387 shares vest on 2/20/19; 1,621 shares vest on 3/3/19; 2,726 shares vest on 2/19/20; 1,620 shares vest on 3/3/20; and 1,620 shares vest on 3/3/21.

2018 Proxy Statement 53

2017 NONQUALIFIED DEFERRED COMPENSATION

DEFERRED COMPENSATION PLAN

Our Deferred Compensation Plan allows certain employees, including some of our named executive officers, to defer an unlimited portion of their base salary and annual performance bonus and, through 2017, to receive Company matching contributions in excess of contributions allowed under our 401(k) Plan because of IRS qualified plan limits. Individual account balances in the Deferred Compensation Plan are adjusted in accordance with deemed investment elections made by the participant using investment vehicles made available from time to time. Distributions from the Deferred Compensation Plan are generally made in the form of a lump-sum payment upon separation of service from the Company.

EXECUTIVE PLAN

Under our Executive Plan, we make deferred bonus contributions to accounts established for certain employees, including some of our named executive officers and other senior leaders, based upon their employment agreements, as applicable, or their performance during the year. Individual account balances in the Executive Plan are adjusted in accordance with deemed investment elections made by the participant either using investment vehicles made available from time to time or in a deemed investment fund that provides an annual interest rate on such amounts as established by the Compensation Committee from time to time. The interest rate for the deemed investment fund is currently set at six percent. Messrs. Petrello and Restrepo have elected to participate in this fund, as have some of our other senior management. Distributions from the Executive Plan are made in the form of lump-sum payments upon death, disability, termination without cause (as defined in the employment agreement), upon vesting or upon departure from the Company after vesting, which generally occurs three to five years after a contribution to the participant’s account.

Both the Deferred Compensation Plan and Executive Plan are unfunded deferred-compensation arrangements. The table below shows aggregate earnings and balances for each of the named executive officers under these plans as of December 31, 2017.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	COMPANY CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(3)	AGGREGATE WITHDRAWAL/ DISTRIBUTION ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(4)
Anthony G. Petrello	0	1,200,000	1,043,981	878,959	11,845,228
William J. Restrepo	0	400,000	74,198	0	1,338,109
Mark D. Andrews	0	0	0	0	0
(1)	The amounts shown reflect contributions to the Deferred Compensation Plan.
(2)	The amounts shown reflect contributions to the Executive Plan. These amounts are included in the “All Other Compensation” column of the “2017 Summary Compensation Table” above.
(3)	The amount shown reflects earnings in the Executive Plan. The portion of these amounts representing above-market earnings is reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “2017 Summary Compensation Table” above.
(4)	All amounts reflect balances in the Executive Plan. Mr. Andrews did not participate in either of our nonqualified deferred compensation plans in 2017.

54	2018 Proxy Statement

2017 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential payments to executive officers on December 31, 2017 for termination upon a change in control, termination without cause or constructive termination without cause (as defined in the respective employment agreement). The amounts shown assume the termination was effective on December 31, 2017, and the stock award amounts reflected are based on the closing price of our common shares of $6.83 on December 29, 2017 as reported on the NYSE. In addition to the amounts set forth below, in the event of death, disability or termination without cause, Messrs. Petrello and Restrepo would each have the right to a distribution of his account balance under the Executive Plan, as described above under “Compensation Discussion and Analysis—Retirement Benefits.”

NAME	CASH SEVERANCE(1)	OPTION AWARDS(2)	STOCK AWARDS(3)	RETIREMENT AND SAVINGS PLAN CONTRIBUTIONS	WELFARE BENEFITS(4)	TAX GROSS-UPS	OTHER(5)	TOTAL
Anthony G. Petrello	9,776,800	0	20,888,166	0	255,248	0	197,716	31,117,930
William J. Restrepo	3,654,527	0	2,598,166	0	30,397	0	0	6,283,090
Mark D. Andrews	0	0	0	0	0	0	0	0
(1)	Pursuant to their employment agreements, Messrs. Petrello and Restrepo would each have the right to receive within 30 days of a termination without cause or constructive termination without cause, including in connection with a change of control, 2.99x the average sum of his base salary and annual performance bonus during the three fiscal years preceding the termination.
(2)	Mr. Petrello would be entitled to exercise options following termination for the remaining life of the respective awards. The value of Mr. Petrello’s option awards, all of which are vested, are set forth above in the “2017 Outstanding Equity Awards at Fiscal Year End” table.
(3)	Pursuant to their employment agreements, in the event of a termination without cause or constructive termination without cause, including in connection with a change of control, any of their then outstanding unvested stock options, unvested restricted stock and any other equity compensation awards shall become vested, TSR Shares previously granted would be deemed earned at target, and, for Mr. Petrello only, Performance Shares for the year of termination would be deemed earned at maximum levels. In addition, earned Performance Shares would immediately vest.
(4)	Amount for Mr. Petrello represents the present value of providing medical, vision, dental and life insurance benefits following termination until the later of his death or the death of his wife, assuming an inflation rate equal to the risk-free rate for U.S. Treasury securities, discounted back to the present value based on an assumed mortality of 22 years as of December 31, 2017. Amount for Mr. Restrepo represents the cost of continuing medical, vision, dental and life insurance benefits for three years following his termination, at 2017 costs.
(5)	Represents (i) an estimated value of $117,865 for Mr. Petrello’s personal use of Company aircraft for one-year following his termination, assuming usage equal to the average of the three years immediately prior to termination, and (ii) $79,851 for continuation of Mr. Petrello’s club memberships for three years following termination, assuming continuation of 2017 cost.

2018 Proxy Statement 55

REQUIRED CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Petrello.

We determined that the annual total compensation of the median compensated employee, other than our CEO, Mr. Petrello, was $52,688; Mr. Petrello’s 2017 annual total compensation, as reflected in the 2017 Summary Compensation Table above, was $14,122,711; and the ratio of these amounts was 1:268.

To identify the median compensated employee, we used actual cash compensation consisting of base salary (for salaried employees) and rate of pay (for hourly employees), overtime (where applicable) and annual bonus for 14,110 of our employees worldwide, which number excludes 715 employees – or up to five percent of our employee population as permitted by the SEC’s de minimis exemption – from the following countries: Egypt (67 employees); Venezuela (382 employees); Yemen, (10 employees); Romania (2 employees); Indonesia (140 employees); Ecuador (42 employees); Malaysia (34 employees); and Kuwait (38 employees). We annualized base pay for those permanent employees who did not work for the entire 12-month period. We used average exchange rates from January 1, 2017, to December 30, 2017, to convert the cash compensation of non-U.S. employees to U.S. currency. We did not exclude employees who joined the Company from acquired companies, including Tesco Corporation.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Certain of our competitors have operations and employees only in the United States, whereas approximately 65 percent of our employees are located outside of the United States, in several different countries. In many of these countries the cost of living is much lower than in the United States, as is employee compensation. In light of this, we also conducted a review of compensation for our employees located only in the United States. We included all such employees, whether employed on a full-time, part-time, or seasonal basis. Compensation was annualized for employees who did not work the entire 12-month period. We determined that the annual total compensation of the median compensated U.S.-based employee, other than our CEO, was $86,305. The ratio of this employee’s compensation to that of our CEO was 1:164.

56	2018 Proxy Statement

COMPANY PROPOSALS (ITEMS 3-4)

ITEM 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As described above in detail under “Compensation Discussion and Analysis,” we seek to attract, retain and motivate leaders who understand the complexities of our business and can deliver positive business results for the benefit of our shareholders. We have structured our compensation program to accomplish this purpose. Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay outcomes that reward superior corporate and individual performance. The ultimate goal of our program is to increase shareholder value by providing executives with appropriate incentives to achieve our long-term business objectives.

We are aware of the concerns that have been expressed by our shareholders in the past with respect to certain elements of our executive compensation programs. We have, over the years, taken diligent steps to understand and address those concerns. To that end, we continue to provide a program of cash and performance-based equity awards designed to reward executives for superior performance, as measured by both financial and nonfinancial factors, and performance-based use equity awards to align executives’ interests with those of other shareholders.

Shareholders are asked to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. While the vote on executive compensation is nonbinding, the Board and the Compensation Committee will review the voting results and give consideration to the outcome. We ask our shareholders to vote on the following resolution at the meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual General Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and narrative disclosure.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; nor will it change the fiduciary duties of the Company, the Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

ITEM 4: APPROVE AMENDMENT NO. 1 TO THE COMPANY’S 2016 STOCK PLAN

The Company’s 2016 Stock Plan was approved by shareholders at the 2016 annual general meeting, and 8,000,000 shares were reserved for issuance thereunder. The 2016 Stock Plan allows us to grant equity incentive awards (including Performance Share and TSR Share awards, restricted shares, restricted share units, and options) to our employees, officers, non-employee directors, and certain contractors, as described in more detail below. On April 20, 2018, the Board unanimously approved, subject to shareholder approval, an amendment to the 2016 Stock Plan (“Amendment No. 1”) in order to:

•	Approve an additional 10,500,000 shares of our common stock for issuance under the 2016 Stock Plan (the “New Shares”);
•	Provide for a vesting period of not less than one year for awards of restricted stock and restricted stock units granted to our non-employee directors; and
•	Ratify the Board’s approval of a new director compensation policy that would limit each non-employee director’s individual compensation to a maximum of $550,000 per calendar year (the “Non-Employee Director Compensation Limitation”), as described in more detail below.

2018 Proxy Statement 57

If approved, Amendment No. 1 would become effective as of the date of shareholder approval. The material changes to the 2016 Stock Plan that would result from the approval of Amendment No. 1 are highlighted in the “Plan Description” section below. This description does not purport to be complete and is qualified in its entirety by the full text of Amendment No. 1, as well as the pre-amendment 2016 Stock Plan, both which are attached to this Proxy Statement as Annexes B and C, respectively.

The oil and gas drilling business is extremely competitive and we are currently operating in a particularly challenging business climate at this time. As a result, it is critical to our future operational success that we have the ability to structure compensation programs that will attract and retain highly skilled personnel. Granting equity awards is a necessary and powerful tool for us to attract and retain the personnel we need in order to promote our long-term growth and move our business forward, while simultaneously aligning the interests of employees and non-employee directors with our shareholders.

The Board recommends that you vote FOR approval of Amendment No. 1. By voting “FOR” approval of Amendment No. 1, you will be deemed to have also ratified the Non-Employee Director Compensation Limitation.

Vesting Period for Awards to Non-Employee Directors

Like many other public companies, including many of the companies included in our Peer Group, the Company uses annual grants of equity-based awards and cash retainer fees to attract and retain qualified individuals to serve on the Board. Our non-employee director grants are awarded under the 2013 Stock Plan and the 2016 Stock Plan. As currently in effect, both of these plans provide that restricted stock awards must have a vesting period of not less than three years, but allows for a shorter vesting period (of no less than one year) if vesting is conditioned upon the attainment of pre-established performance goals. We believe our current inability to grant time-based equity awards to non-employee directors with a vesting period shorter than three years puts the Company at a disadvantage compared to its competitors. To address this disadvantage, the Board is requesting that shareholders approve Amendment No. 1 to amend the 2016 Stock Plan to allow for the granting of awards to non-employee directors that vest over a period of less than three years (but not less than one year).

Non-Employee Director Compensation Limitation

On April 20, 2018, the Board approved a new non-employee director compensation policy that limits each non-employee director’s individual compensation to a maximum of $550,000 per calendar year (the “Non-Employee Director Compensation Limitation”). Under the Non-Employee Director Compensation Limitation, the Board has the authority to make decisions with respect to non-employee director compensation within the $550,000 limit; in other words, such compensation may consist of cash, equity or other amounts, but cannot in any event exceed $550,000 per non-employee director per calendar year. In the event the Board wishes to approve or provide compensation that exceeds the Non-Employee Director Compensation Limitation, the Board would be required to seek shareholder approval in order to do so. Although the Board approved the Non-Employee Director Compensation Limitation, it did not increase the amount of compensation currently payable to the Company’s non-employee directors; rather, the $550,000 limitation serves as a limit on the amount of compensation that can be paid or awarded to each non-employee director on an annual basis.

Share Increase

The 2016 Stock Plan and the 2013 Stock Plan are the only active shareholder-approved plans used to grant equity-based compensation awards. As of April 6, 2018, there were 2,703,186 shares remaining for issuance under the 2016 Stock Plan and 169,300 shares remaining for issuance under the 2013 Stock Plan. If Amendment No. 1 is approved by shareholders, an additional 10,500,000 shares would be reserved for issuance under the 2016 Stock Plan (the “New Shares”), with the maximum number of shares available for issuance of awards under the 2016 Stock Plan following the date of shareholder approval being equal to (i) the New Shares, plus (ii) the number of shares available for issuance under the 2016 Stock Plan as of immediately prior to the date of shareholder approval of Amendment No. 1, plus (iii) any shares that again become available for awards under the 2016 Stock Plan in accordance with the terms of the 2016 Stock Plan.

Under the 2016 Stock Plan, if a stock option expires or is cancelled or terminated, or if any shares underlying any other award is forfeited, the common shares underlying the stock option or other award will again be available for

58	2018 Proxy Statement

awards under the 2016 Stock Plan. In addition, to the extent common shares tendered as payment for the exercise of an award or delivered or withheld to satisfy tax withholding obligations with respect to awards granted under the 2016 Stock Plan, then the number of shares so tendered, delivered or withheld will again be available for delivery with respect to awards under the 2016 Stock Plan.

Based on current projections, we feel confident that the number of shares remaining available under both the 2013 Stock Plan and the 2016 Stock Plan is sufficient to cover anticipated employee and non-employee director awards through the end of fiscal year 2018. However, current projections also show that by the beginning of 2019, we may have an insufficient number of shares available to grant equity-based awards to our employees and non-employee directors as required pursuant to our existing compensation programs.

Because we typically grant equity-based awards earlier in the fiscal year than the date of our annual general meeting of shareholders, unless the New Shares are approved at our 2018 annual meeting of shareholders, we may not have enough shares available under our existing equity compensation plans in the beginning of 2019 to satisfy our next annual grant cycle. The Board, therefore, is requesting that shareholders approve the proposed Amendment No. 1 at this year’s annual meeting in order to avoid the possibility that there will be an insufficient number of shares available under the 2016 Stock Plan for grants to be made in early 2019.

If we are unable to adequately provide long-term equity compensation to incentivize our employees, or provide annual equity grants as part of compensation to our non-employee directors, we may lose key personnel to competitors, which would be detrimental to our operations. The Board is aware that some shareholders may have concerns that the approval of the New Shares may result in excess shares being granted to employees in 2018. However, at this time, we do not anticipate having to use the New Shares during 2018.

The 2016 Stock Plan was designed to comply with the requirements of applicable federal and state securities laws, and the Internal Revenue Code of 1986, as amended (the “Code”). Historically, the Company has structured its incentive compensation plans (including 2013 Stock Plan and the 2016 Stock Plan) with the intent that certain awards made thereunder qualify as “performance-based compensation” in an effort to exempt such compensation from the deduction limitation under Section 162(m) of the Code (“Section 162(m)”). Section 162(m) generally imposes a $1 million deduction limitation on the amount of compensation paid to certain of a public company’s executive officers in a given tax year. An exception to this deduction limitation was available with respect to compensation that qualified as “performance-based compensation” under Section 162(m), which required compliance with certain requirements set forth in Section 162(m) and the applicable regulations. As a result of new tax legislation that went into effect on December 22, 2017, this exception for performance-based compensation will not be available for taxable years beginning after December 31, 2017, unless such compensation qualifies for transition relief contemplated in the new tax legislation for certain written binding contracts in place as of November 2, 2017. Therefore, annual compensation paid under the 2016 Stock Plan (including awards made in respect of the New Shares) that exceeds the deduction limitation is not expected to be deductible to the Company.

In considering the New Shares to be issued under the 2016 Stock Plan if Amendment No. 1 is approved, the Board considered the Company’s historical equity grant practices, including the following:

As of December 31, 2017, dilution attributed to the Company’s equity compensation plans was approximately 4.58% and would increase by approximately 2.73% upon the reserve of an additional 10,500,000 shares for the 2016 Plan. “Dilution” is measured as the total number of shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of the weighted average number of common shares outstanding for that year.

Over the past three years, the “burn rate” was 1.64%, 1.85% and 1.02% for 2015, 2016 and 2017, respectively. The “burn rate,” as that term is used by Institutional Shareholder Services, Inc. (“ISS”), measures the number of shares under outstanding equity awards granted during the year (disregarding cancellations), as a percentage of the weighted average number of common shares outstanding for that year. We believe that our three-year average burn rate of 1.50% is well below the ISS recommendation of 3.74% for Russell 3000 companies in the Energy sector (Global Industry Classification Standard Code 10).

Over the past three years, the overhang rate was 2.61%, 3.96% and 3.06% for 2015, 2016 and 2017, respectively. The “overhang rate” for the Company’s active plans measures the total number of shares under all outstanding plan awards, plus the number of shares authorized for future plan awards, as a percentage of the common shares

2018 Proxy Statement 59

outstanding. Our overhang rate, although generally within the levels recommended by shareholder advisory groups, has traditionally been high as the result of our senior executives’ tendency to hold their stock options through industry cycles rather than liquidating profits, thus aligning their interests with those of other shareholders.

The Board recommends that you vote FOR approval of Amendment No. 1. By voting “for” approval of Amendment No. 1, you will be deemed to have also ratified the Non-Employee Director Compensation Limitation.

PLAN DESCRIPTION

The following is a brief description of the principal features of the 2016 Stock Plan and changes contemplated by the proposed amendment highlighted.

GENERAL

As of the date of its approval by the shareholders, the 2016 Stock Plan reserved a maximum of 8,000,000 common shares for issuance under the 2016 Plan. As of April 6, 2018, there were 2,703,186 shares remaining for issuance under the 2016 Stock Plan and 169,300 shares remaining for issuance under the 2013 Stock Plan. If Amendment No. 1 is approved by shareholders, an additional 10,500,000 shares would be reserved for issuance under the 2016 Stock Plan (the “New Shares”), with the maximum number of shares available for issuance for awards under the 2016 Stock Plan following the date of shareholder approval being equal to (i) the New Shares, plus (ii) the number of shares available for issuance under the 2016 Stock Plan as of immediately prior to the date of shareholder approval of Amendment No. 1, plus (iii) any shares that again become available for awards under the 2016 Stock Plan in accordance with the terms of the 2016 Stock Plan.

Under the 2016 Stock Plan, if a stock option expires or is cancelled or terminated, or if any shares underlying any other award is forfeited, the common shares underlying the stock option or other award will again be available under the 2016 Stock Plan. In addition, to the extent common shares tendered as payment for the exercise of an award (as described below) or delivered or withheld to satisfy tax withholding obligations with respect to awards granted under the 2016 Stock Plan, then the number of shares so tendered, delivered or withheld will again be available for delivery with respect to awards under the 2016 Stock Plan.

No individual participant, including any non-employee director, may be granted awards under the 2016 Stock Plan in any calendar year covering more than 3,000,000 shares. If Amendment No. 1 is approved, the total amount of compensation (including both cash and equity-based awards) payable to non-employee directors will be limited to $550,000 per non-employee director per calendar year. Following the shareholder’s approval of the New Shares, no more than 18,500,000 shares may be issued in the form of incentive stock options. In the event of any change in the Company’s capitalization or in the event of a corporate transaction such as a merger, amalgamation, consolidation, separation or similar event, the 2016 Stock Plan provides that the appropriate adjustments will be made, including to the number and class of common shares available for issuance or grant and in the number and/or price of shares subject to outstanding awards.

Types of Awards

The following awards may be granted under the 2016 Stock Plan

•	stock options, including incentive stock options and non-qualified stock options;
•	restricted stock;
•	restricted stock units;
•	stock appreciation rights; and
•	stock bonuses.

These awards are described in more detail below.

Administration

The 2016 Stock Plan is administered by the Board or, in the discretion of the Board, a committee of the Board. The Board has delegated administration of the 2016 Stock Plan to the Compensation Committee. For convenience, the administrator of the 2016 Stock Plan will be referred to below as the Committee.

60	2018 Proxy Statement

The Committee may, subject to the provisions of the 2016 Stock Plan, determine the persons to whom awards will be granted, the type of awards to be granted, the number of shares to be made subject to awards and the exercise price, as applicable. The Committee may determine other terms and conditions that shall apply to awards, interpret the 2016 Stock Plan and prescribe, amend and rescind rules and regulations relating to the 2016 Stock Plan. The Committee may delegate to any of our employees (or a committee of employees) the authority to grant awards to our employees who are not our executive officers or directors. The terms and conditions of each award granted under the 2016 Stock Plan will be set forth in a written award agreement.

The Committee in its discretion may condition payment under the award in whole or in part on the attainment of (or a specified increase or decrease in) one or more of the following business criteria as applied to an award recipient under the 2016 Stock Plan and/or a division, business unit or line of business of the Company or its subsidiaries:

(i)	Income before federal taxes and net interest expense;
(ii)	Achievement of specific and measurable operational objectives in the areas of rig operating costs, accident records, downtime and employee turnover;
(iii)	Completion of one or more specifically designated tasks identified as being important to the strategy or success of the Company;
(iv)	Working capital, generally defined to include receivables;
(v)	Inventories and controllable current liabilities, measured either in absolute dollars or relative to sales;
(vi)	Earnings growth, revenues, expenses, stock price, net operating profit after taxes, market share, days sales outstanding, return on assets, equity, capital employed or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet, income statement or cash flow objectives;
(vii)	Earnings per share, operating income, gross income, cash flow, gross profit, gross profit return on investment, gross margin return on investment, gross margin, operating margin, earnings before interest and taxes, earnings before interest, tax, depreciation and amortization, return on equity, return on assets, return on capital, return on invested capital, net revenues, gross revenues, revenue growth, annual recurring revenues, recurring revenues, license revenues, sales or market share, total shareholder return, economic value added;
(viii)	The growth in the value of an investment in the common shares assuming the reinvestment of dividends; or
(ix)	reduction in operating expenses.

For any year or other performance period, the performance criteria may be applied on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks or relative to levels attained in prior years.

Eligibility

Awards may be granted under the 2016 Stock Plan to employees, directors and consultants of the Company or its subsidiaries or affiliates, as selected by the Committee in its sole discretion.

Awards may be granted under the 2016 Stock Plan from time to time in substitution for awards held by employees, non-employee directors or service providers of other companies who are about to become employees of the Company or a subsidiary or affiliate as the result of a merger or consolidation or other corporate event involving the employing company, as the result of which it merges with or becomes a subsidiary or affiliate of the Company. The terms and conditions of the awards so granted may vary from the terms and conditions otherwise set forth in the 2016 Stock Plan as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are made.

2018 Proxy Statement 61

Terms and Conditions of Options

Stock options granted under the 2016 Stock Plan may be either “incentive stock options,” as that term is defined in Section 422 of the Code, or non-qualified stock options (i.e., any option that is not an incentive stock option). The exercise price of a stock option granted under the 2016 Stock Plan will be determined by the Committee at the time the option is granted, but the exercise price may not be less than the fair market value of a common share (determined generally as the closing price per common share of the Company on the date of grant). Stock options are exercisable at the times and upon the conditions that the Committee may determine, as reflected in the applicable award agreement. The Committee will also determine the maximum duration of the period during which the option may be exercised, which may not exceed ten years from the date of grant.

The option exercise price must be paid in full at the time of exercise, and is payable (in the discretion of the Committee) by any one of the following methods or a combination thereof:

•	In cash or cash equivalents,
•	By the surrender of previously acquired common shares that have been held by the participant for at least six months prior to the date of surrender, or
•	To the extent permitted by applicable law, through a “cashless exercise” procedure acceptable to the Committee.

Restricted Stock

The 2016 Stock Plan provides for awards of common shares that are subject to restrictions on transferability and other restrictions that may be determined by the Committee in its discretion. Such restrictions will lapse on terms established by the Committee. Except as may be otherwise provided under the award agreement relating to the restricted stock, a participant granted restricted stock will have all the rights of a shareholder (for instance, the right to receive dividends on the shares of restricted stock, if any, and the right to vote the shares). The restricted period shall not be less than three years, but the restricted period can be shortened to one or more years if vesting of the restricted stock is conditioned upon the attainment of one or more the performance goals identified above or other corporate or individual performance goals established by the Committee at the time of grant. If Amendment No. 1 is approved by shareholders, the foregoing restricted period requirement will be not less than one year for awards to non-employee directors.

Restricted Stock Units

The 2016 Stock Plan provides for awards of restricted stock units which, upon vesting, entitle the participant to receive an amount in cash or common shares (as determined by the Committee and set forth in the applicable award agreement) equal to the fair market value of the number of shares made subject to the award. Vesting of all or a portion of a restricted stock unit award may be subject to terms and conditions established by the Committee. As with awards of restricted stock, the restricted period shall not be less than three years, but the restricted period can be shortened to one or more years if vesting of the restricted stock unit is conditioned upon the attainment of one or more of the performance goals identified above or other corporate or individual performance goals established by the Committee at the time of grant. If Amendment No. 1 is approved by shareholders, the foregoing restricted period requirement will not apply to awards granted to non-employee directors.

Stock Appreciation Rights (“SARs”)

The 2016 Stock Plan provides that the Committee, in its discretion, may award SARs, either in tandem with stock options or freestanding and unrelated to options. The grant price of a freestanding SAR will be not less than the fair market value of a common share. The grant price of tandem SARs will equal the exercise price of the related option. Tandem SARs may be exercised for all or part of the shares subject to the related option upon surrender of the right to exercise the equivalent portion of the related option. Freestanding SARs may be exercised upon the terms and conditions imposed by the Committee in its discretion. SARs will be payable in cash, common shares or a combination of both, as determined in the Committee’s discretion and set forth in the applicable award agreement.

Stock Bonuses

The 2016 Stock Plan provides that the Committee, in its discretion, may award common shares to employees that are not subject to restrictions on transferability or otherwise, but only in lieu of salary or a cash bonus otherwise payable to the employee.

62	2018 Proxy Statement

Change in Control

The Committee in its discretion may provide that, in the event of a change in control (as defined in an applicable award agreement), whether alone or in combination with other events, the vesting and exercisability restrictions on any outstanding award that is not yet fully vested and exercisable will lapse in part or in full.

Termination of Employment

Unless otherwise determined by the Committee in an award agreement, upon a termination of a participant’s employment or service other than for cause or resignation, respectively, a participant’s vested options will expire upon the earlier of the option expiration date or the 90th day following the termination date. If a participant’s employment or service is terminated for cause or resignation, respectively, all options, whether vested or unvested, will be forfeited and cancelled as of the termination date. In addition, if a participant’s employment with the Company terminates, but the participant continues to serve as a member of the Board, such participant’s options will expire upon the earlier of the option expiration date or the 90th day following the termination date. The effect of a termination of a participant’s employment on other types of awards will be set forth in the applicable award agreement.

Amendment and Termination

The Board of Directors may modify or terminate the 2016 Stock Plan or any portion of the 2016 Stock Plan at any time, except that an amendment that requires shareholder approval in order for the 2016 Stock Plan to continue to comply with any applicable law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of our shareholders. In addition, any amendment to the 2016 Stock Plan or an award agreement that reduces the exercise price of any outstanding option, and any amendment that would increase the Non-Employee Director Compensation Limitation, will also be subject to the approval of our shareholders. No awards may be granted under the 2016 Stock Plan after the day prior to the tenth anniversary of the date on which shareholders approved the 2016 Stock Plan, but awards granted prior to that time may continue after such time in accordance with their terms.

STOCK PLAN BENEFITS

The terms and number of options or other awards to be granted in the future under the 2016 Stock Plan using the New Shares are to be determined in the discretion of the Committee. Because no such determinations have been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers, directors or other eligible employees cannot be determined at this time, although the Company intends to make awards to such groups under the 2016 Stock Plan consistent with its existing compensation practices. As of April 6, 2018, the closing price on the NYSE of a common share was $6.69. During 2017, equity awards were granted under the 2013 Stock Plan and 2016 Stock Plan (the “Active Stock Plans”) to the Company’s named executive officers as set forth in the table captioned “2017 Grants of Plan Based Awards.” As a group, the Company’s executive officers received 866,092 shares of restricted stock. A total of 935,339 shares of restricted stock were granted to all of the Company’s other officers and employees as a group. The Company’s non-employee directors were granted 188,484 shares under the Active Stock Plans for their service during 2017. We expect the majority of shares to be granted in 2019 to come from the 2016 Stock Plan.

2018 Proxy Statement 63

CURRENT AWARDS OUTSTANDING

Set forth below is information as of April 6, 2018 regarding shares currently outstanding under the 2016 Stock Plan, the 2013 Stock Plan, the 2003 Employee Stock Plan (“2003 Plan”), and the 1999 Stock Option Plan for Non-Employee Directors (“1999 Plan”). The Company made its annual award grant to employees in the first quarter of 2018, and those awards are included in the data below.

	2016 Stock Plan		2013 Stock Plan	2003 Plan	1999 Plan	Total	Weighted Average
Stock options outstanding	—		68,000	3,832,207	501,415	4,401,622	N/A
Weighted average exercise price	—		$14.45	$13.10	$12.15	N/A	$13.01
Weighted average remaining contractual life	—		7.15 years	1.89 years	7.53 years	N/A	2.62 years
Restricted stock outstanding (unvested)	4,875,864		3,514,497	—	0	8,390,361	N/A
Shares remaining for grant	2,703,186	(1)	169,300 (2)	—	1,054,585	3,927,071	N/A
(1)	Any remaining shares under the 2016 Plan will be available for grant until June 6, 2026. We do not anticipate making any material grants between April 6, 2018 and June 5, 2018.
(2)	Any remaining shares under the 2013 Plan will be available for grant until June 4, 2023. We do not anticipate making any material grants between April 6, 2018 and June 5, 2018.

For additional information regarding share-based awards previously granted, please see Note 7 to our consolidated financial statements in our 2017 Annual Report.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following tables provide information about our equity compensation plans (1999 Plan, 2003 Plan, 2013 Stock Plan and 2016 Stock Plan) as of December 31, 2017 and as of the record date, respectively:

As of December 31, 2017

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders	3,930,817	$13.10	5,756,169
Equity compensation plans not approved by security holders	463,279	$12.58	1,092,721
Total	4,394,096		6,848,890

As of April 6, 2018

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders	3,900,207	$13.13	2,872,486
Equity compensation plans not approved by security holders	501,415	$12.15	1,054,585
Total	4,401,622		3,927,071

64	2018 Proxy Statement

Following is a brief summary of the material terms of the plans that have not been approved by our shareholders. Unless otherwise indicated, (1) each plan is administered by an independent committee appointed by the Company’s Board; (2) the exercise price of options granted under each plan must be no less than 100% of the fair market value per common share on the date of the grant of the option; (3) the term of an award granted under each plan may not exceed 10 years; (4) options granted under the plan are nonstatutory options (“NSOs”) not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”); and (5) unless otherwise determined by the committee in its discretion, options may not be exercised after the optionee has ceased to be employed by the Company.

1999 Stock Option Plan for Non-Employee Directors

The plan reserves for issuance up to 3,000,000 common shares of the Company pursuant to the exercise of options granted under the plan. The plan is administered by the Board or a committee appointed by the Board. Eligible directors may not consider or vote on the administration of the plan or serve as a member of the committee. Options may be granted under the plan to non-employee directors of the Company. Options vest and become non-forfeitable on the first anniversary of the option grant if the optionee has continued to serve as a director until that day, unless otherwise provided. In the event of termination of an optionee’s service as a director by reason of voluntary retirement, declining to stand for re-election or becoming a full-time employee of the Company or a subsidiary of the Company, all unvested options granted under the plan automatically expire and are not exercisable, and all unexercised options continue to be exercisable until their stated expiration date. In the event of death or disability of an optionee while the optionee is a director, the then-outstanding options of such optionee become exercisable for two years from the date of the death or disability. All unvested options automatically vest and become non-forfeitable as of the date of death or disability and become exercisable for two years from the date of the death of the optionee or until the stated expiration date, whichever is earlier. In the event of the termination of an optionee’s service as a director by the Board for cause or the failure of such director to be re-elected, the administrator of the plan in its sole discretion can cancel the then-outstanding options of the optionee, including options that have vested, and those options automatically expire and become non-exercisable on the effective date of the termination.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS AND OTHER AWARDS

The following is a brief summary of the current United States federal income tax consequences of awards under the 2016 Stock Plan to participants who are subject to United States tax. This summary is not intended to be complete and does not describe state, local or foreign tax consequences, or the effect of the alternative minimum tax, and is not intended to be tax guidance to participants in the 2016 Stock Plan.

Stock Options. An optionee will generally not recognize taxable income upon receipt of a nonqualified stock option to purchase common shares. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the common shares over the exercise price. The tax basis of the common shares in the hands of the optionee will equal the exercise price paid for common shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the common shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the common shares will recognize short-term or long-term capital gain or loss measured by the difference between the tax basis of the common shares and the amount realized on the sale. Subject to the deduction limitation under Section 162(m) of the Code, the Company will generally be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. Any such deduction will be allowed at the same time the optionee recognizes the income.

An optionee will generally not recognize income upon the grant of an incentive stock option to purchase common shares and will not generally recognize income upon exercise of the option, provided that the optionee is an employee of Company at all times from the date of grant and exercises such options within 90 days of a termination of employment. If an optionee who has exercised an incentive stock option sells the common shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the common shares before the expiration of the foregoing holding periods will generally recognize ordinary income upon the sale in an amount equal to the difference between the sales price and the exercise price, and subject to the deduction limitation under Section 162(m) of the Code, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

2018 Proxy Statement 65

Other Awards. The current United States federal income tax consequences of other awards authorized under the 2016 Stock Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise or settlement; (ii) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (iii) restricted stock units and performance awards are generally subject to ordinary income tax at the time of settlement, and (iv) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. Subject to the deduction limitation under Section 162(m) of the Code, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 4, THE APPROVAL OFAMENDMENT NO.1 TO THE 2016 STOCK PLAN

66	2018 Proxy Statement

ADDITIONAL INFORMATION

SHAREHOLDER MATTERS

Bermuda has exchange controls applicable to residents in respect of the Bermuda dollar. As an exempted company, the Company is considered to be non-resident for such exchange control purposes; consequently, there are no Bermuda governmental restrictions on the Company’s ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, no Bermuda withholding tax on dividends or other distributions, or any Bermuda tax computed on profits or income or on any capital asset, gain or appreciation will be payable by the Company or its operations, and there is no Bermuda tax in the nature of estate duty or inheritance tax applicable to shares, debentures or other obligations of the Company held by non-residents of Bermuda.

2019 SHAREHOLDER PROPOSALS

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 annual general meeting of shareholders must submit their proposals, and their proposals must be received at our principal executive offices, no later than December 27, 2018. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Bye-laws, in order to be properly brought before the 2019 annual general meeting, a shareholder notice of the matter the shareholder wishes to present must be delivered to the Corporate Secretary in person or by courier at the address shown on notice of meeting at the beginning of this Proxy Statement or by mail at P.O. Box HM3349, Hamilton, HMPX Bermuda, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of this year’s meeting (provided, however, that if the 2019 annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual general meeting is mailed or public disclosure of the date of the annual general meeting is made, whichever first occurs). As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Bye-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 7, 2019 and no later than April 6, 2019.

OTHER MATTERS

Other than the presentation of the annual audited financial statements for the Company’s 2017 fiscal year, the Board knows of no other business to come before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying form of proxy, or their substitutes, will vote in their discretion on such matters.

NABORS INDUSTRIES LTD.

Mark D. Andrews
Corporate Secretary

Dated: April 26, 2018

2018 Proxy Statement 67

ANNEX A

RECONCILIATION OF NON-GAAP MEASURES

2017
(in thousands)
OPERATING REVENUES:
Drilling & Rig Technologies
U.S.	$805,223
Canada	82,929
International	1,474,060
Rig Technologies	234,542
Subtotal Drilling & Rig Technologies	$2,737,455
Other reconciling items	(173,170)
Total operating revenues	$2,564,285

ADJUSTED EBITDA:
Drilling & Rig Technologies
U.S.	$161,294
Canada	17,335
International	509,181
Drilling Solutions	32,926
Rig Technologies	(19,434)
Subtotal Drilling & Rig Technologies	$701,302
Other reconciling items	(157,339)
Total adjusted EBITDA	$543,963

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:
Adjusted EBITDA	$543,963
Depreciation and amortization	(842,943)
Operating income (loss)	(298,980)
Earnings (losses) from unconsolidated affiliates	7
Interest expense	(222,889)
Investment income (loss)	1,194
Impairments and other charges	(44,536)
Other, net	(14,880)
Income (loss) from continuing operations before income taxes	$(580,084)

Income tax expense (benefit)	(82,970)
Income (loss) from continuing operations, net of tax	(497,114)
Income (loss) from discontinued operations, net of tax	(43,519)
Net Income (loss)	(540,633)
Less: Net (income) loss attributable to non-controlling interest	(6,187)
Net income (loss) attributable to Nabors	$(546,811)

2018 Proxy Statement A-1

ANNEX B

AMENDMENT NO. 1 TO
NABORS INDUSTRIES LTD.
2016 STOCK PLAN

WHEREAS, Nabors Industries Ltd. (the “Company”) has heretofore adopted the Nabors Industries Ltd. 2016 Stock Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects (“Amendment No. 1”), subject to approval by the Company’s shareholders.

NOW, THEREFORE, the Plan shall be amended as follows, effective as of April 20, 2018, subject to approval by the Company’s shareholders:

1.	The first sentence of Section 4(a) of the Plan shall be deleted and the following shall be substituted therefor:

“(a) There shall be reserved and available for issuance under the Plan 18,500,000 Common Shares, no more than 18,500,000 of which may be issued in the form of Incentive Stock Options.”

2.	Section 4(c) of the Plan shall be deleted and the following shall be substituted therefore:

“(c) The aggregate number of Shares with respect to which Awards under this Plan (including Awards payable in cash but denominated in Common Shares, i.e., cash-settled Restricted Stock Units or SARs) may be granted to any individual Participant during any calendar year shall not exceed 3,000,000. Notwithstanding the foregoing, the maximum amount of compensation that may be awarded to any single Director in any calendar year (including Awards under the Plan, determined based on the Fair Market Value of such Award(s) as of the grant date, as well as any cash fees) shall be $550,000.”

3.	The fourth sentence of Section 8(d) shall be deleted and the following shall be substituted therefor:

“The Vesting Period shall be not less than (x) one year for Awards granted to Directors and (y) three years for all other Awards, provided that the Vesting Period may be shorter (but not less than one year) if the vesting of the Restricted Stock is conditioned upon the attainment of pre-established Performance Goals or other corporate or individual performance goals.”

4.	The last sentence of Section 9(b) shall be deleted and the following shall be substituted therefor:

“Notwithstanding the foregoing provisions of this Section 9, if a Restricted Stock Unit is to be settled in Common Shares, the Restricted Stock Unit shall vest not earlier than (x) one year from the date of grant for Awards granted to Directors and (y) three years from the date of grant for all other Awards, provided that the Restricted Stock Unit may vest earlier (but not less than one year from the date of grant) if the vesting of the Restricted Stock Unit is conditioned upon the attainment of pre-established Performance Goals or other corporate or individual performance goals.”

5.	Subsection 13(a)(ii) of the Plan shall be deleted and the following shall be substituted therefore:

“(ii) any amendment shall be subject to approval of shareholders if such approval is required in order to satisfy the requirements of any applicable section of the Code, stock exchange rules or other law, or if such amendment would result in an increase to the maximum limitation on Director compensation set forth in Section 4(c) of the Plan.”

6.	As amended hereby, the Plan is specifically ratified and reaffirmed.

2018 Proxy Statement B-1

This Amendment No. 1 is subject to, and shall become effective only upon, approval by the Company’s shareholders.

Except as specifically amended by this Amendment No. 1, the Plan shall remain in full force and effect in accordance with its terms.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

B-2	2018 Proxy Statement

IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 1 to be executed this 20th day of April, 2018, effective for all purposes as provided above.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Mark D. Andrews Corporate Secretary

2018 Proxy Statement B-3

ANNEX C

NABORS INDUSTRIES LTD.
2016 STOCK PLAN

Section 1.   Purpose of Plan.

The name of this plan is the Nabors Industries Ltd. 2016 Stock Plan (the “Plan”). The purpose of the Plan is to provide additional incentive to those officers, employees, directors and consultants of the Company and its Subsidiaries and Affiliates whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Subsidiaries and Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Stock Bonuses. The Plan is intended to permit awards that satisfy the requirements of section 162(m) of the Code and shall be interpreted in a manner consistent with the requirements thereof.

Section 2.   Definitions.

For purposes of the Plan, in addition to terms defined elsewhere in the Plan, the following terms shall be defined as set forth below:

(a)	“Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.
(b)	“Affiliate” means any corporation or other entity, more than 50% of the voting power of the outstanding voting securities of which is owned by the Company, its Subsidiaries, or any other Affiliate.
(c)	“Award” means an award of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or a Stock Bonus under the Plan.
(d)	“Award Agreement” means, with respect to any Award, the written agreement between the Company and the Participant setting forth the terms and conditions of the Award.
(e)	“Board” means the Board of Directors of the Company.
(f)	“Cause” means, unless otherwise provided in the Award Agreement: (i) the conviction of a Participant for a felony or other crime involving fraud and/or moral turpitude; (ii) dishonesty, willful misconduct or material neglect, which neglect causes material harm to the Company, of a Participant with respect to the Company or any of its Affiliates; (iii) any intentional act on the part of a Participant that causes material damage to the Company and/or its Affiliates’ reputation; (iv) appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company or its Affiliates by a Participant; (v) misappropriation (or an overt act attempting misappropriation) of any funds of the Company or its Affiliates by a Participant; (vi) the failure of a Participant to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by the Participant, provided Participant has been given reasonable written notice thereof and opportunity to cure and no cure has been effected within a reasonable time after such notice; or (vii) the failure of a Participant to perform or observe any of the material terms or conditions of the Participant’s employment other than by reason of illness, injury or incapacity, provided the Participant has been given reasonable written notice thereof and opportunity to cure and no cure has been effected within a reasonable time after such notice.
(g)	“Change in Capitalization” means any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, amalgamation, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise; or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company.
(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

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(i)	“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Unless otherwise determined by the Board, the composition of the Committee shall at all times consist solely of persons who are (i) ”nonemployee directors” as defined in Rule 16b-3 issued under the Exchange Act, (ii) ”outside directors” as defined in section 162(m) of the Code; and (iii) ”independent directors” within the meaning of section 303A.02 of the NYSE Listed Company Manual; provided, however, with respect to powers to grant and establish terms of Awards to Directors and all other powers that are expressly reserved to the Board under the Plan, references to “Committee” shall mean the Board.
(j)	“Common Shares” means the common shares, par value $0.001 per share, of the Company.
(k)	“Company” means Nabors Industries Ltd., a Bermuda exempted company (or any successor corporation).
(l)	“Consultant” means any individual, other than a Director or Employee, who renders consulting services to the Company or an Affiliate for compensation.
(m)	“Director” means a member of the Board who is not an Employee or Consultant (other than in that individual’s capacity as a Director).
(n)	“Disability” means (1) any physical or mental condition that would qualify a Participant for a disability benefit under any long-term disability plan maintained by the Company (or by the Subsidiary or Affiliate by which he is employed); (2) when used in connection with the exercise of an Incentive Stock Option following Termination of employment, disability within the meaning of section 22(e)(3) of the Code; or (3) such other condition as may be determined in the sole discretion of the Administrator to constitute Disability. Notwithstanding the foregoing, in the case of any item of income under an Award to which the foregoing definition would apply with the effect that the income tax under section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Disability” included and met the requirements of a “disability” within the meaning of Treasury regulation section 1.409A-3(i)(4), then the term “Disability” herein shall mean, but only with respect to the income so affected, (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the receipt of income replacements by the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for a period of not less than three months under the Company’s accident and health plan.
(o)	“Eligible Recipient” means an Employee, Director or Consultant.
(p)	“Employee” means an employee of the Company or an Affiliate.
(q)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(r)	“Exercise Price” means the per share price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.
(s)	“Fair Market Value” of a Common Share as of a particular date shall mean (1) the closing sale price reported for such share on the national securities exchange or national market system on which such share is principally traded on such date (or, if there were no trades on such date, on the most recently preceding day on which there was a sale), or (2) if the Common Shares are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Administrator in good faith in its sole discretion.
(t)	“Freestanding SAR” means an SAR that is granted independently of any Options, as described Section 11 hereof.
(u)	“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships of the Participant; trusts for the benefit of such immediate family members; or partnerships in which such immediate family members are the only partners.

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(v)	“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of section 422 of the Code, or any successor provision, and that is designated by the Administrator as an Incentive Stock Option.
(w)	“Nonqualified Stock Option” means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.
(x)	“Option” means an Incentive Stock Option, a Nonqualified Stock Option, or either or both of them, as the context requires.
(y)	“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 3 hereof, to receive grants of Options or Stock Appreciation Rights or awards of Restricted Stock, Restricted Stock Units, or a Stock Bonus. A Participant who receives the grant of an Option is sometimes referred to herein as “Optionee.”
(z)	“Performance Goal” shall mean goals or levels of performance based upon achievement of certain financial or operational criteria of the Company established by the Committee for each Plan year. The Performance Goals may be based upon one or more of the following performance criteria for the Company, or other performance period or any one or more of its divisions, business units, Subsidiaries or lines of business: income before federal taxes and net interest expense; achievement of specific and measurable operational objectives in the areas of rig operating costs, accident records, downtime and employee turnover; completion of one or more specifically designated tasks identified as being important to the strategy or success of the Company; working capital, generally defined to include receivables; inventories and controllable current liabilities, measured either in absolute dollars or relative to sales; earnings growth, revenues, expenses, stock price, net operating profit after taxes, market share, days sales outstanding, return on assets, equity, capital employed or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement balance sheet, income statement or cash flow objectives; earnings per share; operating income; gross income; cash flow; gross profit; gross profit return on investment; gross margin return on investment; gross margin; operating margin; earnings before interest and taxes; earnings before interest, tax, depreciation and amortization; return on equity; return on assets; return on capital; return on invested capital; net revenues; gross revenues; revenue growth; annual recurring revenues; recurring revenues; license revenues; sales or market share; total shareholder return; economic value added; the growth in the value of an investment in the Common Shares assuming the reinvestment of dividends; or reduction in operating expenses. For any Plan year or other performance period, the Performance Goals may be applied on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or industry benchmarks or relative to levels attained in prior years.
(aa)	“Restricted Stock Unit” means the right to receive a Share or the Fair Market Value of a Share in cash granted pursuant to Section 9 hereof.
(bb)	“Restricted Stock” means Shares subject to certain restrictions granted pursuant to Section 8 hereof.
(cc)	“Shares” means Common Shares and the common equity of any successor security.
(dd)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to Section 11 hereof.
(ee)	“Stock Bonus” means the right to receive a Share granted pursuant to Section 10 hereof.
(ff)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain.
(gg)	“Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Section 11 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).
(hh)	“Ten Percent Owner” has the meaning set forth in Section 7(b).

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(ii)	“Termination” when used with respect to a Participant means that the employment or service relationship between the Participant and the Company and its Affiliates as an Employee, Director, and/or Consultant has, in the judgment of the Committee, ended.

Section 3.   Administration.

(a)	The Plan shall be administered by the Board or, at the Board’s sole discretion, by the Committee, which shall serve at the pleasure of the Board. Pursuant to the terms of the Plan, the Administrator shall have the power and authority, without limitation:
(i)	to select those Eligible Recipients who shall be Participants;
(ii)	to determine in an Award Agreement whether and to what extent Options or Stock Appreciation Rights or awards of Restricted Stock, Restricted Stock Units, or a Stock Bonus are to be granted hereunder to Participants;
(iii)	to determine in an Award Agreement the number of Shares to be covered by each Award granted hereunder;
(iv)	to determine in an Award Agreement the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder;
(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options or Stock Appreciation Rights or awards of Restricted Stock, Restricted Stock Units, or Stock Bonus granted hereunder;
(vi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(vii)	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan.
(b)	All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
(c)	The Administrator in its discretion may condition entitlement to an Award in whole or in part on the attainment of one or more Performance Goals. The Administrator shall establish any such Performance Goal not later than 90 days after the commencement of the period of service to which the Award relates if the period equals or exceeds one year (or if the period is shorter, 25% of such period of service), and once granted, the Administrator shall not have discretion to increase the amount payable under such Award, provided, however, that whether or not an Award is intended to constitute qualified performance based compensation within the meaning of section 162(m) of the Code, the Administrator shall have the authority to make appropriate adjustments in Performance Goals under an Award to reflect the impact of extraordinary items not reflected in such Performance Goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations as defined in APB Opinion No. 30 or FAS No. 144, and (6) such other items as may be prescribed by section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

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(d)	Subject to section 162(m) of the Code and except as required by Rule 16b-3 under the Exchange Act with respect to grants of Awards to individuals who are subject to section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3 under the Exchange Act or other applicable law, the Administrator may delegate all or any part of its authority under the Plan to an Employee, Employees or committee of Employees.
(e)	If at any time (whether before or after Termination of employment) a majority of either the Board or the Committee determines that a Participant has engaged in fraud, embezzlement, theft, commission of a felony, dishonesty, or any other conduct inimical to the Company, either the Board or the Committee (as the case may be) may provide for the immediate forfeiture of any Award held by the Participant, whether or not then vested. Any determination by the Board or Committee (as the case may be) under this subsection (e) shall be final, conclusive and binding on all persons.

Section 4.   Shares Reserved for Issuance Under the Plan.

(a)	There shall be reserved and available for issuance under the Plan 8,000,000 Common Shares, no more than 8,000,000 of which may be issued in the form of Incentive Stock Options.

The grant of any Restricted Stock Units or SARs that may be settled only in cash shall not reduce the number of Common Shares with respect to which Awards may be granted pursuant to the Plan.

(b)	Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that (i) an Option expires or is otherwise cancelled or terminated without being exercised as to the underlying Shares, (ii) any Shares subject to any award of Stock Appreciation Rights, Restricted Stock, Restricted Stock Unit, or Stock Bonus are forfeited, (iii) payment for an Option upon exercise is made with Shares owned by the Optionee, (iv) Shares are withheld from payment of an Award in satisfaction of any federal, state or local income tax and applicable employment tax withholding requirements, or (v) Shares are surrendered in payment of the exercise price or purchase price of an Award, such Shares shall again be available for issuance in connection with future Awards granted under the Plan.
(c)	The aggregate number of Shares with respect to which Awards under this Plan (including Awards payable in cash but denominated in Common Shares, i.e., cash-settled Restricted Stock Units or SARs) may be granted to any individual Participant, including nonemployee directors, during any calendar year shall not exceed 3,000,000.
(d)	Separate certificates or a book-entry registration representing Common Shares shall be delivered to a Participant pursuant to an Award contemplating delivery of Shares; provided, however, any Shares subject to a Restricted Stock Award may be held in the custody of the Company until the vesting conditions of such Award are satisfied.

Section 5.   Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and/or kind of Common Shares or other property reserved for issuance under the Plan, (ii) the kind, number and/or option price of Shares or other property subject to outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and/or purchase price of Shares or other property subject to outstanding awards of Restricted Stock, and Restricted Stock Units granted under the Plan, and (iv) the limitation on awards to an individual Participant set forth in Section 4(c) in each case as may be determined by the Administrator, in its sole discretion. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Awards in exchange for payment in cash or other property of the Fair Market Value of the Shares covered by such Awards reduced (but not below zero), in the case of Options, by the Exercise Price thereof, and in the case of Stock Appreciation Rights, by the grant price thereof, or by any other applicable purchase price.

Section 6.   Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients. The Administrator shall have the authority to grant to any Eligible Recipient Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or a Stock Bonus.

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Section 7.   Options.

(a)	General. Options may be granted alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Administrator may from time to time approve. The provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company, in such form as the Administrator shall determine, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in paragraphs (b)-(i) of this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.
(b)	Exercise Price. The per share Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not be less than 100% of the Fair Market Value per Share on such date (or, in the case of Incentive Stock Options, 110% of the Fair Market Value per Share on such date if, on such date, the Eligible Recipient owns (or is deemed to own under the Code) stock possessing more than 10% (a “Ten Percent Owner”) of the total combined voting power of all classes of shares of the Company or its Subsidiaries).
(c)	Option Term. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted. If the Eligible Participant is a Ten Percent Owner, an Incentive Stock Option may not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.
(d)	Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals or other corporate or individual performance goals, as shall be determined by the Administrator in its sole discretion. The Administrator may also provide that any Option shall be exercisable only in installments.
(e)	Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of any properly executed cashless exercise procedure, subject to approval by the Administrator, (ii) in the form of unrestricted Shares already owned by the Optionee to the extent the Shares have a Fair Market Value on the date of surrender equal to the aggregate option price of the Shares as to which such Option shall be exercised, provided that, in the case of an Incentive Stock Option, the right to make payment in the form of already owned Shares may be authorized only at the time of grant, or (iii) any combination of the foregoing. For example, the Administrator may permit an Optionee to pay all or a portion of the aggregate exercise price by withholding from the Shares issuable to the Optionee upon the exercise of the Option Shares with a Fair Market Value (determined as of the same day as the exercise of the Option) equal to all or a portion of the exercise price to be so paid.
(f)	Rights as Shareholder. An Optionee shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to the Option until the Optionee has given written notice of exercise, has paid in full for such Shares, and has satisfied the requirements of Section 15 hereof.
(g)	Nontransferability of Options. The Optionee shall not be permitted to sell, transfer, pledge or assign any Option other than by will and the laws of descent and distribution, and all Options shall be exercisable during the Participant’s lifetime only by the Participant, in each case, except as set forth in the following two sentences. During an Optionee’s lifetime, the Administrator may, in its discretion, permit the transfer, assignment or other encumbrance of an outstanding Option if such Option is a Nonqualified Stock Option or an Incentive Stock Option that the Administrator and the Participant intend to change to a Nonqualified Stock Option. Subject to the approval of the Administrator and to any conditions that the Administrator may

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prescribe, an Optionee may, upon providing written notice to the Company, elect to transfer any or all Options described in the preceding sentence (i) to or for the benefit of members of his or her Immediate Family, (ii) by instrument to an inter vivos or testamentary trust, or (iii) for charitable purposes.

(h)	Termination of Employment or Service. Except as otherwise provided in an Award Agreement, upon a Participant’s Termination of employment or service with the Company or any Affiliate for any reason other than the Participant’s resignation or Termination for Cause, all outstanding Options granted to such Participant that are vested on the date of Termination shall not expire until the earlier of the stated expiration date of the Options or 90 days following the date of Termination. Except as otherwise provided in an Award Agreement, upon a Participant’s Termination of employment or service with the Company or any Affiliate for Cause or due to the Participant’s resignation, all outstanding Options granted to such Participant shall expire and be forfeited on the date of such Termination (whether or not then vested or exercisable).
(i)	Continued Service as a Director. Notwithstanding anything to the contrary in the Plan, for purposes of Section 7(h) above, in the event a Participant who is also a Director for the Company has a Termination of employment but continues to serve as a Director of the Company, such Participant’s Option shall not expire 90 days following the date of Termination as is provided in Section 7(h) above, but instead shall continue in full force and effect until such Participant ceases to be a Director of the Company, but in no event beyond the stated expiration date of the Options as set forth in the applicable Award Agreement.
(j)	Limitation on Incentive Stock Options. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and any other stock option plan of the Company or any Subsidiary or Affiliate shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

Section 8.   Restricted Stock.

(a)	General. Awards of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan and shall be evidenced by an Award Agreement. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Awards of Restricted Stock shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock; and the Restricted Period (as defined in Section 8(d)) applicable to awards of Restricted Stock. The provisions of the awards of Restricted Stock need not be the same with respect to each Participant.
(b)	Purchase Price. The price per Share, if any, that a Recipient must pay for Shares purchasable under an award of Restricted Stock shall be determined by the Administrator in its sole discretion at the time of grant.
(c)	Awards and Certificates. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement evidencing the Award and delivered a fully executed copy thereof to the Company, within such period as the Administrator may specify after the award date. Such Award of Restricted Stock may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates. If a stock certificate is issued, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award, provided that the Company may require that the stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.
(d)	Vesting/Nontransferability. Any Award of Restricted Stock granted pursuant to this Section 8 shall be subject to the restrictions on transferability set forth in this paragraph (d). During such period as may be set by the Administrator in the Award Agreement (the “Vesting Period”), the Participant shall not be permitted to sell, transfer, pledge, hypothecate or assign Shares of Restricted Stock awarded under the Plan except by will or the laws of descent and distribution. The Administrator may also impose such other restrictions and conditions, including the attainment of pre-established Performance Goals or other corporate or individual performance goals, on Restricted Stock as it determines in its sole discretion. The Vesting Period shall be not less than three years, provided that the Vesting Period may be shorter (but not less than one year) if vesting of the Restricted Stock is conditioned upon the attainment of pre-established Performance Goals or

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other corporate or individual performance goals. However, in no event shall the Vesting Period end with respect to a Restricted Stock Award prior to the satisfaction by the Participant of any liability arising under Section 15 hereof. Any attempt to dispose of any Restricted Stock in contravention of any such restrictions shall be null and void and without effect.

(e)	Rights as a Shareholder. Except as provided in Section 8(c) and (d), the Participant shall possess all incidents of ownership with respect to Shares of Restricted Stock during the Vesting Period, including the right to receive or reinvest dividends with respect to such Shares (except that the Administrator may provide in its discretion that any dividends paid in property other than cash shall be subject to the same restrictions as those that apply to the underlying Restricted Stock) and to vote such Shares. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such awards of Restricted Stock except as the Administrator, in its sole discretion, shall otherwise determine.
(f)	Termination of Employment. The rights of Participants granted an Award of Restricted Stock upon Termination of employment with the Company or any Subsidiary or Affiliate for any reason during the Vesting Period shall be set forth in the Award Agreement governing such Award.

Section 9.   Restricted Stock Units.

(a)	Vesting. At the time of the grant of Restricted Stock Units, the Administrator may impose such restrictions or conditions to the vesting of such Restricted Stock Units as it, in its sole discretion, deems appropriate, to be contained in the Award Agreement, including the attainment of pre-established Performance Goals or other corporate or individual performance goals. The Administrator may divide such Restricted Stock Units into classes and assign different vesting conditions for each class. Provided that all conditions to the vesting of a Restricted Stock Unit are satisfied, and except as provided in Section 9(c), upon the satisfaction of all vesting conditions with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest. The provisions of the awards of Restricted Stock Units need not be the same with respect to each Participant.
(b)	Benefit Upon Vesting. Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive, within 30 days of the date on which such Restricted Stock Unit vests, an amount in cash or, in the Company’s sole discretion, in Common Shares with a Fair Market Value equal to the sum of (1) the Fair Market Value of a Common Share on the date on which such Restricted Stock Unit vests and (2) the aggregate amount of cash dividends paid with respect to a Common Share during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which such Share vests. Notwithstanding the foregoing provisions of this Section 9, if a Restricted Stock Unit is to be settled in Common Shares, the Restricted Stock Unit shall vest not earlier than three years from the date of grant, provided that the Restricted Stock Unit may vest earlier (but not less than one year from the date of grant) if vesting of the Restricted Stock Unit is conditioned upon the attainment of pre-established Performance Goals or other corporate or individual performance goals.
(c)	Termination of Employment. The rights of Participants granted a Restricted Stock Unit upon Termination of employment with the Company or any Subsidiary or Affiliate for any reason before the Restricted Stock Unit vests shall be set forth in the Award Agreement governing such Award.

Section 10.   Stock Bonus Awards.

In the event that the Administrator grants a Stock Bonus, such Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates. If a share certificate for the Common Shares constituting such Stock Bonus is issued, such certificate shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable. The Fair Market Value of the Shares subject to a Stock Bonus shall not exceed the salary or cash bonus otherwise payable to the Participant on the date of grant, and the Stock Bonus shall be in lieu of an amount of the Participant’s salary or cash bonus equal to such Fair Market Value.

Section 11.   Stock Appreciation Rights.

(a)	Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator in its sole discretion. The

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Administrator may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. The Administrator in its sole discretion shall determine the number of SARs granted to each Participant (subject to Section 4 hereof) and, consistent with the provisions of the Plan, the terms and conditions pertaining to such SARs, including any conditions relating to the attainment of pre-established Performance Goals or other corporate or individual performance goals as may be determined by the Administrator in its sole discretion. The provisions of the awards of SARs need not be the same with respect to each Participant.

(b)	Grant Price. The grant price of a Freestanding SAR shall be not less than the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Exercise Price of the related Option.
(c)	Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an Incentive Stock Option: (i) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.
(d)	Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Administrator, in its sole discretion, imposes upon them.
(e)	SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Administrator shall determine.
(f)	Term of SARs. The term of an SAR granted under the Plan shall be determined by the Administrator, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.
(g)	Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(i)	the difference between the Fair Market Value of a Share on the date of exercise over the grant price;

by

(ii)	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Administrator’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

Section 12.   Effect of Corporate Change.

(a)	Board Action. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of a “corporate change” defined in paragraph (c) below) or upon Termination of employment or service under specified circumstances during a specified period following such a corporate change, the Board shall have the authority in its sole discretion without the consent or approval of any Participant, to take any one or more of the following actions with respect to the Awards on such terms and conditions as it may determine, which alternatives may vary among individual Participants and which may vary among Awards held by any individual Participant:
(i)	the Board may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Board or the Committee, after which specified date all

2018 Proxy Statement C-9

unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Board or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii)	the Board may require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Awards held by such Participants (irrespective of whether such Awards are then exercisable or vested under the provisions of the Plan) as of a date specified by the Board or the Committee, in which event the Board or the Committee shall thereupon cancel such Awards, and the Company shall pay (or cause to be paid) to each Participant with respect to his or her surrendered and cancelled Awards an amount in cash or other property equal to the Fair Market Value of the Shares covered by such Awards as of the date of such surrender and cancellation, reduced (but not below zero), in the case of Options, by the Exercise Price(s) thereof, and in the case of Stock Appreciation Rights, the grant price(s) thereof, or by any other applicable purchase price;
(iii)	the Board may waive all restrictions and conditions of all Restricted Stock and Restricted Stock Unit then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restricted Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the corporate change or such other date as may be determined by the Board;
(iv)	the Board may cause the acquirer to assume the Plan and the Awards or exchange the Awards for awards for the acquirer’s stock;
(v)	the Board may terminate the Plan and all outstanding unvested or unexercised Awards as of the date of the corporate change; and
(vi)	the Board may make such adjustments to Awards then outstanding as the Board deems appropriate to reflect such corporate change and to prevent the dilution or enlargement of rights (provided, however, that the Board may determine in its sole discretion that no adjustment is necessary to Awards then outstanding), including without limitation, adjusting such an Award to provide that the number and class of shares of stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring entity, or a parent or subsidiary thereof, or other property (including, without limitation, cash) as determined by the Board in its sole discretion.
(b)	Notwithstanding the above provisions of this Section 12, the Board shall not be required to take any action described in the preceding provisions of this Section 12, and any decision made by the Board, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 12 shall be final, binding and conclusive with respect to the Company and all other interested persons. Further, nothing in this Section 12 shall be interpreted to preclude the Administrator from taking any action permitted pursuant to Section 5 hereof with respect to a corporate change that also constitutes a Change in Capitalization.
(c)	For purposes of this Section 12, the term “corporate change” shall mean (i) the Company shall not be the surviving entity in any merger, consolidation or other business combination or reorganization (or survives only as a subsidiary of any entity), (ii) the Company sells, leases, or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) the individuals who, as of February 19, 2016, constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of the office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board).

C-10	2018 Proxy Statement

Section 13.   Amendment and Termination.

(a)	The Board may amend, alter or discontinue the Plan, but (i) no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent, and (ii) any amendment shall be subject to approval of shareholders if such approval is required in order to satisfy the requirements of any applicable section of the Code, stock exchange rules or other law.
(b)	Notwithstanding anything to the contrary in the Plan or the Award Agreement, the Committee may amend the terms of any Award theretofore granted, prospectively or retrospectively, and may provide for accelerated vesting of an Award upon the occurrence of a change in control or such other event as the Committee shall determine, or upon a Participant’s death, disability, or Termination of employment or service (other than Participant’s retirement or Termination of employment or service by the Company or an Affiliate for Cause), but only to the extent that such acceleration of vesting would not cause the application of section 409A of the Code or create adverse tax consequences under section 409A. No Award that is intended to qualify as performance-based compensation under section 162(m) of the Code shall provide or allow for vesting other than as permitted by that section. Subject to Section 4 of the Plan, no amendment to any Award shall impair the rights of any Participant without his or her consent.
(c)	Any amendment (including any decrease in the Exercise Price of any outstanding Option) shall be subject to the approval of the shareholders of the Company if such approval is required in order to satisfy the requirements of any applicable section of the Code, stock exchange rules or other law.

Section 14.   Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15.   Withholding Taxes.

(a)	Whenever cash is to be paid pursuant to an Award, the Company (or Subsidiary or Affiliate, as the case may be) shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local tax withholding requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company (or Subsidiary or Affiliate, as the case may be) shall have the right to require the Participant to remit to the Company (or Subsidiary or Affiliate, as the case may be) in cash an amount sufficient to satisfy any federal, state and local tax withholding requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery Shares or by delivering Shares already owned by the Participant, in each case having a value equal to the amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award. Notwithstanding the preceding provisions of this Section 15(a), withholding taxes may be based on rates in excess of the minimum required tax withholding rates if (i) the Administrator (A) determines that such withholding would not result in adverse accounting, tax or other consequences to the Company or any Affiliate (other than immaterial administrative reporting or similar consequences) and (B) authorizes withholding at such greater rates and (ii) the holder of the Award consents to such withholding at such greater rates.
(b)	If the Participant makes a disposition, within the meaning of section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an Incentive Stock Option, and such disposition occurs within the two-year period commencing on the day after the date of grant or within the one-year period commencing on the day after the date of exercise, such Participant shall, within ten (10) days of such disposition, notify the Company (or Subsidiary or Affiliate, as the case may be) thereof and thereafter immediately deliver to the Company (or Subsidiary or Affiliate, as the case may be) any amount of federal, state or local income taxes and other amounts which the Company (or Subsidiary or Affiliate, as the case may be) informs the Participant the Company (or Subsidiary or Affiliate, as the case may be) is required to withhold.

2018 Proxy Statement C-11

Section 16.   General Provisions.

(a)	Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any interests in the Plan or any Common Shares to be issued hereunder or to effect similar compliance under any state laws.
(b)	All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such agreements and representations as the Administrator, in its sole discretion, deems necessary or desirable.
(c)	Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval, if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of an Eligible Recipient at any time.
(d)	No fractional Common Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(e)	If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected, but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.
(f)	The Plan and all Awards shall be governed by the laws of the State of Delaware without regard to its principles of conflict of laws.
(g)	Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become employees of the Company or a Subsidiary or Affiliate as the result of a merger or consolidation of the employing corporation with the Company or Subsidiary or Affiliate, or the acquisition by the Company or a Subsidiary or Affiliate of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary or Affiliate of the shares of the employing corporation, as the result of which it becomes a Subsidiary or Affiliate under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the Administrator may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are made.
(h)	Section 409A.
(i)	The Plan is intended to comply with the section 409A of the Code and the Treasury regulations promulgated thereunder, including the exemption for short-term deferrals, and it shall be construed, interpreted and administered in accordance with such intent. The Company makes no representations that the Plan, the administration of the Plan, or the amounts payable hereunder comply with, or are exempt from, section 409A of the Code and the Company undertakes no obligation to ensure such compliance or exemption. If an operational failure occurs with respect to the section 409A of the Code, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Secretary of the Treasury.

C-12	2018 Proxy Statement

(ii)	For purposes of section 409A of the Code, each payment made under this Plan and the Award Agreement shall be designated as a “separate payment” within the meaning of section 409A of the Code.
(iii)	In the event that the Termination of a Participant would affect the timing of the payment of any Award that provides for the “deferral of compensation” under section 409A of the Code and the Treasury regulations promulgated thereunder, unless otherwise provided in the Award Agreement, “Termination” shall mean, but only for purposes of determining the timing of such payment (and not for any other purposes, such as the determination of the occurrence of a forfeiture a “separation from service” within the meaning of Treasury regulation section 1.409A-1(h).
(iv)	In the event any one or more amounts payable under any Award (whether in cash, Shares or otherwise) constitute a “deferral of compensation” and become payable on account of the “separation from service” (within the meaning of Treasury regulation section 1.409A-1(h)) of a Participant who as of the date such separation from service is a “specified employee” (as defined in Treasury regulation section 1.409A-1(i)), such amounts shall not be paid to the Participant (or his or her beneficiary, if applicable) before the earlier of (i) the first day of the seventh calendar month beginning after the date of the Participant’s separation from service or (ii) the date of the Participant’s death following such separation from service. Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence. The purpose of this Section 16(h)(v) is to comply with Treasury regulation section 1.409A-3(i)(2), and its provisions, including the quoted terms, shall be interpreted and administered in accordance with the applicable Treasury regulations.

Section 17.   Shareholder Approval; Effective Date of Plan.

The Plan shall be effective as of the date of its approval by the Company’s shareholders.

Section 18.   Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the date the Plan is approved by the Company’s shareholders, but Awards theretofore granted may extend beyond that date.

2018 Proxy Statement C-13

mirror_mod.use_x = False
mirror_mod.use_y = False
mirror_mod.use_z = True
#selection at the end -add ba
mirror_ob.select= 1
modifier_ob.select=1

NABORS

CROWN HOUSE
SECOND FLOOR
4 PAR-LA-VILLE ROAD
HAMILTON, BERMUDA HM 08

WWW.NABORS.COM

NABORS INDUSTRIES LTD. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E45981-P03335	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NABORS INDUSTRIES LTD.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All ☐	All ☐	Except ☐

1.	ELECTION OF DIRECTORS

Nominees:
	01) Tanya S. Beder	05) Anthony G. Petrello
	02) James R. Crane	06) Dag Skattum
	03) John P. Kotts	07) John Yearwood
04) Michael C. Linn

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.	Appointment of PricewaterhouseCoopers LLP as independent auditor and to authorize the Audit Committee of the Board of Directors to set the independent auditor’s remuneration.						☐	☐	☐

3.	Advisory vote to approve the compensation paid by the Company to its named executive officers as disclosed in the Proxy Statement.						☐	☐	☐

4.	Approval of Amendment No. 1 to the Company’s 2016 Stock Plan.						☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees for the Board of Directors listed under proposal 1 and FOR proposals 2, 3 and 4. If any other matters properly come before the meeting the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E45982-P03335

NABORS INDUSTRIES LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Anthony G. Petrello, Mark D. Andrews, and William J. Restrepo, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of Nabors Industries Ltd. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 10:00 AM, Central Time on June 5, 2018, at Nabors Corporate Services, Inc., 515 W. Greens Rd., Houston, TX 77067, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE UNDER PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE